As filed with the Securities and Exchange Commission on December 11, 2019

Registration No. 333-229028

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 5 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIT BOXX HOLDINGS LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5940	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification number)

13/F, Le Diamant

703 Nathan Road

Mongkok, Kowloon

Hong Kong

Tel: +852.2944.6856

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Yiu Kwong Chan

Chief Executive Officer

13/F, Le Diamant

703 Nathan Road

Mongkok, Kowloon

Hong Kong

Tel: +852.2944.6856

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 21st Floor, CCB Tower 3 Connaught Road Central Hong Kong SAR Tel: +852.3923.1111 Fax: +852.3923.1100	Ralph De Martino, Esq. Cavas Pavri, Esq. Schiff Hardin LLP 901 K Street NW Suite 700 Washington, DC 20001 Tel: +1.202.778.6400 Fax: +1.202.778.6460

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$0.000003 per share	2,300,000	$6.50	$14,950,000	$1,940.51
Underwriter Warrants(2)	161,000	-	-	-
Ordinary shares underlying Underwriter Warrants(2)	161,000	$7.80	$1,255,800	163.00
Total	2,461,000	$-	$16,205,800	$2,103.51	(4)

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions. Includes up to 300,000 ordinary shares, subject to the underwriter’s over-allotment option.

(2)	We have agreed to issue, on the closing date of this offering, warrants to our underwriter, WestPark Capital, Inc. (the “Underwriter”), in an amount equal to 7% of the aggregate number of ordinary shares sold by the Registrant (the “Underwriter Warrants”). The exercise price of the Underwriter Warrants is equal to 120% of the price of the ordinary shares offered hereby.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(4)	$3,210.62 previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)	Dated December 11, 2019

FIT BOXX HOLDINGS LIMITED

2,000,000 Ordinary Shares

This is the initial public offering of our ordinary shares. It is currently estimated that the initial public offering price per ordinary share will be between US$5.00 and US$6.50. Currently, no public market exists for our ordinary shares. We have applied for our ordinary shares to be listed on the NASDAQ Capital Market (“NASDAQ”) under the symbol “FBOX”. There is no guarantee or assurance that our ordinary shares will be approved for listing on NASDAQ.

We are an “emerging growth company”, as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements.

Investing in our ordinary shares is highly speculative and involves a significant degree of risk.  See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered before making a decision to purchase our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

PRICE US$        PER ORDINARY SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to us before expenses

Offering without Over-subscription	US$	US$	US$

Offering with Over-subscription	US$	US$	US$

(1) See “Underwriting” for additional disclosure regarding underwriting compensation payable by us.

We have granted the underwriters the right to purchase up to an additional 300,000 ordinary shares to cover over-allotments.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares against payment in U.S. dollars in New York, New York on or about          , 2019.

WestPark Capital, Inc.

The date of this prospectus is

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any free-writing prospectus. We are offering to sell, and seeking offers to buy, the ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares.

We have not taken any action to permit a public offering of the ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ordinary shares and the distribution of the prospectus outside the United States.

i

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning on page 7. We note that our actual results and future events may differ significantly based upon a number of factors.  The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

All references to “we,” “us,” “our,” “Company,” “Registrant” or similar terms used in this prospectus refer to Fit Boxx Holdings Limited, a Cayman Islands company, unless the context otherwise indicates.

Overview

We were founded in 2009 and are principally engaged in the sourcing, marketing, selling and distribution of a variety of beauty device products and fitness and health care products, as well as other products, which are mainly for home use, under various brands through our sales and distribution network in Hong Kong and the People’s Republic of China (PRC).

Our revenue is principally derived from the sales of (i) beauty device product, (ii) fitness and health care product and (iii) other products. Our beauty device product segment mainly consists of beauty devices for hair removal, wrinkle reduction, skin lifting, anti-acne treatment, rejuvenation of the skin’s appearance and body slimming and other health accessories. Our fitness and health care product segment mainly consists of treadmills, exercise bikes, elliptical trainers, steppers and other fitness accessories, such as trampolines, yoga gears, dumbbells, boxing gears, heart rate monitors and diagnostic scales. Other products include traveler’s items, anti-pollution masks, sandals and electrical heated blankets.

In 2017, 2018 and for the nine months ended September 30, 2018, 2019, our total revenues were US$30.7 million, US$37.4, US$32.0 million and US$25.9 million, respectively. Our net income was US$3.6 million, US$5.8 million, US$5.9 million and US$3.0 million in 2017 2018, and for the nine months ended September 30, 2018, 2019, respectively.

Strategic Initiatives

Our mission statement is to improve the quality of people’s lifestyle at home and become one of the leading wellness solutions retailers in Asia. We focus on providing compelling value proposition by offering a unique combination of product breadth, value, mix and convenience with a distinctive specialty retail experience and environment. We are currently selling more than 500 products across the categories of beauty devices, fitness and health care products and other lifestyle products.

We have created a welcoming shopping environment desired for convenience. Our stores are predominantly located in convenient, high-traffic locations such as shopping malls and department stores. We have also developed a highly effective key opinion leader (“KOL”) based online sales strategy that we believe has translated into a unique competitive advantage contributing to our financial success.

We aim to become a go-to operator in the beauty and lifestyle industry with direct operation in China’s major online channels by developing strong partnerships with Chinese distributors in other different online and retail channels from different provinces. We plan to implement the following strategies to further develop and expand our business:

●	acquire and obtain rights for innovative and exclusive products from suppliers;

●	deliver a distinctive and personalized customer experience across all channels;

●	deliver an exceptional merchandise mix of beauty device and lifestyle products;

●	promote our trading name of “CosmoBoxx” and create our own-brand products with the brand name of “CosmoBoxx”;

●	diversify the format of our stores to include pop-up stores and grow e-commerce to serve more customers;

●	invest in infrastructure to support customer experience and growth, and scale efficiencies; and

●	improve on timing and effectiveness of our marketing activities.

The Chinese beauty device product and lifestyle markets are continuing to expand while distribution channels continue to shift from department stores to specialty retail and online stores. According to iResearch, China’s retail e-commerce is expected to reach RMB12.7 trillion by 2022, taking over 24% of the total consumer goods retail value. We believe our competitive strengths will position us to capture additional market share in the industry. Our long term growth strategy is to increase total net sales by opening new stores, entering new markets in Asia, adding stores to existing markets, remodeling old stores, and increasing e-commerce sales. We intend to increase profitability by offering an optimal mix of products and leveraging our fixed store costs. We also intend to expand our margins by increasing our market appearance, brand recognition and image. We believe we will increase operating efficiencies through our incremental investment in people, systems and supply chain required to support our in-store shops and pop-up stores, coupled with a successful e-commerce platform.

Competitive Strengths

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

●	Diversified portfolio of beauty devices, fitness and health care products and other products offered by us

●	Multiple sales and distribution channels

●	Experienced and dedicated management team

Risks Associated With Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under the “Risk Factors” section of this prospectus in deciding whether to invest in our securities. Among these important risks are the following:

●	we rely on the supply of products by a few major suppliers;

●	the success of our business depends, to a large extent, on our ability to secure distribution rights with certain major brand owners;

●	if we are unable to rely on the services and connections of our key personnel, or retain the current key personnel, our business could be adversely affected;

●	we are exposed to risks of obsolete and slow-moving inventory which may adversely impact our cash flow and liquidity;

●	we have not entered into long-term agreements with the customers and there is no assurance that our current relationship with any customer can be continued in the future;

●	our business and sales are subject to the business strategies of the brand owners;

●	we cannot assure that our products can meet consumer preferences and needs, and will continue to gain market acceptance and secure market share;

●	we may not be able to renew our existing leases for our retail outlets when they expire, or if they are terminated, on terms acceptable to us;

●	our marketing activities are essential to maintain and enhance the brand images of our products and the success of our business;

●	we conduct our business in the PRC through e-commerce platforms. Risks associated with e-commerce platforms may adversely affect our business and reputation;

●	we rely on external manufacturers for production of our own-brand products;

●	we are exposed to credit risks of our corporate customers. If any of our major corporate customer experiences any financial difficulty, our business with such corporate customers and the settlement process of their outstanding amounts owing to us may be adversely affected which may in turn adversely affect our liquidity, results of operations and profitability; and

●	our products may cause unexpected or undesirable side effects unknown to us that may result in costly product returns or recalls, or even legal actions against us.

History and Corporate Structure

The Company was incorporated under the laws of the Cayman Islands as an offshore holding company on May 14, 2015. The Company owns 100% of the equity interest in Fit Boxx Co. Ltd., a company incorporated under the laws of the British Virgin Islands on May 20, 2015. Through Fit Boxx Co. Ltd. (“Fit Boxx BVI”), the Company indirectly own 100% of the equity interest in Fit Boxx Trading Company Limited (“Fit Boxx HK”), a company incorporated under the laws of Hong Kong on June 18, 2009. Fit Boxx HK owns 100% of the equity interest in Fit Boxx Import and Export Trading (Shenzhen) Company Limited (“Fit Boxx Shenzhen”), a company established in the PRC on October 31, 2012.

The following diagram illustrates our corporate structure immediately following the consummation of this offering:

We are a “controlled company” under the rules of the NASDAQ, and may be exempt from certain corporate governance requirements, though we do not intend to rely on such exemptions. See “Risk Factors— Risks Related to Our Ordinary Shares and This Offering —As a “controlled company” under the rules of the NASDAQ, we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.”

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our Ordinary shares less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Corporate Information

Our principal executive offices are located at 13/F, Le Diamant, 703 Nathan Road, Mongkok, Kowloon, Hong Kong. Our telephone number at this address is +852.2944.6856. Our registered office in the Cayman Islands is located at c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., 10 E. 40th Street, 10th Floor, New York, NY 10016.

Our website is http://www.fitboxx.com. The information contained on our website or any third party websites is not a part of this prospectus.

The Offering

Shares being offered:	2,000,000 ordinary shares (or 2,300,000 ordinary shares if the underwriters exercise their over-allotment option in full).

Initial offering price:	We currently estimate that the initial public offering price will be between US$5.00 and US$6.50 per share.

Number of ordinary shares outstanding before the offering:	9,000,000 of our ordinary shares are outstanding as of the date of this prospectus.

Number of ordinary shares outstanding after the offering:	11,000,000 ordinary shares (or 11,300,000 ordinary shares if the underwriter exercise its over-allotment option in full, comprised of 300,000 ordinary shares).

Gross proceeds to us, net of underwriting discount but before expenses:	$12,167,000 assuming no exercise of the underwriter’s warrants, full exercise of the over-subscription option and an initial public offering price of US$5.75 per share, which is the midpoint of the estimated range of the initial public offering price.

Over-allotment option:	We have granted to the underwriter an option, exercisable within 60 days from the date of this prospectus, to purchase up to an aggregate of 300,000 additional ordinary shares.

Use of proceeds:	We plan to use the net proceeds of this offering primarily for general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds” on page 24.

Lock-up	We, all of our directors and officers and certain shareholders have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of six months after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed NASDAQ Symbol:	FBOX

Risk factors:	Investing in our ordinary shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7.

Summary Consolidated Financial and Operating Data

The following summary consolidated financial statements for the years ended December 31, 2018, 2017 and for the nine months ended September 30, 2019 are derived from our consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Our historical results for any period are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For nine months ended September 30,	For nine months ended September 30,	For years ended December 31,
	2019	2018	2018	2017
Consolidated Statements of Operations and Comprehensive Income Data:
Revenues	$25,919,066	$31,979,009	$37,396,901	$30,715,414
Gross profit	13,133,936	16,227,559	19,182,250	14,603,089
Operating costs and expenses	9,364,453	8,543,592	11,623,986	9,390,134
Income from operations	3,769,483	7,683,967	7,558,264	5,212,955
Net other (income) expense	(44,068)	(4,970)	(1,952)	43,973
Provision for income taxes	853,569	1,796,674	1,784,423	1,540,685
Net income	2,959,982	5,892,263	5,775,793	3,628,297
Other comprehensive income:
Foreign currency translation gain	(66,843)	227,628	252,114	153,629
Comprehensive income	2,893,139	6,119,891	6,027,907	3,781,926
Net income per share – basic and diluted	0.33	0.65	0.64	0.40
Weighted average number of shares - basic and diluted	9,000,000	9,000,000	9,000,000	9,000,000

	As of September 30,	As of December 31,
	2019	2018	2017
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,276,338	$1,965,659	$3,643,141
Total current assets	18,936,233	18,879,702	13,419,192
Total assets	20,002,265	19,968,156	14,440,042
Total current liabilities	986,290	2,409,791	4,412,823
Total non-current liabilities	203,901	274,388	136,191
Total liabilities	1,190,191	2,684,179	4,549,014
Total equity	18,812,074	17,283,977	9,891,028
Total liabilities and equity	20,002,265	19,968,156	14,440,042

RISK FACTORS

An investment in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ordinary shares. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We rely on the supply of products by a few major suppliers

For each of the two years ended December 31, 2018 and December 31, 2017,and for the none months ended September 30, 2019 our top five suppliers accounted for approximately 92%, 93% and 98% of our total purchases, respectively. We cannot assure you that we will successfully maintain our business relationship with our top five suppliers or diversify our supplier portfolio, and there is no assurance that our suppliers will continue to supply their products to us in the future at all or maintain a stable source of supply of products to us. If any of our top five suppliers cease doing business with us or reduces its business volume or any of our top five suppliers suffers a decline, there is also no assurance that we would be able to source similar products from alternative channels at all, or at commercially reasonable prices, or in a timely manner or at favorable terms, our business and financial results would be adversely affected.

The success of our business depends, to a large extent, on our ability to secure distribution rights with certain major brand owners

Currently, we have entered into distribution agreements with 6 brand owners, which accounted for approximately 93% and 94% of our purchases for the two years ended December 31, 2018 and December 31, 2017, respectively, and 96% of our purchases for the nine months ended September 30, 2019. Pursuant to the agreements, they have granted distribution rights to us for distribution of certain beauty devices and fitness and health care products in Hong Kong, the PRC and/or Macau. If we cannot fulfil our obligations under the distribution agreements, the brand owners are entitled to revoke the distribution rights or terminate the distribution agreements with us.

Furthermore, the duration of each of these distribution agreements with brand owners is generally from one to three years. We cannot assure that such distribution agreements can be renewed, or can be renewed on commercially reasonable terms in the future. If we fail to renew the distribution agreements with the major brand owners, our business and financial results would be materially and adversely affected.

If we are unable to rely on the services and connections of our key personnel, or retain the current key personnel, our business could be adversely affected

Our growth has been heavily dependent on the services provided by our management team, in particular our founders, Mr. Yiu Kwong Chan and Mr. Hon Ming Li. They manage our business operation, develop and execute our business strategies and manage the relationship with our key product suppliers and corporate customers. Therefore, our future success relies on our ability to retain the services of these key management personnel. If any of these key personnel are unable or unwilling to continue to provide services to us in his or her original position, and we are unable to find suitable replacements, we may not be able to continue our operations effectively and efficiently, and our business and financial conditions could be adversely affected.

We are exposed to risks of obsolete and slow-moving inventory which may adversely impact our cash flow and liquidity

The total amount of our inventories were approximately $10.0 million, $6.5 million and $9.2 million as of December 31, 2018 and 2017, and for the nine months ended September 30, 2019, and accounted for approximately 50%, 45% and 44% of our total assets, respectively. The demand for our beauty device products and fitness and health care products is highly dependent on customers’ preferences, which are beyond our control. Any increase in inventory may adversely affect our working capital. If we cannot manage our inventory level efficiently in the future, our liquidity and cash flow may be adversely affected. Further, if we fail to source appropriate products to suit consumer preferences in the future, the volume of obsolete and slow-moving inventory may increase and we may need to either sell off such inventory at a lower price or write off such inventory, in the event of which our financial position and results of operations may be materially and adversely affected.

We have not entered into long-term agreements with the customers and there is no assurance that our current relationship with any customer can be continued in the future

During the two years ended December 31, 2018 and 2017, and for the nine months ended September 30, 2019, approximately 34%, 30% and 36%, respectively, of our sales were direct sales to general public consumers. They generally place a single purchase order with us for each purchase. The remainder of our sales of 66%, 70% and 64% are sales to our corporate customers, such as chain retailers and other distributors and retailers. None of them have entered into any long-term purchase agreements with us. The volume of the customers’ purchase orders and the product mix may vary significantly subject to trends and needs, and we may be difficult to forecast the number of future orders. As a result, our business, results of operations and financial condition may vary from period to period, depending on the volume of purchase orders from the customers, whether existing or new. Moreover, as there is no long-term agreement with us, there is no assurance that our relationship with any customer will continue on the same or similar terms, and the customers are free to terminate their respective relationship with us at any time in the future.

Our business and sales are subject to the business strategies of the brand owners

For the two years ended December 31, 2018 and 2017, and for the nine months ended September 30, 2019, approximately 98%, 97% and 98% of our revenue were attributed to sales of branded products sourced from brand owners around the world. Our business and sales are heavily dependent on the market receptiveness of, and demand for, the products being provided by various brand owners. The overall business strategies and product development plans adopted by these brand owners and their ability to maintain and develop the brands are therefore essential to our business.

As we have limited or no influence on the decisions made by the brand owners in relation to their business strategies, in particular, the production of their existing products and development of new products, we cannot assure that the brand owners will be able to maintain and further develop their brands and/or products, or that our customers will continue to show preferences to their brands and/or products. If the strategies of the brand owners turn out to be unsuccessful or due to any other reasons the marketability of the brands falls substantially, the profitability of our business would be materially and adversely affected.

We cannot assure that our products can meet consumer preferences and needs, and will continue to gain market acceptance and secure market share

We sell and distribute a variety of beauty device products and fitness and health care products to the general public through our distribution network, which includes chain retailers, third party e-commerce platforms, online group buying platforms, other distributors and retailers and our own retail outlets and websites. The general acceptance by consumers of the brands and products marketed by us is of vital importance to our success and it hinges on a number of factors such as brand image, product quality and customer loyalty. Our success also depends, to a large extent, on our ability to offer a diversified portfolio of products that can meet the changing consumer preferences and needs. There is no assurance that the existing products distributed and sold by us will be able to satisfy changes in consumer preferences and needs.

We may also fail to anticipate, identify or respond to the constant changes in relation to consumer preferences and needs on a timely basis, nor can we assure that we will be able to gain or increase market receptiveness and market share for our products.

Consumer preferences and needs for products and brands can change from time to time for various reasons, including negative publicity regarding our products, emergence of competitive products and brands, or a general decrease in demand for the beauty device  products and fitness and health care products distributed and sold us. Any of these events could adversely affect our competitive advantage and market share, which in turn could materially and adversely affect our business, financial condition and results of operation.

We may not be able to renew our existing leases for our retail outlets when they expire, or if they are terminated, on terms acceptable to us

We enter into leases in order to obtain retail space for our retail outlets. Generally, the terms of our leases of retail outlets are for a period of six months to three years. We typically negotiate with the landlords three to six months prior to the expiration of the leases for their renewal. We cannot assure that we will be able to renew any of our leases on favorable or otherwise acceptable terms and conditions, in particular, those regarding rental amount. If existing leases cannot be renewed, we will have to find alternative premises that may not be located in areas that offer similar business environments and competitive advantage or similar pricing. In addition, failure to renew such leases will provide an opportunity for competitors to move into such retail spaces previously identified and occupied by us as strategically favorable point of sale. Accordingly, failure to secure such retail spaces on terms that are acceptable to us may materially and adversely affect our business, financial condition and results of operations.

Our marketing activities are essential to maintain and enhance the brand images of our products and the success of our business

Our success depends considerably on our ability to develop, maintain and enhance the brand image of both the branded products sold by us and our own-brand products. The ability to maintain and enhance our brand recognition and reputation depends primarily on the success of our marketing and promotional efforts. We have put substantial resources into promoting the products by various media advertisements and sponsorships of events in order to enhance the brand recognition of our products. However, there is no assurance that our marketing and promotional efforts will achieve the expected results. If we fail to successfully market and promote the carried brands, the brand recognition of the products distributed and sold by us may be adversely affected and there may be a possible decline in demand.

Further, our advertising activities are subject to the relevant laws and regulations of the jurisdictions where we operate. For instance, the Trade Description Ordinance (Cap. 362, Laws of Hong Kong) provides that no person shall publish any advertisements that contain misleading information and/or a false trade description of the goods. If our marketing materials or advertisements contain anything contrary to the relevant laws and regulations, we would be liable for breach of the relevant laws and regulations. Our reputation would also be adversely affected.

We conduct our business in the PRC through e-commerce platforms. Risks associated with e-commerce platforms may adversely affect our business and reputation

We sell our beauty device products to the PRC market significantly via a third party e-commerce platform, namely, Tmall. We cannot assure that technical error, system failure, computer virus, loss of data or other electronic related system failures would not occur when a transaction is made via the trading platform. As it is normally a term of use that these e-commerce platforms will not be liable for any losses or damages caused by technical error, system failure, computer virus or such, we may have to bear the loss of any business due to the interruption to the transaction.

Furthermore, if any e-commerce platform is found or perceived to be associated with selling of counterfeit products, our brand image and reputation may be tarnished and our business may be adversely affected accordingly.

We rely on external manufacturers for production of our own-brand products

We do not have any production facilities or production lines of our own. Our major own-brand products are fitness and health care products sourced from independent external manufacturers in the PRC. For the two years ended December 31, 2018 and 2017, and for the nine months ended September 30, 2019, sales of own-brand products accounted for approximately 2%, 3% and 2% of our revenue, respectively. Thus, our control over these external manufacturers in respect of their production process and quality of products is limited. The Company cannot assure that (i) there will not be any unexpected interruption of supply of products by these external manufacturers due to any reason beyond our control or expectation, such as introduction of new regulatory requirements, import restrictions, revocation of business licenses, power interruptions, fires or other force majeure; or (ii) the products provided to us by these external manufacturers can meet our quality requirements. Any such problems in relation to the supply of our own-brand products by external manufacturers could have a material adverse impact on our business.

We are exposed to credit risks of our corporate customers. If any of our major corporate customer experiences any financial difficulty, our business with such corporate customers and the settlement process of their outstanding amounts owing to us may be adversely affected which may in turn adversely affect our liquidity, results of operations and profitability

Aside from the business generated from the general public consumers, we also rely on the business generated from our corporate customers. We normally grant corporate customers a credit period of 30 to 60 days. We do not have access to all information of our corporate customers to determine their creditworthiness. The complete financial and operational conditions of the corporate customers are not always available to us, and we may not be in any position to obtain such information. As a result, if any of our major corporate customers experience any financial difficulty, our business with such corporate customers and the settlement process of their outstanding amounts owing to us may be adversely affected, which may in turn adversely affect our liquidity, the results of operations and profitability.

Our products may cause unexpected or undesirable side effects unknown to us that may result in costly product returns or recalls, or even legal actions against us

Our own-brand products are assembled with various mechanical parts and are produced by external manufacturers, who may have inconsistencies in relation to the product quality. Although we believe that there are measures in place to control the quality of the finished products, we cannot assure that we will be able to detect defective products in every circumstance.

In relation to the branded products distributed by us, we have no control of the manufacturing process of the brand owners and can only rely on the product warranty, quality control report and/or clinical study certificates/reports provided by them.

However, if any side effects occur or if our products are perceived to have certain side effects, we may have to recall the products sold to the market. Substantial amount of product returns or recalls could materially and adversely affect our business, financial condition and results of operations.

In addition, we may be exposed to the risk of product liability claims, litigation, complaints or adverse publicity under the circumstance. Currently, we do not maintain any product liability insurance and the product liability insurance policies maintained by the brand owners may not be able to be extended to cover us in a legally effective way. If we face any litigation proceedings and we are held liable for any product liability claim, we will have to bear the costs, damages and other legal and related expenses arising therefrom to the extent that we may not be able to recover them from the relevant brand owner or manufacturer. As a result, our business, financial condition and results of operations may be materially and adversely affected.

Our products may be subject to counterfeiting, imitation, and/or infringement by third parties

The Company cannot assure that counterfeiting or imitation of our products will not occur in the future or, if it does occur, that we will be able to detect or address the problem effectively. Any occurrence of counterfeiting or imitation of our products could negatively affect our reputation and brand image and the products that we sell, leading to a loss of consumer confidence in us and our products, and as a consequence, adversely affect our results of operations. Any litigation to prosecute counterfeiting and infringements of our rights and products will be expensive and will divert the management’s attention as well as other resources away from our business.

Furthermore, we have acquired intellectual property rights in our own-brand products. We rely on trademark registrations to protect our intellectual property rights. However, it may be possible for third parties to use our intellectual property without authorization. Any unauthorized use or infringement of our intellectual property rights may have an adverse impact on our business. If we have to resort to litigation to enforce our intellectual property rights, significant costs may be incurred.

Conversely, there can be no assurance that our own-brand products sourced from external manufacturers will not infringe any third parties’ alleged design right. Should any infringement claim be initiated against us, we may incur significant legal expenditure to defend our rights and interests or be required to pay substantial damages. As a result, our reputation and business can be materially and adversely affected.

Our operating results may fluctuate due to seasonality and other factors

Our sales is subject to certain degree of seasonal fluctuations. Generally, demand for our beauty device products is relatively higher during spring season in March and June. We also experienced higher sales during the “Double Eleven” sales when our third party e-commerce platforms, such as Tmall, launched special promotional activities to boost online shopping. Sales may also fluctuate during the course of a financial year for a number of other reasons, including the timing of launching new products and advertising and promotional campaigns. As a result, these seasonal consumption patterns may cause our operating results to fluctuate from period to period.

We may be unable to maintain rapid growth and implement our future plans

Our future business growth primarily depends on the successful implementation of our business objectives, business strategies and future plans. These business objectives are based on our existing plans and intentions, most of which are at initial stages and have not been proceeded to the stage of actual implementation and are therefore subject to high degree of risks and uncertainties. Furthermore, we may not be able to achieve the anticipated growth and expansion of our business due to factors which are beyond our control, such as changes in economic environment, market demands, government policies and relevant laws and regulations. As such, there is no assurance that our business objectives, business strategies and future plans will be accomplished, whether in whole or in part or be implemented within the estimated timeline. In the event that our future plans are not implemented and our business objectives are not accomplished, our business, profitability and financial positions in the future may be materially and adversely affected.

Furthermore, our future business plans may be hindered by other factors beyond our control, such as competition from other retailers and distributors selling similar products. Therefore, there is no assurance that our future business plans will materialize, or result in the conclusion or execution of any agreement within the planned time frame, or that our objectives will be fully or partially accomplished.

The Company operates in a highly competitive industry

We face keen competition in respect of, inter alia, pricing, product quality and brand identification. Some of our competitors may have greater financial, technological and informational resources than us, which may enable them to provide products superior to our products, or to adapt more quickly than we do to evolving industry trends and consumer preferences. Conversely, some of our competitors may, out of various commercial considerations, adopt low-margin sales strategies and compete against us based on lower prices to increase their market shares. We may be forced to lower the prices and profit margins of our products or our market share would drop.

There is no assurance that we will be able to compete successfully with our competitors in the future in view of the changing market environment. Increasing competition within the industry may have an adverse impact on our sales volume, market share, profit margin and financial result.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. There is uncertainty over the global economic condition such as the trade war between the United States and China. There is uncertainty in financial markets over the decision by the United Kingdom to exit the European Union. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries. Adverse economic conditions could also reduce the number of customers and interests in our services and products. Should any of these situations occur, our net revenues will decline, and our business and financial conditions will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Our quarterly and annual results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly and annual results of operations, including the levels of our net revenues, expenses, net (loss)/income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results for any one quarter or any one year are not necessarily an indication of future performance. Fluctuations in quarterly and/or annual results may adversely affect the price of our ordinary shares. Factors that may cause fluctuations in our quarterly and annual financial results include:

●	our ability to maintain relationships with existing suppliers and attract new suppliers;

●	our ability to attract new customers and maintain existing customers;

●	the amount and timing of operating expenses related to marketing and the maintenance and expansion of our business; and

●	general economic, industry and market conditions.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Ordinary Shares may decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, in the future, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly, and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 20-F following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Ordinary Shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or the SEC, or other regulatory authorities, which could require additional financial and management resources.

We may need additional capital, and financing may not be available on terms acceptable to us, or at all.

There is no guarantee that in the future we will generate enough profits to support our business. Although we believe that our anticipated cash flows from operating activities, together with cash on hand and additional capital contributions we expect to receive from existing investors, will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next twelve months, we cannot assure you this will be the case. We may need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our marketplace and better serve borrowers and investors. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced products and services or that any new or enhanced products and services, if developed, will achieve market acceptance or prove to be profitable.

Our failure or the failure of third parties to protect our sites, networks and systems against security breaches, or otherwise to protect our confidential information, could damage our reputation and brand and substantially harm our business and operating results.

We collect, maintain, transmit and store data about our consumers, retailers and brands and others, including credit card information and personally identifiable information, as well as other confidential information.

We also engage third parties that store, process and transmit these types of information on our behalf. We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, ecommerce websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers. In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases.

Breaches of our security measures or those of our third-party service providers or cyber security incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of consumer information, including consumers’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. Such attacks could have a material adverse effect on our operations. If any of these breaches of security should occur, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. In addition, any party who is able to illicitly obtain a subscriber’s password could access the subscriber’s transaction data or personal information, resulting in the perception that our systems are insecure.

Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business.

Risks Related to Doing Business in China

Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a substantial part of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company relies on dividend payments from our PRC subsidiary to fund cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements, including provision of relevant documentary evidence of such transactions and conducting such transactions at designated foreign exchange banks within the PRC that have the licenses to carry out foreign exchange business. For instance, our PRC subsidiary, Fit Boxx Shenzhen, purchases products from our Hong Kong subsidiary, Fit Boxx HK, on a daily basis, and currency settlements of RMB and HK dollars between these two entities are also occurring on regularly basis. As such payments are categorized as payments of current account items under PRC regulations, Fit Boxx Shenzhen has not encountered any restrictions. In addition, Fit Boxx Shenzhen has not encountered any restrictions in paying dividends to Fit Boxx HK because such payment is also categorized as payment of current account items.

However, approval from or registration or filing with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiary to pay off debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions or capital account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. Further, there is no assurance that new regulations will not be promulgated in the future that would have the effect of further restricting the remittance of Renminbi into or out of China.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is based on written statutes and court decisions have limited precedential value. The PRC legal system is evolving rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have discretion in interpreting and implementing statutory and contractual terms, it may be difficult to predict the outcome of a judicial or administrative proceeding. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

Adverse changes in economic and political policies of the PRC government could have a material and adverse effect on overall economic growth in China, which could materially and adversely affect our business.

Our revenues are substantially sourced from China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. Economic reforms begun in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 40 years, growth has been uneven across different regions and among different economic sectors.

The PRC government exercises significant control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC resident enterprise, which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law, as amended and effective in December 2018, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income.

In 2009, the State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of PRC-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, the SAT issued the Administrative Measures for Enterprise Income Tax of PRC-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, effective 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 clarified certain issues in the areas of resident status determination, post-determination administration and competent tax authorities’ procedures.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered as a PRC tax resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in China; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in China; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in China. SAT Bulletin 45 specifies that when provided with a copy of a PRC tax resident determination certificate from a resident PRC controlled offshore incorporated enterprise, the payer should not withhold 10% income tax when paying the PRC-sourced dividends, interest and royalties to the PRC controlled offshore incorporated enterprise.

Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

In addition, the SAT issued the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions in January 2014 to provide more guidance on the implementation of SAT Circular 82. This bulletin further provides that, among other things, an entity that is classified as a “resident enterprise” in accordance with the circular shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined to be a “resident enterprise,” any dividend, profit and other equity investment gain shall be taxed in accordance with the enterprise income tax law and its implementing rules.

If the PRC tax authorities determine that we or any of our non-PRC subsidiaries is a PRC resident enterprise for PRC enterprise income tax purposes, then we or any such non-PRC subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially affect our financial performance. In addition, we will also be subject to PRC enterprise income tax reporting obligations.

If the PRC tax authorities determine that our company is a PRC resident enterprise for PRC enterprise income tax purposes, gains realized on the sale or other disposition of ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. Any such tax may reduce the returns on your investment in our shares.

There are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC Enterprise Income Tax Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside China, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our current PRC subsidiary is wholly owned by our Hong Kong subsidiary, Fit Boxx HK. Accordingly, Fit Boxx HK may qualify for a 5% tax rate in respect of distributions from its PRC subsidiary. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated in 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (i) the taxpayer must be the beneficial owner of the relevant dividends, and (ii) the corporate shareholder to receive dividends from the PRC subsidiary must have met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the SAT promulgated the Notice on Issues concerning “Beneficial Owner” in Tax Treaties in 2018, which limits the “beneficial owner” to a person who has the right to own and dispose of the income and the rights or properties generated from the said income, and sets forth certain detailed factors in determining “beneficial owner” status, such as being normally engaged in substantive operations.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties promulgated in 2015, which provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from our PRC subsidiary.

We face uncertainty with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors.

In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, as amended in 2017. Pursuant to this bulletin, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to SAT Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the income tax payable abroad on the income from the indirect transfer of Chinese taxable assets; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payer fails to withhold any or sufficient tax, the transferor is required to declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

There is uncertainty as to the application of SAT Bulletin 7. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under SAT Bulletin 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under SAT Bulletin 7. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

China’s M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors as amended and effective in June 2009, or the M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress in 2007 and effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10 billion and at least two of these operators each had a turnover of more than RMB400 million within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB2 billion, and at least two of these operators each had a turnover of more than RMB400 million within China) must be cleared by MOFCOM before they can be completed.

In addition, in 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, also known as Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, effective 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the foregoing MOFCOM regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to a security review, it will submit it to the Inter-Ministerial Panel, an authority established under Circular 6 led by the National Development and Reform Commission, and MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the internet content business requires security review.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in China, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited.

Fluctuation in the value of Renminbi may have a material adverse effect on the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and China’s foreign exchange policies, among other things. In 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Substantially all of our revenues and costs are denominated in Renminbi, and substantially all of our financial assets are also denominated in Renminbi. Any significant depreciation of Renminbi may materially adversely affect the value of and any dividends payable on our shares in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of Renminbi against U.S. dollar would have an adverse effect on Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of paying dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against Renminbi would have an adverse effect on the U.S. dollar amount available to us.

Risks Related to Our Ordinary Shares and This Offering

There has been no public market for our ordinary shares prior to this offering, and if an active trading market does not develop you may not be able to resell our shares at or above the price you paid, or at all.

Prior to this public offering, there has been no public market for our ordinary shares. We intend to apply to have our ordinary shares listed on NASDAQ.  If an active trading market for our ordinary shares does not develop after this offering, the market price and liquidity of our ordinary shares will be materially adversely affected. The public offering price for our ordinary shares will be determined by negotiations between us and the underwriters and may bear little or no relationship to the market price for our ordinary shares after the public offering. You may not be able to sell any ordinary shares that you purchase in the offering at or above the public offering price.  Accordingly, investors should be prepared to face a complete loss of their investment.

Our ordinary shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Assuming our ordinary shares begin trading on NASDAQ, our ordinary shares may be “thinly-traded”, meaning that the number of persons interested in purchasing our Ordinary shares at or near bid prices at any given time may be relatively small or non-existent.  This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  Broad or active public trading market for our Ordinary shares may not develop or be sustained.

The market price for our ordinary shares may be volatile.

The market price for our ordinary shares may be volatile and subject to wide fluctuations due to factors such as:

●	the perception of U.S. investors and regulators of U.S. listed Chinese companies;

●	actual or anticipated fluctuations in our operating results;

●	changes in financial estimates by securities research analysts;

●	negative publicity, studies or reports;

●	our capability to stay current with the market trends in the industry;

●	changes in the economic performance or market valuations of other companies operating in our industry;

●	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel; and

●	general economic or political conditions in Hong Kong and China.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our ordinary shares.

Volatility in our ordinary shares price may subject us to securities litigation.

The market for our ordinary shares may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

In order to raise sufficient funds to enhance operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current shareholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of ordinary shares outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our ordinary shares. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future.

You may face difficulties in protecting your interests as a shareholder, as Cayman Islands law provides substantially less protection when compared to the laws of the United States and it may be difficult for a shareholder to effect service of process or to enforce judgments obtained in the United States courts.

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final court of appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court of the United Kingdom and the Court of Appeal are generally of persuasive authority but are not binding on the courts of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the United States federal courts.

Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We currently intend to file annual reports on Form 20-F and reports on Form 6-K as a foreign private issuer. Accordingly, our shareholders may not have access to certain information they may deem important.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our ordinary shares less attractive to investors.

For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

If we are classified as a passive foreign investment company, United States taxpayers who own our ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2018 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of this offering, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and NASDAQ Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Mr. Yiu Kwong Chan, our Chairman of the Board and Chief Executive Officer, Mr. Kin Wai Ho, our Vice Chairman, and Mr. Hon Ming Li, our Chief Operating Officer have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

Upon the completion of this offering, Mr. Yiu Kwong Chan, our Chairman of the Board and Chief Executive Officer, Mr. Kin Wai Ho, our Vice Chairman, and Mr. Hon Ming Li, our Chief Operating Officer, will own             % of the total voting power of our total issued and outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ordinary shares. As a result, they will have substantial influence over our business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of our assets, election of directors and other significant corporate actions.

Mr. Chan, Mr. Ho and Mr. Li may take actions that are not aligned with the interests of our other shareholders and may render new investors unable to influence significant corporate decisions. This concentration of ownership discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase ordinary shares in this offering. In addition, the significant concentration of share ownership may adversely affect the trading price of the ordinary due to investors’ perception that conflicts of interest may exist or arise.

As a “controlled company” under the rules of the NASDAQ, we may be exempt from certain corporate governance requirements that could adversely affect our public shareholders.

Since Mr. Yiu Kwong Chan, our Chairman of the Board and Chief Executive Officer, Mr. Kin Wai Ho, our Vice Chairman, and Mr. Hon Ming Li, our Chief Operating Officer, will be the beneficial owners of a majority of the voting power of our issued and outstanding share capital through their ownership interests in Faith Elite Limited following the completion of this offering, we will qualify as a “controlled company” under the rules of the NASDAQ. Under these rules a company of which more than 50% of the voting power is held by an individual, group or another company is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the NASDAQ rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely upon any such exemptions, we could elect to rely on any or all of these exemptions in the future. Should we choose to do so, so long as we remain a controlled company relying on any of such exemptions and during any transition period following the time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our goals and strategies;

●	our future business development, financial conditions and results of operations;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our relationships with investors and borrowers;

●	competition in our industry; and

●	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ordinary shares. In addition, the rapidly changing nature of the home improvement industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$8.6 million, or approximately US$10.2 million if the underwriter exercises its over-allotment option in full, after deducting underwriting discounts and the estimated offering expenses payable by us.

We plan to use the net proceeds of this offering primarily for general corporate purposes. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

The table below shows how we intend to use the proceeds from offering and assumes the underwriter’s over-allotment has not been exercised.

Description of Use	Estimated Amount of Net Proceeds	Percentage
Further development of our market appearance, brand recognition and image in the PRC and Hong Kong	3,429,200	40.0%
Enhancing marketing and promotional activities	2,143,250	25.0%
General working capital	1,928,925	22.5%
Research and development team and creation of beauty devices with our own brands	1,071,625	12.5%

Total	8,573,000	100%

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019:

●	on an actual basis;

●	on an as adjusted basis to reflect the sale of ordinary shares by us in this offering at an assumed initial public offering price of US$5.75 per ordinary share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our ordinary shares and other terms of this offering determined at pricing. In addition, except for the last column in the first table below, the tables below assumes that the underwriter’s over-subscription option has not been exercised. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Offering (2,000,000 Ordinary Shares)

U.S. Dollars

September 30, 2019

	Actual	Pro Forma Adjusted for IPO(1)	Pro Forma Adjusted for IPO including Over-subscription
Long-term debt	$203,901	$203,901	$203,901
Ordinary shares, US$0.000003 par value per share, 17,550,000,000 shares authorized, 9,000,000 shares issued and outstanding, actual; 11,000,000 shares issued and outstanding, pro forma;	26	26	26
Additional paid-in capital(2)	1,574,974	10,147,974	11,734,974
Statutory reserve	76,971	76,971	76,971
Retained earnings	16,891,627	16,891,627	16,891,627
Accumulated other comprehensive loss	268,476	268,476	268,476
Total shareholders’ equity	18,812,074	27,385,074	28,972,074
Total capitalization	$19,015,975	$27,588,975	$29,175,975

(1) Gives effect to the sale of ordinary shares at a public offering price of $5.75 per share and to reflect the application of the proceeds after deducting our estimated offering expenses.

(2) Pro forma adjusted for IPO additional paid in capital reflects the net proceeds we expect to receive, after deducting the underwriter commission, underwriter expense allowance and other expenses. We expect to receive net proceeds of approximately $8,573,000 ($11,500,000 offering, less underwriting fee of $1,145,000 and offering expenses of approximately $1,782,000) with this offering. If the over-subscription option is exercised, we expect to receive net proceeds of approximately $10,160,000 ($13,225,000 offering, less underwriting fee of $1,283,000 and offering expenses of approximately $1,782,000). For an itemization of an estimation of the total offering expenses, see “Expenses Relating to this Offering” beginning on page 93 of this prospectus.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value attributable to shareholders at September 30, 2019 was $18.8 million, or approximately $2.09 per ordinary share outstanding as of September 30, 2019. Net tangible book value per ordinary share represents the amount of total assets less intangible assets and total liabilities, divided by the number of ordinary shares outstanding.

Upon completion of the offering, we will have 11,000,000 ordinary shares outstanding, with 2,000,000 ordinary shares, assuming no exercise of the over-subscription option, or approximately 18% upon completion of the offering in the public float. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after September 30, 2019, will be approximately $2.49 per ordinary share. This would result in dilution to investors in this offering of approximately $3.26 per ordinary share or approximately 56.7% from the assumed offering price of $5.75 per ordinary share, the midpoint of the estimated range of the initial public offering price. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $0.40 per share attributable to the purchase of the ordinary shares by investors in this offering.

If the over-subscription option is exercised, we will have 11,300,000 ordinary shares outstanding, with 2,300,000 ordinary shares, or approximately 20% in the public float, upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after September 30, 2019, will be approximately $2.56 per ordinary share. This would result in dilution to investors in this offering of approximately $3.19 per ordinary share or approximately 55.4% from the assumed offering price of $5.75 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $0.47 per share attributable to the purchase of the ordinary shares by investors in this offering.

The following tables set forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing ordinary shares based on the foregoing offering assumptions.

	Offering(1)	Full Over-subscription Post-offering(2)
Assumed offering price per ordinary share	$5.75	$5.75
Net tangible book value per ordinary share as of September 30, 2019	$2.09	$2.09
Increase in net tangible book value per share after this offering	$0.40	$0.47
Net tangible book value per ordinary share after the offering	$2.49	$2.56
Dilution per ordinary share to new investors	$3.26	$3.19

(1)	Assumes gross proceeds from offering of 2,000,000 ordinary shares.

(2)	Assumes gross proceeds from offering of 2,300,000 ordinary shares, if over-subscription option is exercised in full.

POST-OFFERING OWNERSHIP

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering under the 2,000,000 ordinary shares and exercise of the over-subscription option, by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price
	Amount	Percent	Amount	Percent	Per Share
OFFERING
Existing shareholders	9,000,000	81.8%	$868,612	7.0%	$0.10
New investors	2,000,000	18.2%	$11,500,00	93.0%	$5.75
Total	11,000,000	100.0%	$12,368,612	100.0%	$1.12

	Shares Purchased		Total Consideration		Average Price
	Amount	Percent	Amount	Percent	Per Share
FULL OVER-SUBSCRIPTION
Existing shareholders	9,000,000	79.6%	$868,612	6.2%	$0.10
New investors	2,300,000	20.4%	$13,225,000	93.8%	$5.75
Total	11,300,000	100.0%	$14,093,612	100.0%	$1.25

EXCHANGE RATE INFORMATION

Solely for your convenience, this prospectus contains translations of certain US dollar amounts into Hong Kong or Renminbi dollar amounts or vice versa at specified rates including the par value of the shares of the Company which is expressed in Hong Kong dollar. You should not construe these translations as representations that the US dollar amounts could actually be converted into Hong Kong or Renminbi dollar amounts or vice versa at the rates indicated or at all. For the purpose in this prospectus, unless it indicates otherwise, (i) the translation of US dollar amounts into Hong Kong dollar amounts have been made at the rate of US$1.00 to HK$7.80 and (ii) the translation of US dollar amounts into Renminbi dollar amounts have been made at the following exchange rates:

	September 30, 2019	September 30, 2018	December 31, 2018	December 31, 2017

Year-end spot rate	US$1=RMB 7.1477	US$1=RMB 6.8680	US$1=RMB 6.8755	US$1=RMB 6.5063
Average rate	US$1=RMB 6.8628	US$1=RMB 6.5273	US$1=RMB 6.6090	US$1=RMB 6.7547

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and may provide protections for investors to a lesser extent; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., 10 E. 40th Street, 10th Floor, New York, NY 10016, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, Loeb & Loeb LLP, our counsel as to Hong Kong law, and JunHe LLP, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands, Hong Kong and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts in included in the fiscal years ended December 31, 2018 and 2017 (“Annual Financial Statements”) are derived from our audited consolidated financial statements included elsewhere in this prospectus. All amounts included herein with respect to the nine months ended September 30, 2019 and 2018 (“Interim Financial Statements”) are derived from our unaudited condensed consolidated financial statements for the nine months ended September 30, 2019 and 2018 included elsewhere in this prospectus. These Annual Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or US GAAP.

Overview

We were founded in 2009 and are principally engaged in the sourcing, marketing, selling and distribution of a variety of beauty device products and fitness and health care products, as well as other products, which are mainly for home use, under various brands through our sales and distribution network in Hong Kong and the People’s Republic of China (PRC).

Our product segments can be categorized as (i) beauty device products; (ii) fitness and health care products; and (iii) other products. For the two years ended December 31, 2018 and 2017, we generated revenue of US$37.4 million and US$30.7 million respectively. The net income was US$5.8 million and US$3.6 million for the respective years. For the nine months ended September 30, 2019 and 2018, we generated revenue of US$25.9 million and US$32.0

The increase in revenue for the year ended December 31, 2018 by 22% as compared to that of the year ended December 31, 2017 was mainly attributable to increase in sale of our beauty device products resulted from the sales of our two new beauty device products via our distributors and our storefronts on third-party e-commerce platforms. The revenue decreased for the nine-month period ended September 30, 2019 by 19% as compared to the same period of 2018. It was mainly attributable to the uncertainty of the trade war between the PRC and United States, which adversely affected customers sentiments, changes in the PRC beauty product market and recent protests in Hong Kong.

For the year ended December 31, 2018, our net income increased by 59% as compared to that of the year ended December 31, 2017. For the nine-month period ended September 30, 2019, our net income decreased by 50%. The decrease was all mainly due to the decrease in our revenues in 2019 compared to 2018.

As of December 31, 2018, our cash and cash equivalents amounted to US$2.0 million, representing a decrease of US$1.6 million from US$3.6 million as of December 31, 2017. These decreases are mainly due to the costs incurred for our IPO endeavor. As of September 30, 2019, our cash and cash equivalents amounted to US$4.3 million, representing an increase of US$2.3 million compared to the balance as of December 31, 2018. These increases are mainly due to the net income we continued to earn in the nine months of 2019 as discussed above.

General Factors Affecting Our Results of Operations

Our business and results of operations are affected by general factors affecting the PRC and Hong Kong’s beauty and lifestyle industry, which include, among other things:

●	PRC and Hong Kong’s overall economic growth

●	Per capita disposable income

●	Growth in PRC e-commerce

●	Change in PRC consumer spending pattern

Specific Factors Affecting Our Results of Operations

The results of operations and financial condition of the Company have been and will continue to be affected by a number of factors, many of which may be beyond control of the Company, including those factors set out in the section headed “Risk Factors” in this registration document and those set out below.

Market recognition of the branded products and own-brand products and the trade name

The growth of our historical sales was mainly driven by the increasing market recognition of the branded products managed by the Company in Hong Kong and the PRC. We expect our future sales growth to benefit from the expansion of public awareness of the home use beauty device products, and fitness health care products in Hong Kong and the PRC. The growth of these markets is affected by a number of factors, including the growth of GDP and disposable income level of households as well as consumer preferences.

Through distributing and marketing under the direct and indirect sales and distribution network, we offer a variety of beauty device products and fitness and health care products sourced from third party brand owners. We also offer certain products under our own brands. Our success depends substantially on the popularity of the branded products and our own-brand products, as well as the reputation of our trade name of “FitBoxx” and “CosmoBoxx”. All of our retails outlets are operated under the trade name of “FitBoxx” and “CosmoBoxx” to offer branded products and our own-brand products. We believe that brand and trade name recognition plays an important role in influencing consumers’ decisions in purchasing the products. We have been investing significant efforts to establish brand and trade name recognition through various media channels. We believe that the continued success of the Company will depend largely on our ability to enhance the recognition of the branded and own-brand products offered by us.

Coverage of the Company’s sales and distribution network

The revenue and profit growth of the Company will depend significantly our ability to successfully expand and manage our sales and distribution network. We may face challenges with finding suitable distribution channels in Hong Kong and the PRC. We will rely continuously on our direct sales channel, including our own retail outlets and websites and third-party e-commerce platforms, and our indirect sales channel including our chain retailers and our distributors to promote our products to our end consumers.

In the event that any of the major sales channels is found to be unsustainable, which may be due to the deteriorations of the businesses of our distributors and hence out of control of the Company, the sales and results of operations of the Company may be adversely affected.

The product portfolio

Our ability to introduce new products to the market that meet consumer preferences will have a significant influence on the future sales volume and financial performance of the Company. The success of our branded and own-brand products depends on a number of factors, including (i) the Company’s ability to accurately anticipate changes in market demand and consumer preferences; (ii) the Company’s ability to differentiate its products from those of the competitors; (iii) the Company’s ability to obtain distribution rights of branded products from brand owners; and (iv) intellectual property rights of competitors that may cause limitation in the Company’s product offerings.

Results of Operations

Years Ended December 31, 2018 and 2017

The following table presents an overview of our results of operations for the years ended December 31, 2018 and 2017:

(Amounts expressed in U.S. dollars)

	For The Year Ended	For The Year Ended
	December 31, 2018	December 31, 2017

Revenues	37,396,901	30,715,414
Costs of goods sold	18,214,651	16,112,325
Gross profit	19,182,250	14,603,089

Operating costs and expenses:
Selling expenses	8,112,641	5,309,213
General and administrative	3,511,345	4,080,921
Total operating costs and expenses	11,623,986	9,390,134

Income from operations	7,558,264	5,212,955

Other (income) expenses	(1,952)	43,973

Income before provision for income taxes	7,560,216	5,168,982

Income taxes expense	1,784,423	1,540,685

Net income	5,775,793	3,628,297

Revenue by products

Revenue represents the net invoiced value of goods sold after deduction of allowances for returns, if any, and trade discounts provided to the Company’s consumers. Revenue was derived from three major types of product segments including: (i) beauty device products; (ii) fitness and health care product; and (iii) other products.

The following table sets forth the breakdown of the Company of revenue by types of product:

	For the Year Ended December 31, 2018%		For the Year Ended December 31, 2017%
Beauty device products	30,503,848	81%	24,593,055	80%
Fitness and health care products	6,571,773	18%	5,834,905	19%
Other products	321,280	1%	287,454	1%
Total	37,396,901	100%	30,715,414	100%

Total revenue of the Company increased by 22% from US$30.7 million for the year ended December 31, 2017 to US$37.4 million for the year ended December 31, 2018. The increase was mainly attributable to the increases in our beauty device product and fitness and health care product segments.

Beauty device products

Our beauty device product segment represented 81% and 80% of the Company’s revenues for the two years ended December 31, 2018 and 2017 respectively. Beauty device product segment mainly consists of branded beauty devices for hair removal, facial care (e.g. wrinkle reduction, skin tightening and skin rejuvenation), cellulite reduction and hair rejuvenation, and hair care products.

Revenue derived from this segment significantly increased by 24% from US$24.6 million in 2017 to US$30.5 million in 2018. The increase was mainly due to the following: (i) we acquired more distributors and retailers through our marketing efforts resulting in the number of our distributors and retailers in total increasing from 131 in 2017 to 211 in 2018; and (ii) we launched two major new beauty products in late 2017.

Fitness and health care products

Our fitness and health care product segment include treadmills, exercise bikes, elliptical trainers, steppers and other fitness accessories such as trampolines, yoga gears, dumbbells, boxing gears, heart rate monitors, diagnostic scales and functional clothing and accessories.

Revenue derived from fitness and health care products increased by 13% from US$5.8 million in 2017 to US$6.6 million in 2018, mainly due to the increase in sales of functional clothing and accessories and the launch of more new fitness products (total number of fitness products increased by more than 100 new products).

Revenue from fitness and health care product segment represented 18% and 19% of our revenue for the two years ended December 31, 2018 and 2017 respectively. The overall decrease in the percentage of the revenue derived from the fitness and health care product segment in 2018 was mainly due to the significant increase in the revenue of our beauty device product segment.

Other products

We also carries a wide variety of other health care products such as massage devices, inflatable bath tubs, electric blankets and limb-support compression wears as auxiliary products to cater for customer needs. This segment accounted for 1% and 1% of our revenue for the two years ended December 31, 2018 and 2017 respectively.

Revenue by branded products and own-brand products

Most of our products are branded products supplied by various vendors located worldwide, including Hong Kong. Our own-brand products are mainly fitness equipment supplied by manufacturers in the PRC and Taiwan.

The following table sets forth the breakdown of the Company of revenue sold under branded products and own-brand products:

	For the Year Ended December 31, 2018%		For the Year Ended December 31, 2017%
Branded products	36,642,992	98%	29,749,516	97%
Own-brand products	753,909	2%	965,898	3%
Total	37,396,901	100%	30,715,414	100%

Revenue from our own-brand products only accounted for a small percentage (2% for 2018 and 3% for 2017) of our total revenue. The significant increase in revenue from branded products are due to the reasons that have been discussed in various sections of this Management’s Discussion and Analysis (“MD&A”) regarding the increase of our revenue.

Revenue by distribution channels

Our diversified distribution channels contributed to the success of our growth in revenue during the years ended December 31, 2018 and 2017.

The following table sets forth a breakdown of the Company’s revenue by distribution channels:

Direct sales	For the Year Ended December 31, 2018%		For the Year Ended December 31, 2017%
Physical stores:
Own retail shops	2,773,018	7%	2,865,778	9%
Department store counters and shopping mall booths	358,181	1%	241,223	1%
Online stores
Own websites	422,443	1%	331,805	1%
Third party e-commerce platforms	9,442,790	25%	5,791,367	18.8%
Group buying platforms	-	-%	50,513	0.2%
Indirect sales
Chain retailers	1,700,768	5%	1,565,765	5%
Distributors and retailers	22,699,701	61%	19,868,963	65%
Total	37,396,901	100%	30,715,414	100%

We have established a multi-channel sales and distribution network, which can be broadly classified into seven major distribution channels as listed in the table above. As a result of the increasing marketing and promotion activities and the continued expansion of our sales and distribution network over the years, we have achieved growth in our overall revenue for the year ended December 31, 2018 as compared to that of 2017. The growth in 2018 was mainly contributed from sales derived from online third party e-commerce platforms such as Tmall (https://Tmall.com), one of the biggest e-commerce websites China and sales to our distributors and retailers.

Direct sales

Our direct sales are conducted through physical retail outlets, including our own retail shops, a department store counter, a shopping mall booth, and online channels including our own website, storefronts at third party e-commerce platforms and group buying platforms.

Own retail shops

Revenue derived from our retails shops slightly decreased in 2018 due to change of customers’ habit to purchase products through online platforms. The decrease in the percentage was due to the significant increase in revenue from our “Third party e-commerce platforms” and “Distributors and retailers” Channels, which are discussed in the respective sections below.

We expect that there will be a declining trend year-over-year in revenue from our retail shops. However, we do not expect a significant decline to occur from this channel because: (i) we expect to maintain a number of retail shops situated at or close to high-traffic or populated locations such as shopping malls; and (ii) revenue from this channel is not the major source of our total revenue. One of our major objectives of operating these retail shops is also to provide a venue for our customers to test and experience our products; and we plan to renovate our retail shops to enhance our customers’ shopping experience.

Department store counter and shopping mall booth

We operated a department store counter in Kowloon Bay district and a shopping mall booth in Quarry Bay district for the sale of products. Revenue derived from this channel also remained relatively stable and it only accounted for a small percentage of our total revenue, being only 1% and 1% for the years ended December 31, 2018 and 2017 respectively.

Own retail websites

Revenue generated from our own retail websites, namely, http://www.fitboxx.com, accounted for 1% and 1% of our total revenue for the two years ended December 31, 2018 and 2017 respectively. We will keep updated of the design and layout of the storefront on our own website in order to maintain the informative and attractive features, which we believe would achieve efficacy for the Company’s sales in our retail outlets.

Third party e-commerce platforms

Revenue from third party e-commerce platforms mainly included sales generated from our storefronts operated on the Tmall e-commerce platform in the PRC.

For the two years ended December 31, 2018 and 2017, revenue from this channel amounted to US$9.4 million and US$5.8 million respectively, representing an increase of US$3.6 million or 63%. The increase was mainly due to the launch of two major new beauty products and our marketing efforts through blogger marketing promotion strategy. We worked with multiple bloggers on the online media networks such as Facebook, Youtube, WeChat and Weibo1 to promote our products.

Group buying platforms

Our revenue from group buying platforms represents the online sales of goods redemption vouchers launched at periodic promotion time slots at various e-commerce platforms based in Hong Kong. Our sales of goods redemption vouchers at these group buying platforms are carried out at considerable discounted prices and at limited quantities, mainly for the purposes of product promotions and inventory clearances. Therefore, revenue from this channel only accounted for a small percentage (less than 0.5%) of the Company’s revenue.

Indirect sales

Chain retailers

Our sales to chain retailer customers are all governed through contractual arrangements, including on a consignment basis and non-consignment basis. These chain retailers are all Hong Kong based and reputable companies of chain stores which operate extensive retail networks of cosmetic products, pharmaceutical and health care products, electronics products and home appliances. Our products sold to these chain retailers are mainly beauty device products.

For the two years ended December 31, 2018 and 2017, revenue from this channel amounted to US$1.7 million and US$1.6 million respectively, representing an increase of 9% mainly due to the increase in sales of the Company’s flagship beauty device products to chain retailers over the periods.

Distributors and retailers

For the two years ended December 31, 2018 and 2017, revenue from distributors and retailers amounted to US$22.7 million and US$19.9 million respectively, representing a significant increase of US$2.8 million, or growth of 14% in 2018, as compared to 2017. The increase was mainly due to: (i) an increase of new distributors and retailers in 2018; the number of our distributors and retailers increased from 131 in 2017 to 211 in 2018; and (ii) our continuing marketing efforts especially through our blogger promotion strategy.

Revenue by geographic locations

The following table sets forth a breakdown of the Company’s revenue by geographical regions based on location of the Company’s customers:

	For the Year Ended December 31, 2018%		For the Year Ended December 31, 2017%
Hong Kong	10,570,755	28%	17,357,382	57%
PRC	26,826,146	72%	13,358,032	43%
Total	37,396,901	100%	30,715,414	100%

1 WeChat (http://.web.wechat.com) and Weibo (www.weibo.com) are two of the largest online social media platforms in the PRC.

Hong Kong

Revenue from Hong Kong mainly included (i) sales in self-operated retail shops in Hong Kong; (ii) sales through the Company’s own retail website and group buying platforms; (iii) sales to chain retailers which are all located in Hong Kong; and (iv) sales to distributors which received goods in Hong Kong for their resales in the PRC.

Revenue from Hong Kong decreased by US$6.8 million or 39% mainly due to the fact that one of our major distributors determined to purchase products directly from our PRC location due to a change of its business strategy.

PRC

Revenue from the PRC mainly included direct online sales through the Company’s online storefronts operated on Tmall and sales to certain PRC distributors which operate their own online storefronts on e-commerce platforms in the PRC.

Revenue from PRC increased by US$13.5 million or 101% mainly due to: (i) the acquisition of new distributors and retailers; the number of our distributors and retailers in PRC significantly increased from 104 in 2017 to 179 in 2018; and (ii) increase in the sales through third-party e-commerce platforms mainly due to the launch of two new beauty products in late 2017.

For the two years ended December 31, 2018 and 2017, revenue from Hong Kong accounted for 28% and 57% of our total revenue respectively, while revenue from the PRC accounted for 72% and 43% of our total revenue. The increase in the percentage of revenue in PRC was due to the Company’s continued efforts to expand our business in the PRC market.

Cost of sales

The Company’s cost of sales were US$18.2 million and US$16.1 million for the two years ended December 31, 2018 and 2017, respectively, which mainly represented the cost of merchandise purchased from suppliers. Cost of sales also included other immaterial direct costs, which mainly comprised transportation costs.

The following table sets forth a breakdown of the component of cost of sales:

	For the Year Ended December 31, 2018%		For the Year Ended December 31, 2017%
Costs of merchandises	17,353,561	95%	15,523,814	96%
Other direct costs	861,090	5%	588,511	4%
Total	18,214,651	100%	16,112,325	100%

Costs of merchandise included in the Company’s cost of goods sold increased from US$15.5 million for the year ended December 31, 2017 to US$17.4 million for the year ended December 31, 2018, representing an increase of 12%. The increase was in line with the overall increase, an increase of 22%, of the Company’s revenue in 2018 compared to 2017.

The increase in other direct costs was 46% during the year ended December 31, 2018 compared to 2017 mainly due to the increase in transportation charges, which accounted for over 95% of other direct costs for both years. The increase was due to the increase in our revenue.

Gross profit margin

The following table sets forth the overall gross profit margin of the Company:

	For The Year Ended	For The Year Ended
	December 31, 2018	December 31, 2017

Revenues	37,396,901	30,715,414
Costs of goods sold	18,214,651	16,112,325
Gross profit	19,182,250	14,603,089
Gross profit margin %	51%	48%

Our overall gross profit margin increased from 48 % to 51%, which was mainly due to: (i) we increased our gross margins to some of our distributors and retailers in 2018; and (ii) we increased our gross margins for products sold through third-party e-commerce platforms;

The following table sets forth a summary of (i) gross profit and gross profit margin by product segment; and (ii) gross profit and gross profit margin by sales channels, respectively:

(i)	Gross profit and gross profit margin – by product types

	For the Year Ended December 31, 2018%		For the Year Ended December 31, 2017%
	Gross profit	Gross margin	Gross profit	Gross margin
Beauty device products	14,913,808	49%	11,078,754	45%
Fitness and health care products	4,076,207	62%	3,316,162	57%
Other products	192,235	60%	208,173	72%
Total	19,182,250	51%	14,603,089	48%

The gross profit margin of beauty device products increased from 45% for the year ended December 31, 2017 to 49% for the year ended December 31, 2018. The gross profit margin of fitness and health care products increased from 57% to 62%. These increases in both of these two product segments were mainly due to the aforementioned two reasons: (i) we charged a high gross margin from some of our distributors and retailers in 2018; and (ii) we charged a high gross margins for products sold through third-party e-commerce platforms in 2018.

(ii)	Gross profit and gross profit margin – by sales channels

	For the Year Ended December 31, 2018%		For the Year Ended December 31, 2017%
	Gross profit	Gross margin	Gross profit	Gross margin
Direct sales	8,794,851	68%	5,566,544	60%
Indirect sales	10,387,399	42%	9,036,545	42%
Total	19,182,250	51%	14,603,089	48%

The gross profit margin of direct sales increased in 2018. The increase was due to the same reasons discussed above under “Gross margin by product types”.

The gross profit margin of indirect sales also remained stable in the two years since.

Operating expenses

Our operating expenses are consisted of selling and marketing expenses, and general and administrative expenses.

Selling expenses

The following table sets forth a breakdown of the selling expenses of the Company:

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017
Advertising and promotional expenses	2,600,869	1,097,732
Bank charges	68,017	70,438
Commission and other online charges	1,872,529	1,365,526
Depreciation expenses	148,338	69,632
Rent and management fees	1,153,823	1,140,530
Salaries and benefits	1,589,903	1,180,025
Sundry	299,381	166,303
Transportation expenses	379,781	219,027
Total	8,112,641	5,309,213

The Company’s selling and marketing expenses increased by US$2.8 million for the year ended December 31, 2018 as compared to that of the corresponding period in 2017, representing an increase of 53%. The increase was mainly attributable to the combined effects of the followings:

(i)	Our advertising and promotional expenses increased by US$1.5 million or 137%. Advertising and promotional represent costs incurred on involving celebrities to promote beauty products and general advertising media such as TV channels, magazines, newspapers, buses and major websites (Google, Yahoo, Facebook etc.) and promotional gifts. The increase in 2018 was due to the use of celebrities to promote our beauty products and our overall increase in adverting, promotional gifts and blogger promotional fees. The overall increase in advertising and marketing expenses was overall in line with the increase of our revenue.

(ii)

Our commission and other online charges increased by US$0.5 million or 37%. These costs are mainly commissions and charges paid to our third-party commerce platforms. The increase is attributable to the increase in our revenue generated from third-party e-commerce platforms, which increased by US$3.7 million or 63% in 2018 compared to 2017.

(iii)	Our rent and management fees remained relatively stable, which in total only increased by US$0.01 million. This is because the overall increase of our sales was primarily attributable to our efforts on the indirect sale channel. Our rate and management fees were mainly related to our direct sales through retails shops and revenue from this channel remained relatively stable in 2018 compared to that of 2017.

(iv)	Our salaries and benefits increased by US$0.4 million. The increase is mainly due to the increase in our sales staff in PRC due to the expansion of our business activities at our PRC subsidiary.

(v)	Our sundry and transportation expenses totally increased by US$0.3 million. Sundry mainly include our PRC sales taxes. Therefore our Sundry expenses increased in 2018 as a result of the significant increase in our revenue in PRC. Transportation expenses mainly include the shipping costs we incurred to deliver goods to certain customers that we bore the shipping costs. Transportation expenses increased due to the increase of our revenue in 2018.

General and administrative expense

General and administrative expense consist primarily of the following expenses:

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017
Accounting and professional fees	80,402	1,851,108
Bank charges	13,285	13,081
Depreciation expenses	65,146	30,730
Director’s remuneration	708,077	301,538
Disposals of plant and equipment	-	2,493
Inventory provision	140,804	38,210
Meals and entertainments	125,262	96,985
Motor vehicle expenses	82,598	63,481
Office expenses	243,518	209,391
Other miscellaneous expenses	364,754	94,365
Repairs and maintenance	120,040	118,623
Rent and management fees	199,873	155,428
Salaries and benefits	1,253,914	1,053,571
Travels and transportations	113,672	51,917
Total	3,511,345	4,080,921

Our administrative expenses decreased by US$0.6 million, representing a decrease of 14%. The decrease was mainly due to (i) decrease in accounting and professional fees by US$1.8 million, which was primarily related to our previous IPO endeavors that was expensed in 2017. In 2018, we restarted our IPO in the US market and all relevant IPO costs in 2018 are capitalized; The above decreases were offset by: i) a total increase of $0.6 million in our director’s remuneration and salaries and benefits due to an annual remuneration adjustment and general increase in our administrative employees in 2018; and ii) an increase of $0.3 million in other miscellaneous expenses due to the expansion of our business.

Income Tax

The Company’s assessable profits in respect of its Hong Kong operations were subject to Hong Kong profits tax at the applicable income tax rate of 8.25% for the first HK$2.0 million assessable profits and the remaining assessable profits at the tax rate of 16.5%. The Company’s assessable profits in respect of the PRC operations were subject to the PRC enterprise income tax at the applicable income tax rate of 25%.

The following table sets forth a breakdown of the income tax expense for the Company.

	For the Year Ended December 31, 2018%		For the Year Ended December 31, 2017%
Hong Kong	566,879	32%	692,986	45%
PRC	1,217,544	68%	847,699	55%
Total	1,784,423	100%	1,540,685	100%

The Company’s income tax expense increased by US$0.2 million in 2018, mainly due to the increase in profit before tax by US$2.4 million during the year.

Cayman Island and BVI do not levy corporate income tax and therefore no income tax incurred for the year ended December 31, 2018 and the year ended December 31, 2017.

Net income

As a result of the factors described above, our net income for the fiscal year ended December 31, 2018 was US$5.8 million, compared to the net income of US$3.6 million for the year ended December 31, 2017, representing an increase in net income of US$2.1 million.

Foreign currency translation

The Company’s reporting currency is the United States dollar (“US$”). The US$ is the functional currency of the Company and its BVI subsidiary, Fit Boxx BVI. The Company’s operations are principally conducted through the Hong Kong and PRC subsidiaries where the local currency is the functional currency. Therefore, the functional currency Fit Boxx HK is the Hong Kong dollar and the functional currency of Fit Boxx Shenzhen is the Renminbi (“RMB”).

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currency at the prevailing rates of exchange at the balance date. The resulting exchange differences are reported in the consolidated statements of operations and comprehensive income.

The assets and liabilities of the Company’s subsidiary in the PRC, which is Fit Boxx Shenzhen, are translated at the exchange spot rate at the balance sheet date, stockholders’ equity is translated at the historical rates and the revenues and expenses are translated at the average exchange rates for the periods. The resulting translation adjustments are reported under other comprehensive income in the consolidated statements of income and comprehensive income in accordance with ASC 220. The following are the exchange rates that were used in translating Fix Boxx Shenzhen’s financial statements into the consolidated financial statements:

	December 31, 2018	December 31, 2017

Period-end spot rate	US$1=RMB 6.8755	US$1=RMB 6.5063
Average rate	US$1=RMB 6.6090	US$1=RMB 6.7547

The exchanges rates used for translation from Hong Kong dollar to US$ was 7.8000, a pegged rate determined by the linked exchange rate system in Hong Kong. This pegged rate was used to translate Company’s Hong Kong subsidiary’s balance sheets, income statement items and cash flow items for both 2018 and 2017.

Nine Months Ended September 30, 2019 and 2018

The following table presents an overview of our results of operations for the nine months ended September 30, 2019 and 2018:

(Amounts expressed in U.S. dollars)

	For Nine Month Ended	For Nine Month Ended
	September 30, 2019	September 30, 2018

Revenues	25,919,066	31,979,009
Costs of goods sold	12,785,130	15,751,450
Gross profit	13,133,936	16,227,559

Operating costs and expenses:
Selling expenses	6,673,368	5,867,235
General and administrative	2,691,085	2,676,357
Total operating costs and expenses	9,364,453	8,543,592

Income from operations	3,769,483	7,683,967

Other (incomes) expenses	(44,068)	(4,970)

Income before provision for income taxes	3,813,551	7,688,937

Income taxes expense	853,569	1,796,674

Net income	2,959,982	5,892,263

Revenue by products

The following table sets forth the breakdown of the Company of revenue by types of product:

	For Nine Month Ended September 30, 2019%		For Nine Month Ended September 30, 2018%
Beauty device products	18,585,053	72%	25,747,572	81%
Fitness and health care products	6,619,172	25%	5,969,565	18%
Other products	714,841	3%	261,872	1%
Total	25,919,066	100%	31,979,009	100%

Total revenue decreased by 19% from US$32.0 million for the nine months ended September 30, 2018 to US$25.9 million for the nine months ended September 30, 2019. The decrease was mainly attributable to the decrease in our beauty device product segment.

Beauty device products

Revenue derived from this segment significantly decreased by US$7.2 million, or 28%. The decrease was mainly due to the decrease in the PRC beauty market due to changes of customer’s shopping behavior and the overall changes in PRC economic environment.

Fitness and health care products

Revenue derived from fitness and health care products was relatively stable and slightly increased by US$0.6 million, or 11%.

Revenue by distribution channels

The following table sets forth a breakdown of the Company’s revenue by distribution channels:

Direct sales	For Nine Month Ended September 30, 2019%		For Nine Month Ended September 30, 2018%
Physical stores:
Own retail shops	1,564,524	6.0%	2,358,236	7.4%
Department store counters and shopping mall booths	119,644	0.5%	215,908	0.7%
Online stores
Own websites	389,458	1.5%	160,825	0.5%
Third party e-commerce platforms	7,362,284	28.4%	8,515,505	26.6%
Group buying platforms	-	-%	-	-%
Indirect sales
Chain retailers	512,611	2.0%	1,515,231	4.7%
Distributors and retailers	15,970,546	61.6%	19,213,304	60.1%
Total	25,919,066	100%	31,979,009	100%

Direct sales

Own retail shops

Revenue derived from our retail activity slightly decreased by $0.8 million. The slight decrease in 2019 was due to the impact from the recent protests in Hong Kong.

Third party e-commerce platforms

Revenue derived from this channel decreased by US$1.2 million, or 14%. Our e-commerce market is mainly in the PRC. The decrease was mainly due to changes in PRC consumer shopping habits and the PRC economic environment in 2019.

Indirect sales

Chain retailers

Revenue from chain retailers decreased by US$1.0 million, or 66%. Our chain retailers are all located in Hong Kong and the decrease was mainly due to the impact from the recent protests in Hong Kong.

Distributors and retailers

Revenue from distributors and retailers decreased by US$3.2 million, or 17%. The decrease again was mainly due to the decrease of our sales in the PRC market due to the changes in PRC consumer shopping habits and the PRC economic environment in 2019.

Revenue by geographic locations

The following table sets forth a breakdown of the Company’s revenue by geographical regions based on location of the Company’s customers:

	For Nine Month Ended September 30, 2019%		For Nine Month Ended September 30, 2018%
Hong Kong	9,831,566	38%	8,985,856	28%
PRC	16,087,500	62%	22,993,153	72%
Total	25,919,066	100%	31,979,009	100%

Hong Kong

Revenue from Hong Kong slightly increased by US$0.8 million, or 9%. The increase was mainly driven by our distribution wholesale channels although we encountered some decreases in our chain retailer channel and our own retail shops due to the impact from the protests in Hong Kong. Our distribution wholesale channel increased by $2.3 million in 2019 compared to 2018 as we adjusted our strategy and placed more efforts on our wholesale market in Hong Kong

PRC

Revenue from PRC decreased by US$6.9 million, or 30%, mainly due to the unexpected changes in PRC consumer shopping habits and the PRC economic environment in 2019.

Cost of sales

The following table sets forth a breakdown of the component of cost of sales:

	For Nine Month Ended September 30, 2019%		For Nine Month Ended September 30, 2018%
Costs of merchandises	12,368,650	97%	15,175,969	96%
Other direct costs	416,480	3%	575,481	4%
Total	12,785,130	100%	15,751,450	100%

Costs of merchandise included in the Company’s cost of goods sold decreased by US$3.0 million, or 19%. The decrease was in line with the overall decrease, a decrease of 19%, of the Company’s revenue in 2019 compared to 2018.

Gross profit margin

The following table sets forth the overall gross profit margin of the Company:

	For Nine Month Ended	For Nine Month Ended
	September 30, 2019	September 30, 2018

Revenues	25,919,066	31,979,009
Costs of goods sold	12,785,130	15,751,450
Gross profit	13,133,936	16,227,559
Gross profit margin %	51%	51%

Our overall gross profit margin in 2019 is consistent with the gross margin in 2018.

Operating expenses

Selling expenses

The following table sets forth a breakdown of the selling expenses of the Company:

	For Nine Month Ended September 30, 2019	For Nine Month Ended September 30, 2018
Advertising and promotional expenses	2,216,146	1,709,202
Bank charges	45,895	52,023
Commission and other online charges	1,656,207	1,625,847
Depreciation expenses	140,159	102,259
Rent and management fees	808,907	888,733
Salaries and benefits	1,334,952	881,988
Sundry	190,699	328,900
Transportation expenses	280,403	278,283
Total	6,673,368	5,867,235

The Company’s selling and marketing expenses increased by US$0.8 million. The increase was mainly attributable to the combined effects of the following:

(i)	Our advertising and promotional expenses increased by US$0.5 million. Advertising and promotional expenses represent costs incurred on general advertising media such as TV channels, magazines, newspapers, buses and major websites (Google, Yahoo, Facebook etc.). The increase in 2019 was related to our increase of marketing and promotional activities in the PRC.

(ii)	Our salaries and benefits increased by US$0.5 million. The increase is mainly due to an increase in our sales staff in PRC due to the expansion of our business activities at our PRC subsidiary.

General and administrative expense

General and administrative expense consist primarily of the following expenses:

	For Nine Month Ended September 30, 2019	For Nine Month Ended September 30, 2018
Accounting and professional fees	50,832	34,778
Bank charges	8,264	9,272
Depreciation expenses	53,477	45,758
Director’s remuneration	726,923	402,308
Disposals of plant and equipment	31,859	-
Inventory provision	189,909	54,938
Meals and entertainments	49,528	92,649
Motor vehicle expenses	43,867	55,032
Office expenses	160,969	181,724
Other miscellaneous expenses	120,639	360,401
Repairs and maintenance	69,519	97,671
Rent and management fees	172,080	126,799
Salaries and benefits	966,925	1,134,589
Travels and transportations	46,295	80,438
Total	2,691,086	2,676,357

Our administrative expenses remained relatively consistent in 2019 compared to 2018 as these expenses are generally fixed.

Income Tax

The Company’s assessable profits in respect of its Hong Kong operations were subject to Hong Kong profits tax at the applicable income tax rate of 16.5%. The Company’s assessable profits in respect of the PRC operations were subject to the PRC enterprise income tax at the applicable income tax rate of 25%.

The following table sets forth a breakdown of the income tax expense for the Company.

	For Nine Month Ended September 30, 2019%		For Nine Month Ended September 30, 2018%
Hong Kong	143,599	17%	686,627	58%
PRC	709,970	83%	1,110,046	42%
Total	853,569	100%	1,796,674	100%

The Company’s income tax expense decreased by US$0.9 million in 2019, mainly due to the decrease in profit before tax by US$3.9 million in the nine months ended September 30, 2019 compared to the same period of 2018.

Net income

As a result of the factors described above, our net income for the nine months ended September 30, 2019 was US$3.0 million, compared to the net income of US$5.9 million for the nine months ended September 30, 2018, representing a decrease in net income of US$2.9 million.

Foreign currency translation

The Company’s reporting currency is the United States dollar (“US$”). The US$ is the functional currency of the Company and its BVI subsidiary, Fit Boxx BVI. The Company’s operations are principally conducted through the Hong Kong and PRC subsidiaries where the local currency is the functional currency. Therefore, the functional currency Fit Boxx HK is the Hong Kong dollar and the functional currency of Fit Boxx Shenzhen is the Renminbi (“RMB”).

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currency at the prevailing rates of exchange at the balance date. The resulting exchange differences are reported in the consolidated statements of operations and comprehensive income.

The assets and liabilities of the Company’s subsidiary in the PRC, which is Fit Boxx Shenzhen, are translated at the exchange spot rate at the balance sheet date, stockholders’ equity is translated at the historical rates and the revenues and expenses are translated at the average exchange rates for the periods. The resulting translation adjustments are reported under other comprehensive income in the consolidated statements of income and comprehensive income in accordance with ASC 220. The following are the exchange rates that were used in translating Fix Boxx Shenzhen’s financial statements into the consolidated financial statements:

	September 30, 2019	September 30, 2018

Period-end spot rate	US$1=RMB 7.1477	US$1=RMB 6.8680
Average rate	US$1=RMB 6.8628	US$1=RMB 6.5273

The exchanges rates used for translation from Hong Kong dollar to US$ was 7.8000, a pegged rate determined by the linked exchange rate system in Hong Kong. This pegged rate was used to translate Company’s Hong Kong subsidiary’s balance sheets, income statement items and cash flow items for both the nine-month periods of 2019 and 2018.

Liquidity and Capital Resources

Cash Flows and Working Capital

To date, we have financed our operations primarily through cash generated by operating activities and loan from banks. As of December 31, 2018 and 2017, and for the nine months ended September 30, 2019 we had US$2.0 million US$3.6 million and US$4.3 million, respectively, in cash and cash equivalents, which primarily consist of cash deposited in banks.

Our principal sources of liquidity are cash and cash equivalents and accounts receivables. We generated positive net income of US$5.8 million and negative cashflow of US$0.7 million from operating activities for the year ended December 31, 2018. We generated positive net income of US$3.6 million and positive cashflow of US$2.7 million from operating activities for the year ended December 31, 2017. Our negative cashflow in 2018 was mainly due to payment of a one-time sales rebate of $0.6 million to a customer. Cash provided by operating activities has historically been affected by the amount of net income adjusted for our non-cash expense items, including depreciation and amortization of property and equipment, and intangible assets. The total net carrying value of our property and equipment and intangible assets was only US$0.8 million and US$0.5 million as of December 31, 2018 and 2017 respectively, which were insignificant compared to our total assets. Therefore, there were no significant non-cash adjustments in the fiscal years of 2018 and 2017 and we do not expect there will be significant non-cash adjustments to our operating cashflows from our depreciation and amortization.

Other than cash from operative activities, we also obtained cash through bank loans. However, compared to the cash generated from our operating activities, cash funded by bank loans is not considered our major source of cash inflow. As of December 31, 2018 and 2017, our bank loan balance were mainly related to a general short-term letter of credit facility that we obtained to settle purchases from our international suppliers as a common payment mechanism in international trade.

For short-term and long-term basis, we expect our principal sources of liquidity will still be provided by our internal source of liquidity, which is the cash generated from our operating activities. We will still use certain external capital resources such as short-term commercial letter of credits offered by our banks for our oversea purchases. However, these short-term borrowings will be sufficiently covered by our regular working capital and we do not expect these external capital sources of liquidity to be material compared to our internal sources of cash. As of December 31, 2018 and 2017, our bank offered us a general facility of up to US$1.3 million and US$0.8 million (2017: US$0.6 million) of the facility was still unused.

The Company’s working capital requirements mainly comprise cost of purchase of merchandises, operating lease payments and employee benefits expense. As of December 31, 2018, we had a positive working capital of US$17.0 million, which is sufficient for our present requirements. We expect that the Company’s working capital requirements will be met by cash generated from its business operating activities and bank borrowings.

Cash Flow Summary

Years Ended December 31, 2018 and December 31, 2017

	For the year ended December 31, 2018	For the year ended December 31, 2017
Net cash (used in) provided by operating activities	(664,422)	2,661,918
Net cash provided by (used in) investing activities	161,872	(546,020)
Net cash (used in) provided by financing activities	(1,515,947)	30,017
Effect of exchange rate changes on cash	341,015	7,327
Net (decrease) increase in cash, cash equivalents	(1,677,482)	2,153,242
Cash and cash equivalents at beginning of period	3,643,141	1,489,899
Cash and cash equivalents at end of period	1,965,659	3,643,141

We had a balance of cash and cash equivalents of US$2.0 million as of December 31, 2018, compared with a balance of US$3.6 million as of December 31, 2017. We mainly derived our cash inflow from operating activities from sales of our products.

Operating Activities:

Net cash used in operating activities was US$0.7 million for the year ended December 31, 2018, compared to net cash generated from operating activities of US$2.7 million for the year ended December 31, 2017, represented a US$3.3 million decrease in the net cash inflow generated from operating activities. The decrease in net cash generated from operating activities was primarily due to the following:

1)	We had net income of US$5.8 million for the year ended December 31, 2018. For the year ended December 31, 2017, we had net income of US$3.6 million which led to a US$2.2 million increase in net cash inflow from operating activities.

2)	Change in accounts receivables was US$0.7 million cash outflow for the year ended December 31, 2018. For the year ended December 31, 2017, changes in accounts receivables was US$1.0 million cash outflow, which led to a US$0.3 million increase in net cash inflow from operating activities.

3)	Change in inventory used US$3.8 million net cash outflow for the year ended December 31, 2018. For the year ended December 31, 2017, change in inventory used US$3.3 million cash outflow, which led to a US$0.5 million increase in net cash outflow from operating activities.

4)	Change in prepaid expense and other assets used US$0.9 million net cash outflow for the year ended December 31, 2018. For the year ended December 31, 2017, change in prepaid expense and other assets used US$0.1 million cash outflow, which led to a US$0.8 million increase in net cash outflow from operating activities.

5)	Change in accounts payable and accrued liabilities used US$0.9 million net cash outflow for the year ended December 31, 2018. For the year ended December 31, 2017, change in accounts payable and accrued liabilities provided net cash inflow of US$0.9 million, which led to a US$1.8 million increase in net cash outflow from operating activities.

6)	Change in tax payable used US$0.8 million net cash outflow for the year ended December 31, 2018. For the year ended December 31, 2017, change in tax payable provided net cash inflow of US$1.0 million, which led to a US$1.8 million increase in net cash outflow from operating activities.

Investing Activities:

Net cash provided by investing activities was US$0.2 million for the year ended December 31, 2018. It was attributable to US$0.4 million cash used for purchase of property and equipment and intangible assets, which was offset by a total repayment of US$0.6 million from the Company’s related parties in the year.

Net cash used in investing activities was US$0.5 million for the year ended December 31, 2017. It was primarily attributable to the purchase of property and equipment.

Financing Activities:

For the year ended December 31, 2018, the Company had net cash used in financing activities of US$1.5 million, which was mainly attributable to the combined effects of (i) expenditures of $1.4 million in relation to the Company’s recent IPO endeavors in the US. These expenditures were capitalized as deferred costs on the balance sheets; ii) repayment of short-term bank facilities and bank loans of US$0.4 million; and (iii) proceeds from a new car loan of US$0.3 million; and (iv)repayment of motor vehicle loans of US$0.05 million.

For the year ended December 31, 2017, the Company had net cash provided by financing activities of US$0.03 million, which was mainly attributable to the combined effects of (i) proceeds from short-term bank facilities of US$0.06 million; (ii) repayment of bank loans of US$0.2 million; (iii) proceeds from a new car loan of US$0.2 million and (iv) repayment of motor vehicle loans of US$0.05 million.

Nine Months Ended September 30, 2019 and 2018

	For Nine Month Ended September 30, 2019	For Nine Month Ended September 30, 2018
Net cash provided by (used in) operating activities	2,963,371	1,464,341
Net cash provided by (used in) investing activities	(79,344)	165,698
Net cash provided by (used in) financing activities	(753,061)	(543,741)
Effect of exchange rate changes on cash	179,713	191,888
Net increase in cash, cash equivalents	2,310,679	1,278,186
Cash and cash equivalents at beginning of period	1,965,659	3,643,141
Cash and cash equivalents at end of period	4,276,338	4,921,327

We had a balance of cash and cash equivalents of US$4.3 million as of September 30, 2019, compared with a balance of US$2.0 million as of December 31, 2018. We mainly derived our cash inflow from operating activities from sales of our products.

Operating Activities:

Net cash generated from operating activities was US$3.0 million for the nine months ended September 30, 2019, compared to net cash used in operating activities of US$1.5 million for the same period of 2018, representing a US$1.5 million increase in the net cash inflow generated from operating activities. The increase in net cash generated from operating activities was primarily due to the following:

1)	We had net income of US$3.0 million for the nine months ended September 30, 2019. For the same period of 2018, we had net income of US$5.9 million, which led to a US$2.9 million decrease in net cash inflow from operating activities.

2)	Change in accounts receivables was US$0.06 million cash outflow for the nine months ended September 30, 2019. For the same period of 2018 changes in accounts receivables was US$0.6 million cash outflow, which led to a US$0.5 million decrease in net cash outflow from operating activities.

3)	Change in inventory provided US$0.3 million net cash inflow for 2019. For 2018, change in inventory used US$1.9 million cash outflow, which led to a US$2.3 million decrease in net cash outflow from operating activities.

4)	Change in prepaid expense and other assets provided US$0.3 million net cash inflow for 2019. For 2018, change in prepaid expense and other assets used US$0.4 million cash outflow, which led to a US$0.7 million decrease in net cash outflow from operating activities.

5)	Change in deferred costs used US$ nil net cash outflow for 2019. For 2018, change in deferred costs used US$0.5 million cash outflow, which led to a US$0.5 million decrease in net cash outflow from operating activities.

6)	Change in accounts payable and accrued liabilities used US$0.9 million net cash outflow for 2019. For 2018, change in accounts payable and accrued liabilities used net cash outflow of US$1.5 million, which led to a US$0.6 million decrease in net cash outflow from operating activities.

8)	Change in tax payable used US$0.3 million net cash outflow for 2019. For 2018, change in tax payable provided net cash inflow of US$0.2 million, which led to a US$0.5 million increase in net cash outflow from operating activities.

Investing Activities:

Net cash used in investing activities was immaterial, being US$0.08 million for the nine months ended September 30, 2019.

Net cash provided from investing activities was US$0.2 million for the nine months ended September 30, 2018. It was primarily attributable to repayment of $0.6 million from related parties, which was offset by $0.4 million used in purchases of property, plant and equipment.

Financing Activities:

For the nine months ended September 30, 2019, the Company had net cash used in financing activities of US$0.8 million, which was attributable to the combined effects of: (i) repayment of bank loans of US$0.5 million, (ii) repayment of motor vehicle loans of US$0.06 million, and (iii) $0.2 million expenditures used on IPO activities during the period.

For the nine months ended September 30, 2018, the Company had net cash used in financing activities of US$0.5 million, which was mainly attributable to the combined effects of: (i) repayment of bank loans of US$0.8 million and (ii) net proceeds from motor vehicle loans of US$0.2 million during the period.

Analysis of Items with Major Changes on the Consolidated Balance Sheets

	December 31, 2018	December 31, 2017
	US$	US$
Assets
Current Assets
Cash and cash equivalents	1,965,659	3,643,141
Accounts receivables, net	2,417,864	1,763,576
Inventory	9,994,509	6,522,925
Prepaid expenses	1,764,378	877,386
Deferred costs	2,737,292	-
Due from related parties	-	612,164
Total current assets	18,879,702	13,419,192
Non-current assets
Long term prepaid expenses	290,918	471,487
Property and equipment, net	765,606	545,293
Intangible assets, net	18,277	4,070
Deferred income tax assets	13,653	-
Total assets	19,968,156	14,440,042

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Current liabilities
Accounts payable and accrued liabilities	1,350,150	2,246,717
Taxes payable	462,435	1,292,171
Advance from customers	24,378	19,213
Bank borrowings - current	483,041	820,648
Motor vehicle loans - current	89,787	34,074
Total current liabilities	2,409,791	4,412,823
Non-current liabilities
Bank borrowings – non current	-	24,737
Motor vehicle loans – non current	274,388	111,454
Total liabilities	2,684,179	4,549,014

Commitments and contingencies
Shareholders’ equity
Ordinary shares, US$0.000003 par value, 17,550,000,000 shares authorized, 9,000,000 and 9,000,000 shares issued and outstanding as of December 31, 2018 and 2017, respectively	26	26
Additional paid-in capital	2,940,016	1,574,974
Statutory reserve	76,971	76,971
Retained earnings	13,931,645	8,155,852
Accumulated other comprehensive income	335,319	83,205
Total shareholders’ equity	17,283,977	9,891,028

Total liabilities and shareholders’ equity	19,968,156	14,440,042

Accounts receivables

Our accounts receivables mainly consist of receivables from chain retailer customers and certain of our distributor and retailer customers. We generally offers credit period of 30 days after the end of the month of sales to our chain retailer customers to settle payments, whereas our distributors and retailers are usually requested to settle payments within 30 to 60 days upon delivery of products depending on, among others, the distributor’s or retailer’s credit record, historical sales performance, annual purchase and accounts settlement patterns. The Company seeks to maintain strict control over its outstanding receivables. Overdue balances are reviewed regularly by management.

Our accounts receivables increased by 37%, from US$1.8 million as at December 31, 2017 to US$2.4 million as at December 31 2018, which was mainly due to the significant growth of our business as our revenue has increased from $30.7 million in 2017 to $37.4 million in 2018.

Inventory

The inventory of the Company primarily comprise merchandises of beauty device products, fitness and health care products, and other products.

Our inventory balance significantly increased by 53% from US$6.5 million as at December 31, 2017 to US$10.0 million as at December 31, 2018, which was mainly due to that the increase of our sales. As a result of the increase in our sales in 2018, we have increased our inventory to accommodate anticipate sales demand in the coming year.

Property and equipment

The carrying amount of property and equipment increased by US$0.2 million from US$0.6 million as at December 31, 2017 to US$0.8 million as at December 31, 2018, mainly due to the combined effect of (i) additions to motor vehicle, leasehold improvement and office equipment aggregated to US$0.4 million; and (ii) depreciation charge for the year ended December 31, 2018 of US$0.2 million.

Accounts payables and accrued liabilities

Accounts payables were related to the Company’s purchases of merchandises from suppliers. Payments to suppliers are generally made within 60 days after shipments of goods from suppliers. Account payables decreased by US$0.5 million from US$1.0 million as at December 31, 2017 to US$0.5 million as at December 31, 2018, mainly due to we had less material purchases near the year end in 2018.

Accrued liabilities mainly consisted of accrued operating expenses, accrued salaries and employee benefits and accrued discount payable to a customer. The Company’s accrued liabilities decreased by US$0.4 million as at December 31, 2018 compared to the balance as at December 31, 2017 mainly due to there was a one-time discount payable of US$0.6 million accrued for a customer in 2017 and this payable was paid in 2018. There was no similar discount payable in 2018.

Bank borrowings

The decrease of US$0.4 million in the bank borrowings as at December 31, 2018 compared to December 31, 2017 was due to the repayments of instalment principal payments of the existing bank loans and no significant new bank loans were borrowed in 2018.

Motor vehicle loans

The increase of US$0.2 million in the motor vehicle loans as at December 31, 2018 compared to December 31, 2017 was due to the borrowing of a US $0.3 million new loan from a financial institution to finance the purchase of a motor vehicle in 2018. The balance as at December 31, 2017 related to another motor vehicle loan of US$0.2 million that was borrowed in June 2017.

Lease commitments

We lease various properties of retail stores, offices and warehouses under non-cancellable operating lease agreements. The lease agreements are in general for a period of two years, and certain of these lease arrangements are renewable at the end of the lease period with either pre-set increment rate or market rate to be agreed with landlord.

The operating leases of certain retail store properties also call for additional rentals, which will be based on a certain percentage of revenue of the operation being undertaken therein pursuant to the terms and conditions as stipulated in the respective lease agreements. As the future revenue of these retail stores could not be accurately determined as at the reporting date, the relevant contingent rentals have not been included.

Our lease commitments as of September 30, 2019 are summarized as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	Over 3 years
Operating lease obligations (USD$)	1,552,416	929,183	623,233	-

Critical Accounting Policies

We believe it is helpful for lenders to understand the critical accounting policies underlying our financial statements. Please refer to Note 2 of our Consolidated Financial Statements included in this Prospectus for details of our critical accounting policies. The areas that require significant judgment and estimate for our consolidated Financial Statements include: revenue recognition and, net realizable value of inventories and fair value of share-based payments to a nonemployee. These are also disclosed in Note 2 of our Annual Financial Statements and Interim Financial Statements.

Revenue recognition

We generate revenues primarily by sales of goods to our customers. Revenue is recognized when the following four revenue recognition criteria are met:

(i)	Persuasive evidence of an arrangement exists,

(ii)	Delivery has occurred or services have been rendered

(iii)	The selling price is fixed or determinable, and

(iv)	Collectability is reasonably assured.

Judgment and estimate may be required when determining the allowance for sales returns and sales discounts. Allowances for sales returns and sales discounts will be deducted from revenue recognized in the corresponding period when determined by the Company.

Net realizable value of inventories

We value inventory at the lower of cost or market. We regularly review inventory quantities on-hand and records a provision for excess and obsolete inventory based primarily on the aging and estimated forecasts of product demand, after considering the impact of new products. The aging of our inventory is determined by using the dates between the inventory is shipped and stored at our premises to our fiscal period end date. For inventory aged over two years, we provide a general provision based on 50% of the cost of the inventory. This general provision involves management’s estimates in the assumptions used, including the provision percentage used and the particular aging of the inventory to be included in the provision analysis. Therefore, there are uncertainties involved in our estimation process. The actual write-down results could be higher or lower than our estimates. If actual market conditions and product demand are less favorable than projected, additional inventory write-downs may be required.

Fair value of share-based payment to a nonemployee

During the year ended December 31, 2018, our principal shareholders entered into an agreement with a third party consulting firm and agreed to transfer 4% of the Company’s shares to the consulting firm to pay for the IPO services for the Company. This transaction is similar to a share-based payment to a nonemployee. There were judgements and estimates made in the determination of the fair value of the share-based payment. These judgements and estimates include the valuation techniques used and the assumptions (e.g. multipliers, comparable peer companies, discounting factors and IPO intended offering price) used in the valuation. Therefore, there are uncertainties involved in the valuation process. The actual fair value may be different than the estimated fair value.

Off-balance Sheet Commitments and Arrangements

Except for the operating lease commitments as disclosed in the sub-sections headed “Lease commitments” in this “Management’s Discussions and Analysis” section to this registration, the Company had not entered into any material off-balance sheet transactions or arrangements as at the latest practicable date.

BUSINESS

Overview

We were founded in 2009 and are principally engaged in the sourcing, marketing, selling and distribution of a variety of beauty device products, fitness and health care products, as well as other products, which are mainly for home use, under various brands through our sales and distribution network in Hong Kong and the PRC.

Our revenue is principally derived from the sales of (i) beauty device products, (ii) fitness and health care products and (iii) other products. The beauty device product segment mainly consists of beauty devices for hair removal, wrinkle reduction, skin lifting, anti-acne treatment, rejuvenation of the skin’s appearance and body slimming and other health accessories. The fitness and health care product segment mainly consists of treadmills, exercise bikes, elliptical trainers, steppers and other fitness accessories such as trampolines, yoga gears, dumbbells, boxing gears, heart rate monitors, diagnostic scales and functional clothing. Our other products include traveler’s items, anti-pollution masks, sandals and electrical heated blankets.

For the years ended December 31, 2018 and 2017, and for the nine months ended September 30, 2019, we generated revenues of approximately $37.4 million, $30.7 million, and $25.9 million, respectively. and net income of approximately $5.8 million, $3.6 million, and $3.0 million, respectively.

Business Strategies

Our mission statement is to improve the quality of people’s lifestyle at home and become one of the leading wellness solutions retailers in Asia. We focus on providing compelling value proposition by offering a unique combination of product breadth, value, mix and convenience with a distinctive specialty retail experience and environment. We are currently selling more than 500 products across the categories of beauty device products, fitness and health care products and other lifestyle products.

We have created a welcoming shopping environment desired for convenience. Our stores are predominantly located in convenient, high-traffic locations such as shopping malls and department stores. We have also developed a highly effective KOL based online sales strategy that has translated into a unique competitive advantage contributing to our financial success.

We aim to become a go-to operator in the beauty and lifestyle industry with direct operation in China’s major online channels by developing strong partnerships with China distributors in other different online and retail channels from different provinces. We plan to implement the following strategies to further develop and expand our business:

●	acquire and obtain rights for innovative and exclusive products from suppliers;

●	deliver a distinctive and personalized customer experience across all channels;

●	deliver an exceptional merchandise mix of beauty device and lifestyle products;

●	promote our trading name of “CosmoBoxx” and create our own-brand products with the brand name of “CosmoBoxx”;

●	diversify the format of our stores to include pop-up stores and grow e-commerce to serve more customers;

●	invest in infrastructure to support customer experience and growth and scale efficiencies; and

●	improve on timing and effectiveness of our marketing activities.

The Chinese beauty device product and lifestyle markets are continuing to expand while distribution channels continue to shift from department stores to specialty retail and online stores. According to iResearch, China’s retail e-commerce is expected to reach RMB12.7 trillion by 2022, taking over 24% of the total consumer goods retail value. The following chart outlines the total gross merchandise volume (“GMV”) of retail e-commerce in the PRC between 2013 and 2022:

Source: iResearch Report

We believe our competitive strengths will position us to capture additional market share in the industry. Our long term growth strategy is to increase total net sales by opening new stores, entering new markets in Asia, adding stores to existing markets, remodeling old stores, and increasing e-commerce sales. We intend to increase profitability by offering an optimal mix of products and leveraging our fixed store costs. We also intend to increase our margins by increasing our market appearance, brand recognition and image. We believe we will increase operating efficiencies through our incremental investment in people, systems and supply chain required to support our in-store shops and pop-up stores, coupled with a successful e-commerce platform.

We plan to implement the following strategies to pursue further development and expansion of our business:

Further development of our business in the PRC online market by opening display stores

We believe the online market in the PRC has promising potential. However, we consider that certain customers may be hesitant to purchase products online without testing or looking at physical products. In order to provide online customer traffic with physical experience of our products in the PRC and to enhance our interactivity with potential customers, we plan to open a few display stores in major cities of the PRC. These display stores allow customers to gain confidence of their purchases by testing the products before placing orders at our online storefronts. We intend to fund the further development of our business in the PRC with anticipated cash flows from operating activities, together with the proceeds raised in this offering.

Expansion of retail network in Hong Kong

In order to attract customer traffic with higher purchasing power, we plan to open a new flagship shop in Hong Kong and 14 display stores in the PRC. We believe that the new shops will allow us to gain market presence in prime locations with busy customer traffic of working group. We also believe that the new shops serve, to a certain extent, to promote our brand name. We intend to fund the expansion of our retail network in Hong Kong with anticipated cash flows from operating activities, together with the proceeds raised in this offering.

Enhancing marketing and promotional activities

We believe that marketing and promotion of our products and brand names are important to increase the general public’s awareness of our brand and our products. In order to increase customer traffic of both physical and online stores and to cope with our expansion plan in relation to various types of physical stores, we plan to strengthen our effort to promote our trading name of “CosmoBoxx” in Hong Kong and the PRC by launching various marketing and promotional activities. In order to maintain and expand our indirect sales channels, we plan to attend trade exhibitions on a regular basis in order to gain awareness of our brand and products and to attract more distributors from different locations. We intend to enhance our marketing and promotional activities with anticipated cash flows from operating activities, together with the proceeds raised in this offering.

Increasing market presence by opening of pop-up stores

We plan to open 10 pop-up stores each year to further enhance our market presence. The pop-up stores are temporary stores open for two to three months and are intended to allow us to create a unique environment to engage potential customers and generate interactivity between the Company and our customers. These pop-up stores also allow us to test the popularity of our products and suitability of future shop locations, which we believe is a low-cost way to capture foot traffic without committing to long-term leases for two to three years. We intend to increase our market presence of pop-up stores with anticipated cash flows from operating activities, together with the proceeds raised in this offering.

Enhancing our brand recognition and image by renovation of existing shops

We believe that the ambience of our retail shops is also important to our customers’ shopping experience. We plan to refurbish our existing retail shops in Hong Kong and will continue to refurbish our existing retail shops as and when necessary with the aim to provide our customers with a comfortable shopping environment. We intend to renovate our existing shops with anticipated cash flows from operating activities, together with the proceeds raised in this offering.

Competitive Strengths

We believe that our growth and future prospects are based on the following competitive strengths:

Diversified portfolio of beauty devices and fitness and health care products offered by us

Beauty devices have become the primary choice for customers seeking beauty care services and products as they provide consumer with advanced skincare services at lower cost, less time, limited risk and enhanced results. According to iResearch, the market of beauty devices has been growing and will continue to grow in the foreseeable future. The following chart outlines the market size and forecast of at-home beauty apparatus in the PRC between 2015 and 2022:

Source: iResearch Report

We offer a variety of own-brand and branded beauty device products and fitness and health care products, which are mainly for home use, to consumers with varying needs and preferences. Our sales and marketing team regularly attends key tradeshow events and conducts market studies to keep abreast of the latest market information and industry trends. With the market updates and consumer data, we strive to bring new products to the market and upgrade our product portfolio on a continuous basis in response to changing consumer preferences, new innovations and market opportunities.

From time to time, we are approached by certain brand owners for the purpose of business cooperation. We shortlist suitable products based on our assessment of market acceptance, and include these products in our product portfolio in order to maintain a competitive edge.

We believe this diversified portfolio of products will help reduce our reliance on any one particular kind of product or brand, and demonstrates our ability to identify and introduce new products to meet customers’ expectations and demands.

Multiple sales and distribution channels

Our products target the general consumer market in Hong Kong and the PRC. Currently, our existing sales network is made of our own retail outlets (including retail shops and department store counters) and retail websites, points of sales established by the chain retailers, third party e-commerce platforms, online group buying platforms, as well as other distributors and retailers. We believe physical retail stores, combined with the online retail platforms, would provide an integrated shopping experience to the consumers for the sales and promotion of our products. We have expanded our sales network to the PRC by operating three storefronts on an e-commerce platform, namely, Tmall, for the sales of beauty device products. We consider that these online storefronts allow us to gain access to the fast-growing consumer market of the PRC without significant capital investment.

We believe that the multiple sales and distribution channels would provide us with the solid foundation to further increase our sales and market share. In addition, the established sales network would also attract potential brand owners supplying beauty device products or fitness and health care products to appoint us as distributors in order to penetrate into the Hong Kong and the PRC markets.

Experienced and dedicated management team

We believe that our management team’s experience, knowledge and vision in the beauty device product and fitness and health care product markets have enabled us to achieve growth. Most of our key executives and senior management have over 10 years of experience in the beauty device product and fitness and health care product markets and possess relevant management experience and industry knowledge. Benefiting from the experience and knowledge of the management team, we believe that we are able to adopt appropriate marketing and sales strategies to accommodate the changing market environment, possess the vision required to anticipate changes in consumer preference, market trends and introduce new products or upgrade existing products to ensure our future growth.

History and Corporate Structure

The Company was incorporated under the laws of the Cayman Islands as an offshore holding company on May 14, 2015. The Company owns 100% of the equity interest in Fit Boxx BVI, a company incorporated under the laws of the British Virgin Islands on May 20, 2015. Through Fit Boxx BVI, the Company indirectly own 100% of the equity interest in Fit Boxx HK, a company incorporated under the laws of Hong Kong on June 18, 2009. Fit Boxx HK owns 100% of the equity interest in Fit Boxx Shenzhen, a company established in the PRC on October 31, 2012.

The following diagram illustrates our corporate structure immediately following the consummation of this offering:

Operations

Our products are either (i) branded product purchased from independent brand owners and sold to customers under the brand owners’ brands, or (ii) own-brand products sourced from independent external manufacturers or traders sold to customers under our own brands.

(I) Sourcing of Branded Products

We normally source and identify popular beauty device products and fitness and health care products from independent brand owners around the world. Once a brand is identified, we approach the brand owners directly and negotiate for the distribution rights of the products of a particular brand principally in Hong Kong and in some occasions covering Macau and online sales in the PRC. The brand owners who wish to expand their business into the Hong Kong and/or the PRC market may also approach us directly for business co-operation. In either event, if the products are assessed by us as popular, we will strive to negotiate for the distribution rights of the products in the agreed territories.

(II) Sourcing of our Own-brand Products

Starting in 2009, we began to source fitness and other health care products and develop our own brands, namely “EnerGym”. The “EnerGym” collection offers small-sized or compact fitness product which is easy to use, convenient to store and requires less storage space.

We do not have our own manufacturing facilities or production line. These products are produced by external manufacturers located in the PRC or sourced from third party suppliers in Taiwan or the PRC and delivered to us as finished products for distribution under our own brands.

Products

Our products can be classified into three segments, namely, (i) beauty device products, (ii) fitness and health care products and (iii) other products.

Beauty device  products

The beauty device product segment mainly consists of beauty devices for hair removal, wrinkle reduction, skin lifting, anti-acne treatment, rejuvenation of skin’s appearance and body slimming. It also includes other beauty accessories such as hair care products and anti-ultraviolet clothing. The following is a list of major beauty device products sold by us:

●	Radio frequency treatment devices

●	Pulsed light hair removal device and beauty devices for anti-acne treatment

●	Cleaning and rejuvenation of skin

●	Sonic brush

●	Nail polisher

●	Dead skin removal

●	Hair shaver

●	Laser hair rejuvenation helmet

●	LED silicone mask

Fitness and health care products

The fitness and health care product segment mainly consists of treadmills, exercise bikes, elliptical trainers, steppers and other fitness accessories, including trampolines, yoga gears, dumbbells, boxing gears, heart rate monitors and diagnostic scales. The following is a list of major fitness and health care products sold by us:

●	Treadmills

●	Elliptical trainers

●	Exercise bikes

●	Steppers

●	Fitness accessories

●	Functional clothing and accessories

Other products

Our other products mainly consist of traveler’s items, anti-pollution masks, sandals and electrical heated blankets.

Sales and Distribution Channels

Currently, our sales network is made of our own retail outlets (retail shops and department store counters) and retail websites, points of sales established in the chain retailers, third party e-commerce platforms, online group buying platforms, as well as other distributors and retailers. Our physical retail stores, combined with online retail platforms, provided an integrated shopping experience to the consumers for the sales and promotion of our products.

We have expanded our sales network to the PRC by operating four storefronts on a well-known e-commerce platform, namely, Tmall, and through storefronts on another e-commerce platform which is operated by a corporate customer, for the sales of beauty device products. We believe these online storefronts allow us to gain access to the fast-growing PRC consumer market without significant capital investment.

The following chart illustrates the flow of our products to end-customers under our various distribution channels:

Notes:

1.	For sales ordered at our CosmoBoxx’s overseas flagship store on Tmall, the products are delivered directly from our warehouse in Hong Kong. For sales ordered at our other storefronts on Tmall, the products are delivered directly from our warehouse in Shenzhen, the PRC.

2.	For sales to other distributors and retailers located in the PRC, the products will be first delivered from our warehouse in Hong Kong to our warehouse in Shenzhen, the PRC.

Our sales are recognized upon the delivery of goods to customers, except for sales through certain chain retailers under consignment arrangement where our sales are recognized upon sales of goods by the consignee chain retailers to the end-customers. In addition, with respect to sales through group buying platforms, our sales are recognized upon the redemption of goods by the buyers of goods redemption vouchers.

(I)	Direct Sales – Retail outlets

Currently, we have nine retail outlets (seven retail shops and two department store counters) located in Hong Kong directly operated by us. All retail outlets directly operated by us are presently located on leased premises. The following table sets forth the details of our retail outlets as of September 30, 2019.

Location	Type of outlet	Type of premises
Hong Kong Islands:
Causeway Bay	Own shop	Shopping Mall
Causeway Bay	Department store counter	Shopping Mall
Quarry Bay	Department store counter	Shopping Mall
Kowloon:
Mongkok	Own shop	Commercial Building
Tsim Sha Tsui	Own shop	Shopping Mall
Tsim Sha Tsui	Own shop	Shopping Mall
Kwun Tong	Own shop	Industrial Building
Tsim Sha Tsui	Own shop	Shopping Mall
New Territories:
Yuen Long	Own shop	Shopping Mall

We consider identifying suitable locations for our retail outlets to be crucial to our success and to increase public awareness of our brand recognition and our products. Most of our existing retail outlets are situated at or close to high-traffic or populated locations such as shopping malls, department stores and residential areas.

(II)	Direct Sales – Online stores

(1)	Online retail websites

We currently own and operate a retail website, namely, http://www.fitboxx.com, which allow customers to view and purchase our products online. Our retail websites contain the following information and features:

●	Comprehensive product information. Each product webpage contains pictures of the product, the price and a detailed introduction of the product’s specifications and functions. In order to promote our products in an attractive way, the product webpage may also contains showcases presented by way of television commercials, advertisements on printed media, demonstration videos and customer review videos.

●	Online question and answer section. Customers can submit their questions or queries through the websites. Our customer services staff will reply to their questions by emails. Frequently asked questions and answers are also listed out on the websites for the customers’ easy reference.

●	Online order system. Customers can place orders for the products online. They can choose to pay by credit cards online or by cash upon delivery. For purchases of more than HK$300, we provide free delivery. After receipt of the orders, our customer service staff will contact the customers to arrange for delivery.

We also own and operate a website, namely, http://www.cosmoboxx.com, which allow customers to view pictures, price, specifications and functions of our products.

(2)	Third party e-commerce platforms

Online sales in Hong Kong

Apart from our own retail websites, we also conduct online sales in Hong Kong through cooperation with certain online shopping platform operators. Currently, we have entered into cooperation agreements with two online shopping platform operators, the details of which are set out below.

In 2010, we entered into a cooperation agreement with a credit card company which provides an online shopping platform for its credit card holders in Hong Kong. According to the agreement, the credit card company is mainly responsible for the production and printing of the promotional materials at our cost, approving credit card payment transactions and handling online orders from its credit card members. We are mainly responsible for the supply and direct delivery of the ordered products, and provision of after-sales service to those online buyers. The cooperation agreement will continue to be in force until terminated by either party giving to the other a written notice of not less than 30 days.

In 2015, we entered into another cooperation agreement with an online shopping platform operator which provides an online marketplace facilitating the sale, purchase, and promotion of multifarious goods and services between merchants and online buyers in Hong Kong. According to the agreement, the platform operator is mainly responsible for maintaining the design, layout and features of the online shopping platform, running regular marketing and promotional campaigns on the platform, and handling the delivery (depending on product types) of the online customer orders. We are mainly responsible for the supply and delivery (depending on product types) of the ordered products, and provision of after-sales service to those online buyers. The cooperation agreement commenced in March 2015 and will continue to be in force until terminated by the parties.

Online sales in the PRC

Currently, we are operating five storefronts on three e-commerce platforms in the PRC. We mainly sell beauty device products by way of distribution arrangements through online storefronts on an e-commerce platform, namely, Tmall, in the PRC.

In a typical sales transaction, the consumer pays the purchase price by credit card or through the online payment system of our third party e-commerce platforms. For example, Tmall marketplace’s online payment system is known as “Alipay”. All transactions on Tmall are ultimately settled through Alipay. The marketplace releases the payments from Alipay to us only when the consumer has confirmed receipt of the goods in satisfactory condition or when the consumer does not object to the release of payments within a specified time period. After the customer’s order is confirmed, we engage a third-party logistics company to execute the delivery of products ordered. As provided under the framework agreement with Tmall, we are required to pay a commission, at a rate depending on the product category, out of the total sales amounts settled through the payment system of the marketplace. The applicable commission rate for our products are 6% in general.

(III)	Indirect Sales

(1)	Sales through chain retailers

We provide our products to chain retailers, which display our products in their stores for sale to the general public. Currently, we co-operate with eight chain retailers and established over 100 points of sales through their extensive sales network in Hong Kong. The chain retailers place purchase orders generally on a replenishment basis, and we supply products to them accordingly by delivering the products to the warehouses or stores designated by the chain retailers from time to time.

(2)	Sales to other distributors and retailers

To expand into areas where we do not have presence, we also sell our products directly to other distributors and retailers in Hong Kong, the PRC and Macau. We select the distributors and retailers based on their business scale, distribution network, payment terms and reputation. The sales of our products are generally made on a wholesale basis to the other distributors and retailers who then resell the products to (i) consumers mainly through various channels including online storefronts of e-commerce platforms which they operate or (ii) their wholesale customers who then resell the products to consumers through their respective retail channels.

(3)	Management of distribution network under indirect sale channels

Our distribution network under indirect sales channels is managed by our sales and marketing team which manages the relationships with distributors in accordance with the distribution or other cooperation agreements, and internal sales and marketing policy. We will monitor and evaluate the performance of distributors from time to time. Such monitoring and evaluation forms the basis of whether we will continue the business relationships with our distributors or adjust the amount of business we conduct with them.

Suppliers

Our suppliers include (i) brand owners for branded products and (ii) manufacturers for our major own-brand products.

Currently, we have entered into distribution agreements with five brand owners and other suppliers for branded products for a term of one to three years, pursuant to which they have granted distribution rights to us for distribution of certain beauty device products and fitness and health care products in Hong Kong, the PRC and/or Macau. Any negative developments in our relationship with such suppliers could materially and adversely affect our market share and business results.

Manufacturers of our own-brand products are mainly third party manufacturers in the PRC and Taiwan to which we outsource the production of our own-brand products.

Customers

Our products target the general consumer market in Hong Kong and the PRC. With respect to the fitness segment, our products mainly target general consumers of both genders aged between 25 to 50 who are health conscious and appearance conscious. With respect to the beauty device segment, our products mainly target the female consumers aged between 25 to 50 who are appearance conscious, eager to try novel and trendy products, and are willing to pay a premium price in return for quality products.

We sell and distribute our products to chain retailers, other distributors and retailers, which in turn sell our products directly or through sub-distributors to ultimate consumers. We also directly sell to the ultimate consumers through our own retail outlets, own retail websites and third party storefronts on e-commerce platforms, as well as online group buying platforms.

Marketing

As our products target the general consumer market, we have put considerable resources in devising various marketing campaigns to further increase public awareness of our brand recognition and our products. We advertise mainly through social media, search engine, KOL, targeted internet advertisements, magazines, television advertisements, pamphlets, banners, billboards and media advertisements on public transit vehicles such as buses. Trade exhibitions are also conducted in order to gain awareness of our products. We also contract with celebrities to be the brand/product ambassadors.

Marketing materials and designs are mostly carried out by our in-house staff. However, our advertising activities are subject to the relevant laws and regulations of the jurisdictions where we operate. We have the following internal control measures in place in order to ensure compliance with the relevant laws and regulations regarding advertisements:

●	All marketing materials are prepared by our marketing personnel and reviewed by our marketing managers, with our Chairman being responsible for final approval of the contents of the marketing materials.

●	For beauty gadget products, we will obtain copies of clinical studies certificates and/or reports provided by manufacturers to prove that the beauty devices perform their advertised functions. Our marketing personnel will also ensure that our advertisement details are in line with those stated by the manufacturers.

●	With respect to television advertisements, we rely on professional advertising agents to ensure relevant compliance.

Quality Control

Before we order a particular products from our suppliers, we ensure that each batch of products are accompanied with a quality control report (the “QC Report”) which is issued by the product manufacturer. The QC Report is issued if it is in compliance with the quality and safety standards set by the manufacturer. For beauty devices, we will obtain copies of clinical studies certificates and/or reports issued to the manufacturer to prove that the beauty devices perform their advertised functions and are not hazardous for human use. Moreover, a certificate of safety compliance is provided by the supplier if the product is subject to safety compliance under relevant laws and regulations.

As of September 30, 2019, we had four designated staff responsible for the quality control of our products. When the products are delivered to our warehouses, the warehouse staff will inspect the condition (including physical appearance, packaging and labelling) of the products to ensure that their condition has not been changed or impaired and that there is no damage to the products. The designated quality control staff will then perform sampling inspections on the products. They follow the quality control guidelines of each product when conducting quality control tests. Quality inspection on the fitness and health care products normally includes the product’s condition, structure, functions and safety, while the quality inspection on the beauty devices normally includes condition, structure and safety. If the quantity of products does not match or where defects are found, the staff will notify the management. We will then take records and photos of the damaged products and communicate with the relevant suppliers and request a refund or exchange of products from the relevant suppliers.

In order to gain customer confidence in our products and enhance our corporate image, we have participated in the “No Fakes Pledge” Scheme since 2012.This is a scheme launched by the Hong Kong Government and aims to promote a sense of pride among traders who do not deal in counterfeit and pirated goods. It also aims to enhance awareness of intellectual property protection among retailers and consumers alike. The “No Fakes Pledge” Scheme campaign encourages participating retail merchants to set a good example by pledging not to sell or distribute counterfeit or pirated products, thus establishing and upholding honest and trustworthy trading practices.

Inventory Control

Inventories held by us are mainly beauty device products and fitness and health care products provided by suppliers. The majority of our inventories are kept in retail outlets and warehouses in Hong Kong and Shenzhen, while some beauty device products are kept in the point-on-sales of certain chain retailers as consignment stock.

We understand that maintaining a sufficient, but non-excessive inventory, is crucial to the success of the Company’s business. We closely monitor our inventory levels and normally maintain the inventory level at an average of approximately two to six months depending on the product nature, marketing plan and delivery lead time. We have also established a computerized inventory management system and other inventory control procedures to track in-coming and out-going inventory.

Logistics

We have our own logistics team which aims at ensuring the cost-effectiveness and timely delivery of the products to the customers and for better control. Currently, our logistics team coordinates closely with our customer services staff for the purposes of arranging the delivery of the products to the customers according to the purchase orders received.

Currently, we own and operate a truck and two cargo vans for delivery of products from our warehouse to our own retail stores and designated places of the customers in Hong Kong. The cost of delivery to the chain store customers is borne by us. For individual consumers in Hong Kong, we provide free delivery for purchases of more than HK$300. We also engage two third-party logistics providers in Hong Kong for delivery of heavy fitness products and to cover delivery during busy hours.

We rent a warehouse in Shenzhen to support our online sales operation in the PRC. We engage third party logistics companies to regularly transfer goods from the Hong Kong warehouse to the Shenzhen warehouse. After the customers place orders through the online storefronts in the PRC, the staff in the Shenzhen warehouse is responsible for packaging of the goods and engages third party logistics companies to deliver the order to the customers’ door or pick-up stations selected by the customers. The cost of the delivery is borne by us. For other distributors and retailer customers in the PRC, we will either deliver the products to the customers’ designated places in Hong Kong or engage third party logistics company to provide delivery services at our cost.

Customer Service

We maintain a service hotline in Hong Kong and the PRC. Customers can contact the service hotline and write through our retail websites or email to ask questions or leave a complaint. In relation to product repairs, our current maintenance policy is to offer a free maintenance period of one year for beauty device products and fitness and health care products. For beauty device products sold in the PRC, customers can return their purchased products to our Shenzhen office for repair.

Warranty

We generally offer our customers a one-year product warranty period. Warranty for the products is usually given directly by us to customers if a warranty is also given to us from the supplier. Products that are found to be defective are entitled to be replaced. For some of our products, the warranty is generally provided directly by the relevant distributor to the ultimate customers.

Certain brand owners will offer us a certain amount of spare parts per shipment so we can replace them for our customers. Certain brand owners will also undertake to take up returned defective products and will replace them with new products under the warranty policy given to us. The warranty costs borne by us primarily related to the labor costs, incurred by us to replace or repair the defective products.

Seasonality

Our sales are subject to a certain degree of seasonal fluctuations. Generally, demand for our beauty device products is relatively higher during period of March to June. This is due to the higher appearance consciousness of target customers in preparation for summer, leading to their purchase behavior before summer. We also experience higher sales in November when our third party e-commerce platforms, such as Tmall, launch special promotional activities to boost online shopping.

Competition

We face keen competition with respect to pricing, product quality and brand identification. Some of our competitors may have greater financial, technological and informational resources, which may enable them to provide products superior to our products, or to adapt more quickly than we do to evolving industry trends and consumer preferences. Conversely, some of the our competitors may, out of various commercial considerations, adopt low-margin sales strategies and compete against us based on lower prices to increase their market share.

Intellectual Property

We consider our trademarks, domain names and similar intellectual property rights as critical to our success, and we rely on a number of trademarks registered in Hong Kong and the PRC to protect our intellectual property rights. We maintain approximately 10 and 39 trademarks in Hong Kong and the PRC, respectively. Currently, we are in the process of applying for registration of 7 trademarks in the PRC. We have also registered 13 domain names.

Employees

Currently, we have a total of 111 full-time employees. Set forth below is the number of our employees by function as of September 30, 2019:

Function	Number of Employees
Directors and legal representative	4
Senior management	6
Finance and accounting	8
Sales and marketing	19
Human resources and administration	7
Warehousing	11
Quality control and maintenance	4
Logistics	1
Customer services	16
Retail stores operations	18
Online stores operations and customer services	16
Information Technology	1

Properties

Our headquarters are located at 13/F, Le Diamant, 703 Nathan Road, Mongkok, Kowloon, Hong Kong.

Currently we have leased 14 properties, which are used for retail, maintenance, showroom, office and warehouse purposes. The following table sets forth a summary of the properties leased by the Company in Hong Kong and the PRC as of September 30, 2019:

Location	Use of property	Tenant	Term of lease
Shop 1001, 10/F, Windsor Square, 311 Gloucester Road	Retail store (Causeway Bay Shop)	Fit Boxx HK	July 17, 2017 to July 16, 2020
1/F, Kornhill Plaza (South), 2 Kornhill Road	Retail store (Quarry Bay Shop)	Fit Boxx HK	August 16, 2019 to October 27, 2019
7/F, Mongkok Metro, 594-596 Nathan Road	Retail store (Mongkok Shop)	Fit Boxx HK	August 16, 2019 to August 15, 2021
Shop 176, 1/F, Mira Place 2, 118-132 Nathan Road	Retail store (Tsim Sha Tsui)	Fit Boxx HK	June 1, 2019 to May 31, 2020
Shop 108-110, 1/F, Yuen Long Landmark, 123 Castle Peak Road	Retail store (Yuen Long Shop)	Fit Boxx HK	August 1, 2017 to July 31, 2020
Kiosk LZ-D, 2/F, Mira Place I, 132 Nathan Road, Tsim Sha Tsui	Retail store (Tsim Sha Tsui)	Fit Boxx HK	May 3, 2019 to November 2, 2019
Shop 213A, Level 2, K11 Musea, Victoria Dockside, 18 Salisbury Road, Tsim Sha Tsui	Retail store (Tsim Sha Tsui)	Fit Boxx HK	July 2, 2019 to January 1, 2022
414A, 4/F, SOGO, 555 Hennessy Road, Causeway Bay	Retail store (Causeway Bay)	Fit Boxx HK	September 18, 2019 to March 17, 2020
Room Q, 5/F, Block III, Camel Paint Building, 60 Hoi Yuen Road	Maintenance Center (Kwun Tong) / Retail store	Fit Boxx HK	November 8, 2017 to November 7, 2019
14/F, Hung Wai Industrial Building, 3 Hi Yip Street, Yuen Long, New Territories	Warehouse (Hong Kong)	Fit Boxx HK	September 9, 2019 to September 8, 2021
Flat F, 9/F, Hung Wai Industrial Building, 3 Hi Yip Street, Yuen Long, New Territories	Warehouse (Hong Kong)	Fit Boxx HK	January 1, 2019 to December 31, 2019
Flat F, 3/F, Hung Wai Industrial Building, 3 Hi Yip Street, Yuen Long, New Territories	Warehouse (Hong Kong) / Showroom	Fit Boxx HK	May 21, 2019 to May 20, 2021
13/F, Le Diamant, 703 Nathan Road, Mongkok, Kowloon, Hong Kong	Office (Hong Kong)	Fit Boxx HK	June 1, 2017 to May 31, 2020
1907, Excellence City, No. 126, Shangmeilin Zhongkang Road, Futian District, Shenzhen	Office/warehouse (PRC)	Fit Boxx Shenzhen	April 20, 2019 to April 19, 2021

Insurance

We maintain insurance policies against loss or damage to our office and retail shops, business interruption, and for employees’ compensation for our staff in Hong Kong. In relation to the insurance policy maintained for our inventory, the insurance policy insures beauty device products and health care products stored in our warehouse in Hong Kong. We also maintain a general property insurance for our business in the PRC. In addition, our branded products are generally covered by products liability insurance maintained by relevant brand owners. The major aspects of our operations are covered by insurance. We consider that we have taken out sufficient insurance policies over our assets and employees.

Legal Proceedings

We are currently not involved in any material legal or arbitration proceedings. From time to time, we may be subject to claims and legal actions arising in the ordinary course of business. Such claims or legal actions, even if without merit, could result in the expenditure of significant financial and management resources and potentially result in civil liability for damages.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities or the rights of our shareholders to receive dividends and other distributions from us.

Hong Kong

Competition Ordinance

The Competition Ordinance (Cap. 619, Laws of Hong Kong) (the “Competition Ordinance”) came into force on December 14, 2015. It is an ordinance that (i) prohibits conduct that prevents, restricts or distorts competition in Hong Kong, (ii) prohibits mergers that substantially lessen competition in Hong Kong, and (iii) provides for incidental and connected matters.

The Competition Ordinance provides for the establishment of the competition commission with investigation powers (the “Competition Commission”) and the competition tribunal with adjudicative powers (the “Competition Tribunal”). The Competition Ordinance includes, among other provisions, the first conduct rule, which prohibits anti-competitive conduct involving more than one party (the “First Conduct Rule”); and the second conduct rule, which prohibits anti-competitive conduct by a party with substantial market power (the “Second Conduct Rule”).

The First Conduct Rule provides that an undertaking must not (a) make or give effect to an agreement; (b) engage in a concerted practice; or (c) as a member of an association of undertakings, make or give effect to a decision of the association, if the object or effect of the agreement, concerted practice or decision is to prevent, restrict or distort competition in Hong Kong. Examples of serious anti-competitive conduct includes (i) fixing, maintaining, increasing, or controlling the price for the supply of goods or services; (ii) allocating sales, territories customers or markets for the production or supply of goods or services; (iii) fixing, maintaining, controlling, preventing, limiting or eliminating the production or supply of goods or services; and (iv) bid-rigging practices.

The Second Conduct Rule provides that an undertaking that has a substantial degree of market power in a market must not abuse that power by engaging in conduct that has as its object or effect the prevention, restriction or distortion of competition in Hong Kong. Factors which may be taken into account when determining whether an undertaking has such power includes the market share of the undertaking, the undertaking’s power to make pricing and other decisions; and any barriers to entry to competitors into the relevant market.

The Competition Ordinance prohibits the abuse of a substantial degree of market power and provides two examples of abusive conduct. An undertaking with a substantial degree of market power may commit an abuse by engaging in “predatory behavior towards competitors” or by “limiting production, markets or technical development to the prejudice of consumers”.

Penalties that the Competition Tribunal may impose for contraventions of a competition rule include pecuniary penalties, awards of damages, and interim injunctions during investigations or proceedings. The maximum penalty in relation to a “single contravention” can be up to 10% of the annual turnover obtained by the undertaking concerned in Hong Kong for each year the infringement lasted, with a maximum of three years. The Competition Tribunal may also order the disqualification of responsible directors for up to five years, award injunctions, declare agreements to be void, award damages, confiscate illegal profits, and order the payment of costs of the Competition Commission’s investigation.

Consumer Goods Safety Ordinance

The Consumer Goods Safety Ordinance (Cap. 456, Laws of Hong Kong) (the “Consumer Goods Safety Ordinance”) imposes a duty on manufacturers, importers and suppliers of certain consumer goods to ensure that the consumer goods they supply are safe and for incidental purposes.

The Company’s products are regulated by the Consumer Goods Safety Ordinance and the Consumer Goods Safety Regulation (Cap. 456A, Laws of Hong Kong) (the “Consumer Goods Safety Regulation”).

Section 4(1) of the Consumer Goods Safety Ordinance requires consumer goods to be reasonably safe having regard to all of the circumstances including the manner in which, and the purpose for which the products are presented, promoted or marketed, the use of any mark in relation to the products, instructions and warnings given for the keeping or use of the products, reasonable safety standards published by a standards institute or other similar bodies and the existence of any reasonable means to make the products safer.

According to section 2(1) of the Consumer Goods Safety Regulation, where consumer goods on their packages are marked with, or where any labels affixed to or any documents enclosed in their packages contain, any warning or caution regarding the safe keeping, use, consumption or disposal, such warning or caution shall be in both the English and the Chinese languages. Such warnings and cautions, as required by section 2(2) of Consumer Goods Safety Regulation, shall be legible and be placed in a conspicuous position on (a) the consumer goods; (b) any package of the consumer goods; (c) a label security affixed to the package; or (d) a document enclosed in the package.

Copyright Ordinance

The Copyright Ordinance (Cap. 528, Laws of Hong Kong) (the “Copyright Ordinance”), currently in force in Hong Kong, to effect on June 27, 1997. The Copyright Ordinance as reviewed and revised from time to time provides comprehensive protection for recognized categories of literary, dramatic, musical and artistic works, as well as for films, television broadcasts and cable diffusion, and works made available to the public on the internet.

Electrical Products (Safety) Regulation

It is a requirement under the Electrical Products (Safety) Regulation (Cap. 405G, Laws of Hong Kong) that electrical products which are designed for household use and supplied in Hong Kong shall comply with certain safety requirements and obtain recognized certificates of safety compliance.

Employment Ordinance

The Employment Ordinance (Cap. 57, Laws of Hong Kong) (the “Employment Ordinance”) provides for the protection of the wages of employees, regulates general conditions of employment and employment agencies, and for matters connected therewith.

Under the Employment Ordinance, employees who are employed under a continuous contract are entitled to additional benefits including rest days, paid annual leave, sickness allowance, severance payment and long service payment.

Where an employer willfully and without reasonable excuse fails to pay wages to an employee when it becomes due, or fails to pay interest on the outstanding amount of wages to the employee, the employer is liable on conviction to a fine and imprisonment. Where an employer who is no longer able to pay wages due, it should terminate the contract of employment in accordance with its terms.

Employees’ Compensation Ordinance

The Employees’ Compensation Ordinance (Cap. 282, Laws of Hong Kong) (the “Employees’ Compensation Ordinance”) regulates the payment of compensation to employees who are injured in the course of their employment. Under the Employees’ Compensation Ordinance, an employer must be in possession of a valid insurance policy to cover his liabilities both under the said ordinance and at common law for the work injuries of his employees, irrespective of the length of employment contract or working hours, full-time or part-time employment. An employer who fails to secure an insurance cover commits an offence and is liable on conviction to a fine and imprisonment.

Mandatory Provident Fund Schemes Ordinance

The Company provides retirement benefits for the employees under the Mandatory Provident Fund Scheme (the “MPF Scheme”) under the Mandatory Provident Fund Schemes Ordinance. Under the Mandatory Provident Fund Schemes Ordinance, except for exempt persons, employees (full-time and part-time) and self-employed persons who are at least 18 but under 65 years of age are required to join an MPF Scheme.

Under the MPF Scheme, both the employer and each of its employees are each required to make contributions to the plan at 5% of the employee’s relevant income, subject to a monthly relevant income cap of HK$30,000 for employers and a minimum and maximum monthly relevant income cap of HK$7,100 and HK$30,000 respectively for employees. Where the employee’s income exceeds HK$30,000, both the employer and employee shall contribute a monthly sum of HK$1,500 to the plan. This contribution amount will immediately be vested in the employee as his/her accrued benefits in the MPF Scheme.

Employers found to have evaded payment of MPF contributions, deducted employer contributions from an employee’s pay, or failed to enroll their employees to an MPF Scheme, may be liable to a financial penalty and potential criminal prosecution.

Occupational Safety and Health Ordinance

The Occupational Safety and Health Ordinance (Cap. 509, Laws of Hong Kong) (the “Occupational Safety and Health Ordinance”) aims to ensure the safety and health of employees when they are at work. Under the Occupational Safety and Health Ordinance, an employer must ensure the safety and health of his workplace by (i) providing and maintaining plant and work systems that are safe and without risks to health, (ii) making arrangement for ensuring safety and health in connection with the use, handling, storage or transport of plant or substances, (iii) providing all necessary information, instruction, training and supervision for ensuring safety and health, (iv) providing and maintaining safe access to and egress from the workplace, and (v) providing and maintaining a safe and healthy work environment. An employer who fails to comply with the above may be liable on conviction to a fine and imprisonment, if he did so intentionally, knowingly or recklessly.

Occupational Safety and Health Regulation

The Occupational Safety and Health Regulation (Cap. 509A, Laws of Hong Kong) further sets out basic requirements for accident prevention, fire precaution, workplace environment control, hygiene at workplaces, first aid, as well as what employers and employees are expected to do in manual handling operations.

Personal Data (Privacy) Ordinance

The Personal Data (Privacy) Ordinance (Cap. 486, Laws of Hong Kong) regulates the collection, retention, use and security of any data relating directly or indirectly to a living individual, from which it is practicable for the identity of the individual to be ascertained and is in a form in which access to or processing of the data is practicable.

Tortious Duty Under Common Law

Apart from contractual liability, under common law, manufacturers, distributors and retailers of products also owe a duty of care to consumers and may be liable for damage resulting from defects in goods caused by their negligent acts or for any fraudulent misrepresentation made in the distributing and selling of goods. Where a manufacturer, distributor and retailer knows or reasonably believes that the products may be defective, he may have to cease to supply such goods and to give warning and instructions to persons to whom the products are supplied. Any person who undertakes to design, import or supply a product, and who negligently performs his work and causes damage to another person or property, will also attract civil liability.

Trade Description Ordinance

The Trade Descriptions Ordinance prohibits false trade descriptions, false, misleading or incomplete information, false statements, etc., in respect of goods offered in the course of trade. Therefore, all of the products sold by the Company are required to comply with the relevant provisions therein. Section 2 of the Trade Descriptions Ordinance provides, inter alia, that “trade description” in relation to goods means an indication, direct or indirect, and by whatever means given, of certain matters (including quantity, method of manufacture, composition, fitness for purpose, availability, compliance with a standard specified or recognized by any person, price, their being of the same kind as goods supplied to a person, price, place or date of manufacture, production, processing or reconditioning, person by whom manufactured, produced, processed or reconditioned, etc.), with respect to any goods or parts of the goods; and in relation to services means an indication, direct or indirect, and by whatever means given, of certain matters (including nature, scope, quantity, fitness for purpose, method and procedures, availability, the person by whom the service is supplied, after-sale service assistance, price etc.).

Section 7 of the Trade Descriptions Ordinance provides that no person shall in the course of trade or business apply a false trade description to any goods or sell or offer for sale any goods with false trade descriptions applied thereto. Section 7A of the Trade Descriptions Ordinance provides that a trader who applies a false trade description to a service supplied or offered to be supplied to a consumer, or supplies or offers to supply to a consumer a service to which a false trade description is applied, commits an offence.

Sections 13E, 13F, 13G, 13H and 13I of the Trade Descriptions Ordinance provide that a trader who engages in relation to a consumer in a commercial practice that (a) is a misleading omission; or (b) is aggressive; (c) constitutes bait advertising; (d) constitutes a bait and switch; or (e) constitutes wrongly accepting payment for a product, commits an offence.

A person who commits an offence under sections 7, 7A, 13E, 13F, 13G, 13H or 13I shall be subject, on conviction on indictment, to a fine of HK$500,000 and to imprisonment for 5 years, and on summary conviction, to a fine at HK$100,000 and to imprisonment for 2 years.

Trade Marks Ordinance

The Trade Marks Ordinance (Cap. 559, Laws of Hong Kong) (the “Trade Marks Ordinance”) provides for the registration of trademarks, the use of registered trademarks and connected matters. Hong Kong provides territorial protection for trademarks. Therefore, trademarks registered in other countries or regions are not automatically entitled to protection in Hong Kong. In order to enjoy protection by the laws of Hong Kong, trademarks must be registered with the Trade Marks Registry of the Intellectual Property Department under the Trade Marks Ordinance and the Trade Marks Rules (Cap. 599A, Laws of Hong Kong) (the “Trade Marks Rules”).

According to section 10 of the Trade Marks Ordinance, a registered trademark is a property right acquired through due registration under such ordinance. The owner of a registered trademark is entitled to the rights provided by the ordinance.

By virtue of section 14 of the Trade Marks Ordinance, the owner of a registered trademark is conferred exclusive rights in the trademark. The rights of the owner in respect of the registered trademark come into existence from the date of the registration of the trademark. According to section 48 of such ordinance, the registration date is the filing date of the application for registration.

Subject to the exceptions in section 19 to section 21 of the Trade Marks Ordinance, any use of the trademark by third parties without the consent of the owner is an infringement of the trademark. Conducts which amount to infringement of the registered trademark are further specified in section 18 of the same ordinance.

The owner of the registered trademark is entitled to remedies under the Trade Marks Ordinance once any infringement by third parties occurs, such as infringement proceedings provided for in section 23 and section 25 of the Trade Marks Ordinance.

Trademarks which are not registered under the Trade Marks Ordinance and the Trade Marks Rules may still obtain protection by the common law action of passing off, which requires proof of the owner’s reputation in the unregistered trademark and that use of the trademark by third parties will cause the owner damage.

Sale of Goods Ordinance

The Sale of Goods Ordinance (Cap. 26, Laws of Hong Kong) (the “Sale of Goods Ordinance”) provides, inter alia, that where a seller sells goods in the course of a business, there is an implied condition that (a) where the goods are purchased by description, the goods must correspond with the description; (b) the goods supplied are of merchantable quality; and (c) the goods must be fit for the purpose for which they are purchased. Otherwise, a buyer has the right to reject defective goods unless he or she has a reasonable opportunity to examine the goods.

Cayman Islands

Pursuant to the International Tax Cooperation (Economic Substance) Law, 2018 of the Cayman Islands (“ES Law”) that came into force on 1 January 2019. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is the Company; however, it does not include an entity that is tax resident outside the Cayman Islands. As the Company is a tax resident in Hong Kong, it is not subject to the ES Law.

PRC

Consumer Protection

According to the Law of the People’s Republic of China on the Protection of Consumer Rights and Interests (the “Consumer Protection Law”), as amended in October 2013 and effective in March 2014, the rights and interests of the consumers who buy or use commodities or receive services for the purposes of daily consumption are protected and all producers, service providers and distributors involved (collectively, the “Operator”) must ensure that the products and services will not cause damage to persons and properties. The amended Consumer Protection Law further strengthens the protection of consumers and imposes more stringent requirements and obligations on the Operators selling through the Internet. For example, the consumers are entitled to return goods purchased online, subject to certain exceptions, within seven days upon receipt of such goods for no reason. Violations of the Consumer Protection Law may result in the indemnification liabilities and/or the imposition of fines. In addition, if the circumstances are serious, the Operator will be ordered to suspend operations and its business license will be revoked. Criminal liability may be incurred in some serious cases in accordance with the relevant PRC laws.

Product Quality

According to Product Quality Law of the People’s Republic of China (the “Product Quality Law”) as amended and effective in December 2018, consumers who sustain losses or damages from defective products are entitled to be indemnified by either manufacturers or distributors. Nevertheless, if manufacturers are responsible for the defective products and the losses or damage caused thereby, the distributors which have indemnified consumers for their losses may seek claims on the indemnities against the manufacturers. In addition, products offered for sale must satisfy the relevant quality and safety standards. Enterprises shall not produce or sell counterfeit products in any fashion. Violations of the Product Quality Law may result in civil liabilities and administrative penalties, such as compensation for damages, fines, suspension or shutdown of business, as well as confiscation of products illegally produced and sold and the proceeds from such sales. Severe violations may subject the responsible individual or enterprise to criminal liabilities.

Competition Law

Pursuant to the Anti-unfair Competition Law of the People’s Republic of China (the “Competition Law”), as amended and effective in April 2019, business operators shall abide by the principles of voluntariness, equality, fairness, honesty and credibility, comply with laws and business ethics, and shall not conduct any act that disrupts the order or market competition, causes damage to the lawful rights and interests of other operators or consumers in violation of the Competition Law. Violations of the Competition Law may result in civil liability, the imposition of fines and, in serious cases, revocation of the operator’s business license as well as incurrence of criminal liability.

Labor and Social Insurance

Labor Law

Pursuant to the Labor Law of the People’s Republic of China (the “Labor Law”) as amended and effective in December 2018 and the Labor Contract Law of the People’s Republic of China (the “Labor Contract Law”) as amended in December 2012 and effective in July 2013, an employment relationship is established from the date when an employee commences working for an employer, and a written employment contract shall be entered into on the same day. Employers shall pay their employees’ wages equal to or above local minimum wage standards, establish labor safety and workplace sanitation systems, comply with state labor rules and standards and provide employees with appropriate training regarding workplace safety. Employers are forbidden to force their employees to work beyond the time limit and shall pay their employees for overtime work. Violations of the Labor Contract Law and the Labor Law may result in fines or other administrative sanctions or, in the case of serious violations, criminal liability.

Social Insurance Regulations

Pursuant to the Social Insurance Law of the People’s Republic of China as amended and effective in December 2018, the Interim Regulation on the Collection and Payment of Social Security Insurance Premiums as amended and effective in March 2019, the Interim Measures Concerning the Maternity Insurance of Enterprise Employees, as promulgated in December 1994 and effective in January 1995, the Regulation on Unemployment Insurance as promulgated and effective in January 1999, and the Regulation on Occupational Injury Insurance as amended in December 2010 and effective in January 2011, the employer shall pay the pension insurance fund, basic medical insurance fund, unemployment insurance fund, occupational injury insurance fund and maternity insurance fund for the employees, and failure to make such social insurance contributions may subject the employer to be ordered to pay the required contributions within a stipulated deadline and accrued late fee, and even to a fine ranging from one to three times the amount overdue. Pursuant to the Regulation Concerning the Administration of Housing Fund as amended and effective in March 2019, the employer shall pay housing fund for the employees, and failure to make such housing fund contributions may subject the employer to be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

Tax

Income Tax

According to the Enterprise Income Tax Law of the People’s Republic of China (the “Income Tax Law”) as amended and effective in December 2018 and the Implementation Regulation of Enterprise Income Tax Law of the People’s Republic of China (the “Income Tax Regulation”) as amended and effective in April 2019, the enterprise income tax for both domestic and foreign-invested enterprises are unified at 25%, which is calculated based on the PRC resident enterprise’s global income as determined under PRC tax laws and accounting standards.

According to the Income Tax Law and the Income Tax Regulation, the tax rate that applies to a non-resident enterprise which has no office or establishment inside the PRC or whose income has no actual connection to its institution or establishment inside the PRC shall be 20%, and income such as dividends, rental, interest and royalty from the PRC derived by such non-resident enterprise is subject to a 10% withholding tax, which may be reduced if the foreign jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement, unless the relevant income is specifically exempted from tax under the applicable income tax laws, regulations, notices and decisions which relate to foreign invested enterprises and their investors.

According to the arrangement between the PRC and Hong Kong, the withholding tax rate for dividends paid by a PRC resident enterprise to a Hong Kong resident enterprise is 5%, if the Hong Kong enterprise owns at least 25% of the PRC enterprise. According to the Notice of the State Administration of Taxation on Issues concerning the Application of Dividend Clauses of Tax Agreements, the corporate recipients of dividends distributed by PRC enterprises must satisfy the direct ownership thresholds at all times during the 12 consecutive months preceding the receipt of the dividends.

Value-added Tax

Pursuant to the Provisional Regulations of the People’s Republic of China on Value-Added Tax as amended and effective in November 2017 and the Implementation Rules for the Provisional Regulations of the People’s Republic of China on Value-Added Tax as amended in October 2011 and effective in November 2011, value added tax is imposed on goods sold in the PRC and on processing, repair and replacement services, sale of services, intangible assets, immovable and importation of goods in the PRC. A company, if it is not qualified as a small-scale value added tax payer, is subject to value added tax at the rate of 17% on the sale and importation of goods as well as on processing, repair and replacement services. A company importing goods will pay value added tax on the total value of the goods.

In April 2018, Ministry of Finance and State Administration of Taxation jointly promulgated the Notice of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, according to which, for VAT taxable sales acts or importation of goods originally subject to value-added tax rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively. In March 2019, Ministry of Finance, State Administration of Taxation and General Administration of Customs jointly promulgated the Notice of the Ministry of Finance, State Administration of Taxation and General Administration of Customs on Deepening Value-Added Tax Reform Related Policies which will become effective on April 2019, according to which, for VAT taxable sales acts or importation of goods originally subject to value-added tax rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively.

Tax Policies for Cross-border E-commerce Retail Imports

According to Notice on Taxation Policies for Cross-border E-commerce Retail Imports as promulgated and effective in April 2016, the individual purchasing any retail goods imported through cross-border E-commerce shall pay the customs duty, value-added tax and consumption tax for the commodities imported, and the e-commerce operator or e-commerce trading platform operator may act as the withholding agent to withhold and pay such duty and taxes on behalf of the tax payer.

Tax Policies for Entry and Exit of Personal Postal Items

According to Relevant Issues Concerning Amending the Administrative Measures for the Entry and Exit of Personal Postal Items as promulgated in July 2010 and effective in September 2010, personal postal items from Hong Kong of no more than RMB800 each time are exempted from import tax. Where personal postal items from Hong Kong which exceed RMB800 each time, the consignee shall go through a customs clearance procedure, except that there is only one single item in the parcel and the customs confirms that the item is for personal use. According to Notice of the Customs Tariff Commission of the State Council on Issues Relating to Adjustments to Import Duties of Inbound Goods as published and effective in April 2019, the tax rates for import duties are 13%, 20% and 50% respectively, and different categories of items would apply the above rates respectively.

Regulations Relating to Foreign Exchange

Under the Regulations of the People’s Republic of China on Foreign Exchange Control as amended and effective in August 2008 and other relevant PRC laws, Renminbi is convertible into other currencies for the purpose of current account items, such as trade related receipts and payments, interest and dividend. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside the PRC for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires prior approval from the State Administration of Foreign Exchange or its local office. Domestic entities are permitted to free retain their current exchange earnings according to their needs of operation.

Regulations related to Foreign Invested Enterprises

According to the Special Administrative Measures (Negative List) for the Access of Foreign Investment (2019) (the “Negative List”) as promulgated and effective in July 2019, the original Special Administrative Measures (Negative List) for the Access of Foreign Investment (2018) was repealed. Overseas investors are not allowed to invest in any foreign investment prohibited field on the Negative List and shall have an access permit for investing in a non-prohibited investment field on the Negative List. Fields not included in the Negative List for the market entry of foreign investment shall be managed according to the principle of equal treatment of domestic and foreign investment.

The business scope of Fit Boxx Shenzhen is as follows: sale of household appliances, fitness equipment, fitness products, furniture, massage equipment, clothes, beauty apparatus (excluding medical beauty apparatus), cosmetics, hygiene products, electronical products, travelling convenience articles, and wholesale, import and export of textile products, bed clothes, cleaning products, glasses (excluding contact lenses), household necessities and related business; advertisement (excluding commodities administered by state-run trade, and applications shall be submitted in accordance with relevant regulations of the state for commodities which involve quota, permit or other special regulations).

According to the Negative List, the business scope of Fit Boxx Shenzhen does not fall in any field on the Negative List and therefore is not subject to any special management measures for the access of foreign investment.

According to the Foreign Investment Law of the People’s Republic of China (the “Foreign Investment Law”) promulgated in March 2019, which will be effective in January 2020, the Foreign Investment Law will replace the three existing laws on foreign invested enterprises including Wholly Foreign-owned Enterprises Law of the People’s Republic of China (the “Wholly Foreign-owned Enterprises Law”) which is currently applicable to Fit Boxx Shenzhen, and the organizational form, organization structure and their activities of a foreign-invested enterprise shall be governed by the provisions of the Company Law of the People’s Republic of China, the Partnership Enterprise Law of the People’s Republic of China and other relevant laws. But the Foreign Investment Law sets up a transitional period of 5 years after the implementation of the Foreign Investment Law, during which foreign-invested enterprises established according to the Wholly Foreign-owned Enterprise Law before the implementation of the Foreign Investment Law may maintain their original organization forms etc. And specific implementing measures are to be prescribed by State Council.

Regulations on Customs and Commodity Inspection

According to Customs Law of the People’s Republic of China (the “Customs Law”) as amended and effective in November 2017 and the Regulation of the People’s Republic of China on Implementing Customs Administrative Penalties as promulgated in September 2004 and effective in November 2004, the consignee of import goods or the consignor of export goods shall make an accurate declaration to the customs office for examination. The consignee of import goods shall be the obligatory customs duty payer. Since Fit Boxx HK delivers its products sold from its Tmall storefronts to its individual customers in the PRC by post, the transit of mail bags into the PRC shall also be subject to customs control as required by the Customs Law. Violation of the above rules may result in relevant administrative or criminal responsibility.

According to Law of the People’s Republic of China on Imported and Exported Commodities Inspection as amended and effective in December 2018, the inspection of the import commodities which are under compulsory inspection shall be conducted by the commodity inspection authorities, otherwise such import commodities may not be sold or used. The consignee or agent shall apply for inspection to the inspection authorities located at the place of customs declaration. Violation of the above rules may result in relevant administrative or criminal responsibility.

Regulations Related to Online Trading

Administrative Measures for Online Trading

According to the Administrative Measures for Online Trading as promulgated in January 2014 and effective in March 2014, where a company engages in online commodity trading and related services, it shall (a) obtain relevant administrative license for the commodities sold or services provided as required by law; (b) disclose the basic information indicated on its business license or give a hyperlink to its business license at a notable position of the homepage of its website or the webpage on its business operations; (c) state integral information of its commodities and the dealing details; (d) ensure the integrity of such commodities or services; (e) issue such purchase vouchers or service receipts such as invoices to consumers; (f) allow consumers to return the commodities within seven days from receiving the commodities without cause and refund the prices paid by consumers; (g) employ bold manners to remind consumers of clauses of significant interests to consumers; (h) not by standard terms and conditions and other means, impose unfair or unreasonable rules on consumers to exclude or restrict consumer rights, reduce or remit the responsibilities of dealers, aggravate the responsibilities of consumers, among others, or force consumers into any transactions by standard terms and conditions and technical means; and (i) protect the consumers’ private information. In addition, online commodity operators may not use unauthorized similar domain name, name or logo to mislead consumers, conduct misleading and false propaganda, make lottery sales, harm competitors’ business reputation or conduct other unfair competition acts. Violations of the above rules may result in the imposition of warning and the order to make corrections, and fines may be imposed if the violator refuses to do so.

Administrative Measures for the Administration of Sales Promotion Activities of Retailers

According to the Administrative Measures for the Sales Promotion Activities of Retailers as promulgated in September 2006 and effective in October 2006, when undertaking sales promotion activities, retailers should follow the principles of lawfulness, fairness and good faith and may not impair the lawful rights and interests of consumers or other business operators. Furthermore, when undertaking sales promotion activities, a retailer should display the promotion contents at an eye-catching place in its business site and clearly mark the prices with the price tags; a retailer shall not cheat or induce the consumers to buy commodities by giving them a discount on the basis of a false original price or by marking a misleading price or taking a misleading price method; and a retailer shall not reduce the quality or after-sale service level for the promotion commodities. No retailer may undertake any sales promotion activity by making up a reason such as rummage sale, store dismantlement, termination of business, suspension of business or shifting to another business. Violations of the above rules may result in relevant administrative or criminal responsibilities.

Electronical Commerce Law

According to the Electronical Commerce Law of the People’s Republic of China (the “E-commerce Law”) as promulgated in August 2018 and effective in January 2019, a series of requirements on e-commerce are stipulated, i.e. natural persons, legal persons and unincorporated associations that are engaged in business activities of selling products or providing services over the Internet and other information networks, which shall include e-commerce platform operators, persons doing online business over e-commerce platforms, and e-commerce operators that sell products or provide services over their own websites or through other network services. Pursuant to the currently effective Administrative Measures for Online Trading, a natural person engaging in online trading of commodities and provision of relevant services shall conduct business activities through a third-party trading platform, and provide the platform with his or her valid and true contact and identity information, and if registration conditions are met, the natural person shall undergo industrial and commercial registration formalities in accordance with the law. However, the E-Commerce Law requires all e-commerce operators to go through the formalities for the registration of market entities, i.e. industrial and commercial registration formalities in accordance with the law, except for certain limited cases as stipulated in the E-commerce Law. Some of the retailers of Fit Boxx Shenzhen in mainland China are natural persons, who engage in online trading of products sold by Fit Boxx Shenzhen to them, and such retailers shall go through the industrial and commercial registration formalities as required by the E-commerce Law in order to continue engaging in online trading. According to Measures for the Investigation and Punishment of Unpermitted and Unlicensed Business Operations as promulgated in August 2017 and effective in October 2017, whoever engages in business operation without going through industrial and commercial registration formalities may be subject to punishment by local administrative authority for industry and commerce, including but not limited to being ordered to stop illegal conduct, confiscation of the illegal gains and imposition of fines of not more than RMB10,000. The E-commerce Law also requires e-commerce operators to protect consumers’ right to know as well as their right to choose, protect their personal information, and also requires e-commerce operators to clearly point out to consumers their tie-in sales in which additional services or products are added by merchants to a purchase, and not to assume consumers’ consent to such tie-in sales by default.

Dividend Distribution

The principal regulations governing dividend distributions by wholly foreign owned enterprises include the Company Law of the People’s Republic of China as amended and effective in October 2018, the Wholly Foreign-owned Enterprises Law as amended in September 2016 and effective in October 2016, and the Detailed Rules for the Implementation of the Wholly Foreign-owned Enterprises Law of the People’s Republic of China as amended in February 2014 and effective in March 2014. Under these law and regulations, wholly foreign owned enterprises in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with the PRC accounting standards and regulations. Additionally, a wholly foreign-owned enterprise is required, as other enterprises subject to PRC laws, to set aside at least 10% of its after tax profits each year, if any, to fund statutory reserve funds of the enterprise until the cumulative amount of such funds reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Under the relevant PRC law, no net assets other than the accumulated after-tax profits can be distributed in the form of dividends.

Trademark Law

Pursuant to the Trademark Law of the People’s Republic of China as amended in April 2019 and effective in November 2019, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to goods on which the trademark is approved to be used. The period of validity of a registered trademark shall be ten years, counted from the date of approval of registration. Without the authorization of the owner of a registered trademark, using a trademark that is identical with or similar to a registered trademark on same or similar goods constitutes an infringement of the exclusive right to use a registered trademark. Violations of the above rules may result in relevant civil or criminal liabilities.

Regulation on Medical Devices

The State introduces a category-based administration system for medical devices based on the degree of risk of such devices. Pursuant to Regulation on Supervision and Administration of Medical Devices (the “Medical Devices Regulation”) as amended and effective in May 2017, record-filing is required for Category I medical devices, and registration is required for Category II and III medical devices. Medical devices shall be categorized based on the Medical Devices Classification Catalogue (the “Catalogue”), which was promulgated by the China Food and Drug Administration on August 31, 2017 and came into force on August 1, 2018. Applicants shall first decide the category of the medical devices in accordance with Rules for the Classification of Medical Devices (Order No.15 of the China Food and Drug Administration), Announcement in Relation to the Category I Medical Devices Catalogue (Announcement No. 8 of Year 2014 of the China Food and Drug Administration), category classification notices and other documents. For a newly developed medical device that has not been included in the Catalogue or other classification documents yet, an applicant may, in accordance with Article 16 of the Medical Devices Regulation, apply for confirming the category of the product with the National Institutes for Food and Drug Control of China Food and Drug Administration.

According to Administrative Measures on the Registration of Medical Devices as promulgated in July 2014 and effective in October 2014, products which are categorized as medical devices and to be sold and used within the territory of PRC shall be filed for registration or record-filing. Furthermore, according to the Medical Devices Regulation, medical devices allowed to be imported shall be limited to those which have completed the registration or record-filing process in accordance with the Medical Devices Regulation, and shall be subject to inspection by the entry-exit inspection and quarantine authorities in accordance with the PRC laws. Pursuant to Measures for the Supervision and Administration of Medical Devices Operation as amended and effective in November 2017, to engage in business operation of Category II medical devices, a business operator shall file for record of its business operation with local food and drug administration of the city divided into districts, while to engage in business operation of Category III medical devices, a business operator shall apply for a business permit. A business operator of medical devices shall also examine the suppliers’ qualification and the compliance certification documents of the medical devices, and establish the goods check and inspection recording system. If enterprises engage in selling Category II and/or Category III medical devices which do not have registration certificates, or engage in business operation of Category III medical devices without a business permit, the illegal gains and illegally managed medical devices may be confiscated, and a fine ranging from 10 to 20 times the goods value may be imposed if the goods value is not less than RMB10,000. Furthermore, applications for business operation filed by relevant persons and enterprises who are liable to aforementioned violation will not be accepted within five years, or business permits may be revoked. In addition, failure of record filing may result in correction order and a fine of not more than RMB10,000.

According to Administrative Measures on Supervision of Online Sales of Medical Devices as promulgated in December 2017 and effective in March 2018, enterprises conducting online sales of medical devices shall be medical equipment manufacturing and business enterprises which have obtained a medical equipment manufacturing permit or business permit or completed record filing pursuant to the law, unless otherwise stipulated by the laws or regulations. Furthermore, enterprises conducting online sales of medical equipment shall fill in an information sheet for online sales of medical equipment, and file information with the local food and drug administration of the city divided into districts in advance. Enterprises conducting online sales of medical equipment shall also keep a record of its medical equipment sales. If an enterprise undertakes online sales of medical equipment without completing filing formalities, it may be ordered to make correction within a stipulated period and be given a warning, and may also be subject to administrative penalties.

As of the date of this prospectus, the Company confirmed that the products sold in the PRC are not medical devices.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Yiu Kwong Chan	40	Director, Chairman and Chief Executive Officer
Kin Wai Ho	44	Director and Vice Chairman
Hon Ming Li	40	Chief Operating Officer
Kit Yu Lee	34	Chief Financial Officer
Poi Lam William Yuen*	52	Independent Director
William Mirecki*	48	Independent Director
Catherine Lee*	41	Independent Director

*	Each of Mr. Yuen, Mr. Mirecki and Ms. Lee has accepted our appointment to be our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. Yiu Kwong Chan is one of our co-founders and has served as our Director since May 14, 2015. Mr. Chan was appointed as our Chairman and Chief Executive Officer on May 2, 2018 and October 4, 2018, respectively. Mr. Chan is primarily responsible for the overall strategic planning and business development of the Company, overseeing our day-to-day management, research and development and formulation of overall corporate policies. Mr. Chan has more than 12 years of experience in the industry of hospitality, distribution and sales and marketing business. He joined Renaissance Zurich Hotel, Switzerland as service trainee in February 1997 and worked as front desk clerk at JW Marriott Hotel Hong Kong from August 1998 to October 1999. He was later employed as a project coordinator in Arms System Consultants Ltd from November 1999 to April 2002. He was then employed by Shanghai Paka Premium Products Ltd. as a marketing supervisor from January 2003 to November 2004 stationed in Shanghai. Since January 2005, Mr. Chan joined Edward Wong & Company Limited and was promoted to sales manager and was mainly responsible for managing the sales team to sell raw leather materials factories in the PRC. Mr. Chan founded the business of the Company in 2009 and has been devoted himself to the sales and marketing business of fitness equipment and beauty devices since then.

Mr. Kin Wai Ho has served as our Director and Vice Chairman since May 2, 2018. Mr. Ho is primarily responsible for the overall strategic and investment planning of the Company. Before joining us, Mr. Ho was the chairman of Jimu Group Limited (“JIMU”) (formerly known as Ever Smart International Holdings Limited), a company listed on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”) (Stock Code: 8187). He is currently the executive director and chief executive officer of JIMU, where he is responsible for the overall business development, sales, strategic planning and major decision-making of JIMU. Mr. Ho obtained a bachelor’s degree in management in August 1999 from Royal Holloway and Bedford New College, University of London in the United Kingdom (currently known as Royal Holloway, University of London) and a master of science in interactive multimedia in June 2001 from Middlesex University in the United Kingdom. Mr. Ho is currently an independent non-executive director of Lapco Holdings Limited (Stock Code: 8472) and Hang Tau Yue Group Holdings Limited (Stock Code: 8081). Both companies are listed on the Hong Kong Stock Exchange.

Mr. Hon Ming Li is one of our co-founders and has served as our Chief Operating Officer since September 1, 2018. Mr. Li is primarily responsible for the daily operation of the Company. Prior to our establishment in 2009, Mr. Li had over ten years of experience in the industry of surveying since 1997. He was an assistant surveyor of Sun Fook Kong Construction Management Ltd. during the period from April 1997 to March 2003 and worked as a works supervisor in MWH Hong Kong Limited from April 2003 to January 2006. Mr. Li then established his career with the Company and involved in the distribution, marketing and sale of fitness equipment and beauty devices.

Ms. Kit Yu Lee has served as our Chief Financial Officer since August 1, 2018. Ms. Lee is responsible for the overall group financial management of the Company. Ms. Lee has worked in JIMU since May 2015 where she was appointed as a deputy chief finance officer from May 2015 to September 2015. In September 2015, she was promoted to the financial controller of JIMU. She had also served as a company secretary of JIMU from September 2015 to December 2017. Before joining JIMU, Ms. Lee had served consecutively as associate, senior and manager of the audit department of Deloitte Touche Tohmatsu from October 2008 to April 2015. Ms. Lee obtained a bachelor’s degree in accounting and finance from the University of Warwick in 2008. She is a member of the Hong Kong Institute of Certified Public Accountants.

Mr. Poi Lam William Yuen will serve as a member of our board of directors commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Yuen has over 28 years of experience in accounting, internal controls assessment and financial management. He has served as an independent director and the chairman of the audit committee of Weidai Ltd., a company listed on the New York Stock Exchange (Stock Code: WEI), since November 2018, and as the chief financial officer and the company secretary of Neo Telemedia Limited, a company listed on the Hong Kong Stock Exchange (Stock Code: 8167), since June 2016 and September 2017, respectively. He served as an independent non-executive director, the chairman of the audit committee and was a member of the remuneration committee and risk management committee of JIMU from May 2016 to December 2017. He served as the company secretary of Kong Shum Union Property Management Holdings Limited, a company listed on the Hong Kong Stock Exchange (Stock Code: 8181) from April 2015 to October 2016. He was the chief financial officer of Superb Summit International Group Limited and China E-Learning Group Limited, companies listed on the Hong Kong Stock Exchange (Stock Codes: 1228 and 8055, respectively) from December 2010 to November 2012 and December 2008 to November 2010, respectively. Prior to 2008, Mr. Yuen served in various capacities in leading international accounting firms, including senior manager - global capital markets group of Ernst & Young in Hong Kong, audit senior manager of Ernst & Young in Los Angeles, audit senior manager of Deloitte & Touche in Los Angeles and audit manager of KPMG in Hong Kong. Mr. Yuen received a bachelor’s degree in accounting from the University of Southern California in 1990. Mr. Yuen is a member of the American Institute of Certified Public Accountants and a member of the Hong Kong Institute of Certified Public Accountants. Mr. Yuen is also a certified public accountant in the state of California and a Chartered Global Management Accountant. We believe Mr. Yuen is qualified to serve as a member of our board of directors because of his extensive experience serving in management positions for publicly listed companies.

Mr. William Mirecki will serve as a member of our board of directors commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Mirecki has over 19 years of experience in the distribution and sales and marketing business. Mr. Mirecki joined Wolverine World Wide, Inc., a company listed on the New York Stock Exchange (NYSE: WWW), in May 2000. He held different senior positions in Wolverine World Wide, Inc. from May 2000 to March 2018, including director global products of Hush Puppies, regional vice president of lifestyle group, regional vice president of Asia Pacific, president of Hush Puppies and has been the managing director of Merrel Asia Pacific since April 2018. Prior to joining Wolverine World Wide, Inc., Mr. Mirecki served as a regional sales manager in Pfister & Vogel Leather Co. from 1999 to 2000. He also worked as leather buyer, product development manager and brand merchandise manager in Florsheim Shoe Co. from 1993 to 1999.

Ms. Catherine Lee will serve as a member of our board of directors commencing from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Lee has more than 15 years of experience in senior management real estate development and private equity. She has served as a board director of the World Trade Centre Association since and has also been the chairman of the World Trade Centre Foundation Association since 2018. She was an executive director of the F&T Group in the United States from 2010 to 2018. She worked in the development and acquisitions division of Tishman Speyer and Cushman & Wakefield from 2009 to 2006 and from 2006 to 2003, respectively. Ms. Lee received a master’s degree in real estate development from Columbia University in 2003 and a bachelor’s degree in international relations from Tufts University in 1999. We believe Ms. Lee is qualified to serve as a member of our board of directors because of her extensive experience in real estate development and private equity.

Employment Agreements

We have entered into employment agreements with all of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer. We may also terminate an executive officer’s employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations.

Compensation of Directors and Executive Officers

In 2017 and 2018, we paid an aggregate of US$301,538 and US$708,077, respectively, in cash and benefits to our executive officers. We do not have a share incentive program to provide for grants of awards to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have no service contracts with any of our directors providing for benefits upon termination of employment.

Board of Directors and Committees

Our board of directors will consist of five (5) directors, including three (3) independent directors. We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each of the committees of the board of directors shall have the composition and responsibilities described below.

Audit Committee

Poi Lam William Yuen, William Mirecki and Catherine Lee will be the members of our Audit Committee where Poi Lam William Yuen shall serve as the chairman. All proposed members of our Audit Committee will satisfy the independence standards promulgated by the SEC and by NASDAQ as such standards apply specifically to members of audit committees.

We intend to adopt and approve a charter for the Audit Committee prior to consummation of this offering. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviews the financial statements to be included in our Annual Report on Form 20-F and Current Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviews and approves in advance any proposed related-party transactions and report to the full board of directors on any approved transactions; and

●	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to the board of directors regarding corporate governance issues and policy decisions.

It is determined that Poi Lam William Yuen possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

William Mirecki, Poi Lam William Yuen and Catherine Lee will be the members of our Compensation Committee where William Mirecki shall be the chairman. All proposed members of our Compensation Committee will be qualified as independent under the current definition promulgated by NASDAQ. We intend to adopt a charter for the Compensation Committee prior to consummation of this offering. In accordance with the Compensation Committee’s Charter, the Compensation Committee shall be responsible for overseeing and making recommendations to the board of directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Governance Committee

Catherine Lee, Poi Lam William Yuen and William Mirecki will be the members of our Nominating and Governance Committee where Catherine Lee shall serve as the chairman. All proposed members of our Nominating and Governance Committee will be qualified as independent under the current definition promulgated by NASDAQ. The board of directors intend to adopt and approve a charter for the Nominating and Governance Committee prior to consummation of this offering. In accordance with the Nominating and Governance Committee’s Charter, the Nominating and Corporate Governance Committee shall be responsible to identity and propose new potential director nominees to the board of directors for consideration and review our corporate governance policies.

Director Independence

Our board of directors reviewed the materiality of any relationship that each of our proposed directors has with us, either directly or indirectly. Based on this review, it is determined that Poi Lam William Yuen, William Mirecki and Catherine Lee will be “independent directors” as defined by NASDAQ.

Family Relationships

There is no family relationship among any of our directors or executive officers.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances, have the right to seek damages in our name if a duty owed by the directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors and the shareholders voting by ordinary resolution.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of ordinary shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our ordinary shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our ordinary shares will purchase shares in this offering. In addition, the following table assumes that the over-subscription option has not been exercised. Holders of our ordinary shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws. Unless otherwise noted, the business address for each of our directors and executive officers is 13/F, Le Diamant, 703 Nathan Road, Mongkok, Kowloon, Hong Kong.

Name of Beneficial Owners	Ordinary Shares Beneficially Owned Prior to The Offering		Ordinary Shares Beneficially Owned After The Offering(3)
	Number	%	Number	%

Directors, Executive Officers and over 5% Shareholders:
Yiu Kwong Chan (1) Director, Chairman and Chief Executive Officer	2,249,208	25.0%	2,249,208	20.4%
Kin Wai Ho (1) Director and Vice Chairman	1,749,384	19.4%	1,749,384	15.9%
Hon Ming Li (1) Chief Operating Officer	2,249,208	25.0%	2,249,208	20.4%
Kit Yu Lee Chief Financial Officer	-	-	-
Poi Lam William Yuen* Director	-	-	-
William Mirecki* Director	-	-	-
Catherine Lee* Director	-	-	-
Faith Elite Limited (1)	6,247,800	69.4%	6,247,800	56.8%
Express Advisors Limited (2)	2,392,200	26.6%	2,392,200	21.7%
All directors and executive officers as a group	8,640,000	96%	8,640,000	78.4%

Notes:

*	Each of Mr. Yuen, Mr. Mirecki and Ms. Lee has accepted our appointment to be our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(1) The shares held by Faith Elite Limited are collectively owned by Yiu Kwong Chan, Mr. Kin Wai Ho and Mr. Hon Ming Li. The business address of Faith Elite Limited, an Auguilla company, is 13/F, Le Diamant, 703 Nathan Road, Mongkok, Kowloon, Hong Kong. As a result, Mr. Chan, Mr. Ho and Mr. Li may be deemed to be beneficial owners of the shares of held by Faith Elite Limited.

(2) The business address of Express Advisors Limited, a British Virgin Islands company, is Room 702, United Building, 17-19 Jubilee Street, Hong Kong. The beneficial owner of Express Advisors Limited is Mr. Siu Wah Yuen.

(3) Assuming 2,000,000 shares are sold in the offering.

RELATED PARTY TRANSACTIONS

Since February 1, 2009, Exodus Technology Ltd., a company controlled by an immediate family member of Yiu Kwong Chan, has provided various services related to information technology, repair and maintenance to the Company. On March 31, 2017, we renewed the IT service agreement with Exodus Technology Ltd. During the years ended December 31, 2018 and 2017, the Company incurred US$33,734 and US$25,821, respectively, in selling and general and administrative expenses paid to Exodus Technology Ltd. for various services related to information technology, repair and maintenance, provided to the Company.

On March 31, 2015, Fit Boxx HK entered into a lease agreement with Poon Suet Fan, an immediate family member of Yiu Kwong Chan, pursuant to which Poon Suet Fan leased a commercial property located at Yuen Long, Hong Kong to Fit Boxx HK as a retail outlet for a term of two years commencing from April 1, 2015 to March 31, 2017. The lease agreement expired on March 31, 2017 and was not renewed by the parties.

Our ultimate controlling shareholders, Yiu Kwong Chan and Hon Ming Li, borrowed money from us. The loans were unsecured, interest-free and due on demand. The loans were fully repaid by Yiu Kwong Chan and Hon Ming Li to us in January 2018.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, which we refer to as the Companies Law below, and the common law of the Cayman Islands.

The share capital of the Company consists of ordinary shares. As of the date of this prospectus, 9,000,000 ordinary shares were issued and outstanding. We will issue ordinary shares in this offering. The following are summaries of material provisions of our memorandum and articles of association (which will become effective immediately prior to completion of this offering and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

Dividends. Our board of directors may, from time to time, declare dividends on the shares. Payment of the dividends may be made out of the following:

●	profits; or

●	provided that immediately following the date on which the dividend is proposed to be paid, we are able to pay our debts as they fall due in the ordinary course of business, “share premium account,” which represents the excess of the price paid to our company on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against the Company.

Voting Rights.  Holders of our ordinary shares vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. In respect of matters requiring shareholders’ vote, each ordinary share is entitled to one vote. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless voting by poll is required by NASDAQ rules or demanded by the chairman of the meeting or by shareholder(s) together holding not less than 10% of the total voting rights of all our shareholders having the right to vote at such general meeting.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of the ordinary shares cast.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders in the memorandum and articles of association to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of ordinary shares in the Company have been paid.

Winding Up; Liquidation.  Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.  Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares.  We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as we may, before the issue of the shares, determine. Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, share premium of the company, the proceeds of a fresh issue of shares made for that purpose, provided the memorandum and articles of association authorize this and the company has the ability to pay its debts as they come due in the ordinary course of business, out of capital.

No Preemptive Rights.  Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company under our memorandum and articles of association and the Companies Law.

Anti-Takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Exempted Company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in Corporate Law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the shareholders of each constituent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors (but not auditors) for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, our independent director agreements with our directors and our employment agreement with our Chief Financial Officer provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our articles of association allow our shareholders holding not less than 33.3% of all voting power of our share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no established public trading market for our ordinary shares. We cannot assure you that a liquid trading market for our ordinary shares will develop on NASDAQ or be sustained after this offering. Future sales of substantial amounts of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our ordinary shares. Further, since a large number of our ordinary shares will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our ordinary shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering and assuming the issuance of 2,000,000 ordinary shares offered hereby, we will have an aggregate of 11,000,000 ordinary shares outstanding. Upon completion of this offering and assuming the exercise of the Underwriter’s over-subscription option and the issuance of 2,300,000 ordinary shares offered hereby, we will have an aggregate of 11,300,000 ordinary shares outstanding. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

As of the date of this prospectus, 9,000,000 ordinary shares held by existing shareholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. All of our currently outstanding ordinary shares will be subject to “lock-up” agreements described below. Upon expiration of the lock-up period of six (6) months after the commencement date of the trading of our ordinary shares, outstanding shares will become eligible for sale, subject in most cases to the limitations of Rule 144.

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness	2,000,000	Freely tradable shares sold in the offering

Six months	9,000,000	Shares saleable under Rule 144

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

In general, under Rule 144, beginning ninety days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any ordinary shares that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations.  Sales of our ordinary shares by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our ordinary shares acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

●	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

●	the person has beneficially owned the shares to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates.

Beginning ninety days after the date of this prospectus, our affiliates who have beneficially owned our ordinary shares for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

●	1% of the number of our ordinary shares then outstanding, which will equal approximately ordinary shares immediately after this offering; or

●	the average weekly trading volume in our ordinary shares on the listing exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

Lock-up Agreements

We, all of our directors and officers and certain shareholders have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of six (6) months, subject to certain volume limitation in the event that the closing bid price and 10-day average trading value meet certain threshold, after the date of this prospectus in the respective agreement.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following discussion of material Cayman Islands, PRC, Hong Kong and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes levied by the Government of the Cayman Islands that are likely to be material to holders of ordinary shares except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands.. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to the Tax Concessions Law of the Cayman Islands, our company has obtained an undertaking:

(1)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciation shall apply to our company or our operations; and

(2)	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on or in respect of our shares, debentures or other obligations.

The undertaking for our company is for a period of twenty years from 9 June, 2015.

People’s Republic of China and Hong Kong Taxation

According to the Enterprise Income Tax Law of the PRC (the “Income Tax Law”) and the Implementation Regulations of Enterprise Income Tax Law of the PRC, the enterprise income tax for both domestic and foreign-invested enterprises are unified at 25%.

According to the Income Tax Law, income such as dividends, rental, interest and royalty from the PRC derived by a non-resident enterprise which has no establishment in the PRC or has establishment but the income has no relationship with such establishment is subject to a 10% withholding tax, which may be reduced if the foreign jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement, unless the relevant income is specifically exempted from tax under the applicable income tax laws, regulations, notices and decisions which relate to foreign invested enterprises and their investors.

According to the arrangement between mainland China and Hong Kong, the withholding tax rate for dividends paid by a PRC resident enterprise to a Hong Kong resident enterprise is 5%, if the Hong Kong enterprise owns at least 25% of the PRC enterprise. According to the Notice of the State Administration of Taxation on Issues Relating to the Administration of the Dividend Provision in Tax Treaties, the corporate recipients of dividends distributed by PRC enterprises must satisfy the direct ownership thresholds at all times during the twelve (12) consecutive months preceding the receipt of the dividends.

United States Federal Income Taxation

General

The following are the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the ordinary shares covered by this prospectus. As used in this discussion, references to “we,” “us” or “our” refer to Fit Boxx Holdings Limited.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the ordinary shares that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of the ordinary shares that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of the ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that purchase ordinary shares pursuant to this offering and own and hold the ordinary shares as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long term residents of the United States;

●	persons that actually or constructively own 5% or more of our voting shares (including as a result of ownership of the ordinary shares);

●	persons that acquired the ordinary shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold the ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies; or

●	controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of the ordinary shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the ordinary shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) to a holder in respect of the ordinary shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of the ordinary shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service, (the “IRS”), or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

EACH PROSPECTIVE INVESTOR IN OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Cash Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the ordinary shares. A cash distribution on the ordinary shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The portion of such cash distribution, if any, in excess of such earnings and profits will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the ordinary shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such ordinary shares.

With respect to non-corporate U.S. Holders, any such cash dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “—Taxation on the Disposition of Ordinary Shares” below) provided that (a) the ordinary shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a PRC “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “U.S.-PRC Tax Treaty”), (b) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. Therefore, if the ordinary shares are not readily tradable on an established securities market in the United States, and we are not eligible for the benefits of the U.S. – PRC Tax Treaty, then cash dividends paid by us to non-corporate U.S. Holders will not be subject to U.S. federal income tax at the lower regular long term capital gains tax rate. Under published IRS authority, ordinary shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include Nasdaq. There can be no assurance that the ordinary shares will continue to be listed and traded on Nasdaq in future periods subsequent to this offering. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to the ordinary shares.

If a PRC income tax applies to any cash dividends paid to a U.S. Holder on the ordinary shares, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such dividends, such U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of the ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

If a PRC income tax applies to any gain from the disposition of the ordinary shares by a U.S. Holder, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such gain, such U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, the ordinary shares, subject to certain limitations and exceptions. Under applicable regulations, in the absence of a special election, such unearned income generally would not include income inclusions under the qualified electing fund (“QEF”), rules discussed below under “Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of the ordinary shares.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (b) at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of the ordinary shares, and the U.S. Holder did not make a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the ordinary shares, a QEF election along with a purging election, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

We have not made a determination as to whether we would be classified as a “passive foreign investment company,” or PFIC, for our preceding taxable year nor can we assure you that we will not be a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash or cash equivalents we currently hold and the amount of cash we raise in this offering, which are generally treated as passive assets, and because the calculation of the value of our assets may be based in part on the value of our ordinary shares, which is likely to fluctuate, we may be a PFIC for any taxable year.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to the ordinary shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gains (as long term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to the ordinary shares, and the special tax and interest charge rules do not apply to such ordinary shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such ordinary shares or a QEF election, along with a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of such ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF generally are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s ordinary shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning ordinary shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held the ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) the ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above with respect to such ordinary shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such ordinary shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) the ordinary shares, the PFIC rules discussed above will continue to apply to such ordinary shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a “purging election” to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold the ordinary shares for their fair market value on the “qualification” date. The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held the ordinary shares on the qualification date. A purging election generally creates a deemed sale of such ordinary shares at their fair market value. The gain recognized by the purging election generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder generally will increase the adjusted tax basis in its ordinary shares by the amount of gain recognized and will also have a new holding period in its ordinary shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such ordinary shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) the ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above with respect to its ordinary shares as long as such ordinary shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income each year that we are treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted tax basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) the ordinary shares and for which we are treated as a PFIC.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. There can be no assurance that the ordinary shares will continue to be listed and traded on Nasdaq in future periods subsequent to this offering. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of the ordinary shares generally should be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or that we will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) ordinary shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to the ordinary shares under their particular circumstances.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to the ordinary shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of the ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to cash distributions made on the ordinary shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of the ordinary shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its ordinary shares and adjustments to that tax basis and whether any gain or loss with respect to such ordinary shares is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in the ordinary shares.

Moreover, backup withholding of U.S. federal income tax, at a current rate of 24%, generally will apply to cash dividends paid on the ordinary shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of the ordinary shares by a U.S. Holder (other than an exempt recipient), in each case who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We have entered into an underwriting agreement with WestPark Capital, Inc. in connection with this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us on a firm commitment basis, the number of ordinary shares set forth opposite its name in the table below.

Underwriter	Number of Shares
WestPark Capital, Inc.

Total	2,000,000

The underwriter is committed to purchase all the ordinary shares offered by us if they purchase any such securities. The underwriter is not obligated to purchase the ordinary shares covered by the underwriter’s over-allotment option described below. The underwriter is offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted to the underwriter an option to purchase up to an additional 300,000 ordinary shares at the public offering price per share set forth on the cover of this prospectus, less underwriting discounts and commissions. The underwriter may exercise this option for 45 days from the date of this prospectus solely to cover sales of ordinary shares by the underwriter in excess of the total number set forth in the table above. We will pay the expenses associated with the exercise of the over-allotment option.

Underwriting Commissions and Discount and Expenses

The underwriter proposes to offer to the public the ordinary shares purchased pursuant to the underwriting agreement at the public offering price per share on the cover page of this prospectus. The underwriter may offer some of the ordinary shares to other securities dealers at such price less a concession of $         per share.

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The underwriting discounts and commissions are equal to the public offering price per share less the amount per share the underwriter pays us for the shares.

		Per Share	Total Without Over- Allotment Option	Total With Over- Allotment Option
Public offering price		$-

Underwriting discount and commissions	$

Proceeds to us (before expenses)	$

We have also agreed to reimburse the underwriter for its expenses in connection with this offering, up to $175,000, of which we paid the underwriter a $50,000 retainer which shall be applied against its actual out-of-pocket expenses related to this offering.

We have also agreed to issue to WestPark Capital, Inc. warrants to purchase a number of ordinary shares equal to an aggregate of 7% of the total number of ordinary shares sold in this offering. The warrants will have an exercise price equal to 120% of the public offering price in this offering and may be exercised on a cashless basis. The warrants are not exercisable for 180 days after the effective date of the registration statement of which this prospectus forms a part and will expire five years after the effective date of the registration statement of which this prospectus forms a part. This prospectus also covers the sale of the underwriter’s warrant and the ordinary shares issuable upon the exercise of the underwriter’s warrant. The underwriter’s warrant and the underlying securities have been deemed compensation by FINRA, and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriter’s warrant nor any securities issued upon exercise of the underwriter’s warrant may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter’s warrant is being issued, except the transfer of any security: (i) by operation of law or by reason of reorganization of our company; (ii) to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period; (iii) if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period. In addition, in accordance with FINRA Rule 5110(f)(2)(G), the underwriter’s warrant may not contain certain anti-dilution terms.

Determination of Offering Price

The public offering price of the ordinary shares in this offering will be determined by our Board of Directors and the underwriters without the assistance of a third party. Among the factors considered in determining the public offering price of the shares, in addition to the prevailing market conditions, are estimates of our business potential and earnings prospects.

Lock-up Agreements

The underwriting agreement will provide that we will agree, for a period of twelve months from the date of this offering, that we will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, except for the exercise of outstanding options and warrants, securities issued for compensation, shares we are contractually obligated to issue; or (b) file or caused to be filed any registration statement relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock.

Our officers, directors and certain of our 1% or greater shareholders have agreed, subject to limited exceptions, for a period of 180 days after the date of the underwriting agreement, such period being referred to as the “Lock-Up Period”, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any ordinary shares or any securities convertible into or exchangeable for our ordinary shares either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative of the underwriter. The representative of the underwriter may, in its sole discretion and at any time or from time to time before the termination of the Lock-Up Period, without notice, release all or any portion of the securities subject to lock-up agreements.

Subsequent Equity Sales

We have granted the underwriter a right of first refusal for a period of one year from the closing of the offering to act as sole investment banker, sole book-runner and/or sole placement agent, at underwriter’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such period for the Company, or any successor to or any subsidiary of the Company, on terms customary to the underwriter. The underwriter shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Indemnification

We have agreed to indemnify the underwriter against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our ordinary shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our ordinary shares. In connection with the offering, the underwriter may purchase and sell our ordinary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of ordinary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional ordinary shares in the offering pursuant to the exercise of their over-allotment option to purchase only additional shares. The underwriter may close out any covered short position by either exercising the over-allotment option or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriter will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our ordinary shares, including the imposition of penalty bids. This means that if the representative of the underwriter purchases ordinary shares in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriter that sold those shares as part of this offering to repay the underwriting discount received by them.

Foreign Regulatory Restrictions on Purchase of Securities Offered Hereby Generally

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the securities offered hereby may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriter may arrange to sell securities offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriter’s discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ Capital Market listing fee, all amounts are estimates.

US$
SEC registration fee	3,211
NASDAQ Capital Market listing fee	75,000
FINRA filing fee	2,900
Printing and engraving expenses	50,000
Legal fees and expenses	598,200
Accounting fees and expenses	814,500
Miscellaneous	238,189

Total	1,782,000

These expenses will be borne by us. Underwriter’s discounts and commissions will be borne by us in proportion to the numbers of ordinary shares sold in the offering.

LEGAL MATTERS

The Company is being represented by Loeb & Loeb, LLP, New York, New York, with respect to legal matters of United States federal securities law. The validity of the ordinary shares offered by this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to Hong Kong law will be passed upon for us by Loeb & Loeb LLP, Hong Kong, SAR. Legal matters as to PRC law will be passed upon for us by JunHe LLP. Loeb & Loeb, LLP may rely upon JunHe LLP with respect to matters governed by PRC law and upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law. Schiff Hardin LLP, Washington, DC, is acting as U.S. counsel for the underwriter.

EXPERTS

The consolidated financial statements as of December 31, 2017 and 2018 included in this prospectus have been so included in reliance on the report of ZH CPA, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The office of ZH CPA, LLC is located at 1600 Broadway, Suite 1600, Denver, Colorado, 80202.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares described herein. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We anticipate making these documents publicly available, free of charge, on our website at http://www.fitboxx.com as soon as reasonably practicable after filing such documents with the SEC. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FIT BOXX HOLDINGS LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2018 AND 2017

AND

FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Fit Boxx Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fit Boxx Holdings Limited and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the two years period ended December 31, 2018, and the related notes and schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and December 31, 2018 and the results of its operations and its cash flows for each of the two year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion

/s/ ZH CPA, LLC

We have served as the Company’s auditor since 2018.

Denver, Colorado

April 1, 2019

Fit boxx holdings LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2018 and 2017

(US$, except share data and per share data, or otherwise noted)

	December 31, 2018	December 31, 2017
	US$	US$
Assets
Current Assets
Cash and cash equivalents	1,965,659	3,643,141
Accounts receivables, net	2,417,864	1,763,576
Inventory	9,994,509	6,522,925
Prepaid expenses & other receivables	1,764,378	877,386
Deferred costs	2,737,292	-
Due from related parties	-	612,164
Total current assets	18,879,702	13,419,192
Non-current assets
Long term prepaid expenses	290,918	471,487
Property and equipment, net	765,606	545,293
Intangible assets, net	18,277	4,070
Deferred income tax assets	13,653	-
Total assets	19,968,156	14,440,042

Liabilities and shareholders’ equity
Liabilities:
Current liabilities
Accounts payable and accrued liabilities	1,350,150	2,246,717
Taxes payable	462,435	1,292,171
Advances from customers	24,378	19,213
Bank borrowings - current	483,041	820,648
Motor vehicle loans - current	89,787	34,074
Total current liabilities	2,409,791	4,412,823
Non-current liabilities
Bank borrowings – non current	-	24,737
Motor vehicle loans – non current	274,388	111,454
Total liabilities	2,684,179	4,549,014

Commitments and contingencies
Shareholders’ equity
Ordinary shares, US$0.000003 par value, 17,550,000,000 shares authorized, 9,000,000 and 9,000,000 shares issued and outstanding as of December 31, 2018 and 2017, respectively	26	26
Additional paid-in capital	2,940,016	1,574,974
Statutory reserve	76,971	76,971
Retained earnings	13,931,645	8,155,852
Accumulated other comprehensive income	335,319	83,205
Total shareholders’ equity	17,283,977	9,891,028

Total liabilities and shareholders’ equity	19,968,156	14,440,042

The accompanying notes form an integral part of these consolidated financial statements.

Fit boxx holdings LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(US$, except share data and per share data, or otherwise noted)

	For The Year Ended	For The Year Ended
	December 31, 2018	December 31, 2017
	US$	US$

Revenues	37,396,901	30,715,414
Costs of goods sold	18,214,651	16,112,325

Gross profit	19,182,250	14,603,089

Operating costs and expenses:
Selling expenses	8,112,641	5,309,213
General and administrative	3,511,345	4,080,921
Total operating costs and expenses	11,623,986	9,390,134

Income from operations	7,558,264	5,212,955

Other (income) expenses:
Finance costs	31,885	66,179
Other income, net	(33,837)	(22,206)
Total other (income) expenses	(1,952)	43,973

Income before provision for income taxes	7,560,216	5,168,982

Income taxes expense (recovery)
Current	1,798,076	1,540,685
Deferred	(13,653)	-
	1,784,423	1,540,685
Net income	5,775,793	3,628,297

Foreign currency translation adjustment – gain	252,114	153,629
Comprehensive income	6,027,907	3,781,926

Basic & diluted net income per share	0.64	0.40

Weighted average number of ordinary shares-basic and diluted	9,000,000	9,000,000

The accompanying notes form an integral part of these consolidated financial statements.

Fit boxx holdings LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2018 AND 2017

(US$, except share data and per share data, or otherwise noted)

	Ordinary shares	Ordinary shares amount	Additional paid-in capital	Statutory reserve	Retained earnings	Accumulated other comprehensive income	Total equity
Balance as of January 1, 2017	9,000,000	26	1,574,974	39,960	4,564,566	(70,424)	6,109,102
Net income	-	-	-	-	3,628,297	-	3,628,297
Share issuance	-	-	-	-	-	-	-
Statutory reserve	-	-	-	37,011	(37,011)	-	-
Currency translation adjustment	-	-	-	-	-	153,629	153,629
Balance as of December 31, 2017	9,000,000	26	1,574,974	76,971	8,155,852	83,205	9,891,028
Net income	-	-	-	-	5,775,793		5,775,793
Share issuance	-	-	-	-		-	-
Statutory reserve	-	-	-	-	-	-	-
Contribution from shareholder	-	-	1,365,042	-	-	-	1,365,042
Currency translation adjustment	-	-	-	-	-	252,114	252,114
Balance as of December 31, 2018	9,000,000	26	2,940,016	76,971	13,931,645	335,319	17,283,977

The accompanying notes form an integral part of these consolidated financial statements.

Fit boxx holdings LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2018 AND 2017

(US$, except share data and per share data, or otherwise noted)

	For The Year Ended December 31,	For The Year Ended December 31,
	2018	2017
	US$	US$
Cash Flows from Operating Activities:
Net income	5,775,793	3,628,297
Adjustments for items not affecting cash:
Depreciation and amortization	212,721	100,362
Net loss from disposal of property and equipment	-	2,493
Inventory write-downs	140,804	54,082
Foreign exchange loss	196,079	2,493
Deferred income tax recovery	(13,653)	-
Changes in operating assets and liabilities
Accounts receivable	(743,460)	(1,008,303)
Inventory	(3,796,280)	(3,284,579)
Prepaid expenses and other assets	(903,794)	(121,556)
Deferred costs	-	1,665,072
Long-term prepaid expenses	180,569	(229,032)
Accounts payable & accrued liabilities	(902,385)	857,420
Advances from customers	5,165	(5,135)
Taxes payable	(815,981)	1,002,797
Net cash (used in) provided from operating activities	(664,422)	2,661,918

Cash Flows from Investing Activities:
Purchase of property and equipment	(433,739)	(562,539)
Purchase of intangible assets	(16,553)	292
Amounts due from related parties	612,164	(16,850)
Proceeds from sale of property and equipment	-	33,077
Net cash provided from (used in) investing activities	161,872	(546,020)

Cash Flows from Financing Activities:
Repayment of long-term bank loans	(142,271)	(181,366)
Net (repayments) proceeds from of short-term facilities	(220,073)	55,035
Proceeds from motor vehicle loans	270,063	209,120
Repayment of motor vehicle loans	(51,415)	(52,772)
Deferred costs related to initial public offering	(1,372,251)	-
Net cash (used in) provided from financing activities	(1,515,947)	30,017

Effect of foreign exchange rate changes	341,015	7,327
Net (decrease)/increase in cash, cash equivalents and restricted cash	(1,677,482)	2,153,242
Cash and cash equivalents, beginning of year	3,643,141	1,489,899
Cash and cash equivalents, end of year	1,965,659	3,643,141

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Non-cash transaction
IPO services paid by shareholders	1,365,042	-

Cash paid during the period for:
Interests	31,885	66,179
Income taxes	2,614,057	537,888

The accompanying notes form an integral part of these consolidated financial statements.

Fit boxx holdings LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and principal activities

The Company was incorporated in the Cayman Islands on May 14, 2015. The Company principally engages in the sourcing, marketing, selling and distribution of a variety of fitness equipment and accessories, beauty gadgets and accessories, as well as other health care products, which are mainly for home use, under various brands through its sales and distribution network in Hong Kong and the People’s Republic of China (“PRC”). The Company’s revenue is primarily derived from the sales of fitness equipment, beauty gadgets and other health care products.

2. Summary of significant accounting policies

Basis of presentation

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principal of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

	Principal activities	Percentage of ownership	Date of incorporation	Place of incorporation
Fit Boxx Holdings Limited (the “Company”)	Investment holding	—	May 14, 2015	Cayman Islands
Fit Boxx Co. Ltd. (“Fit Boxx BVI”)	Investment holding	100%	May 20, 2015	British Virgin Islands (“BVI”)
Fit Boxx Trading Company Limited (“Fit Boxx HK”)	Sales and distributions of fitness equipment, beauty gadgets and other health care products	100%	June 18, 2009	Hong Kong
Fit Boxx Import and Export Trading (Shenzhen) Company Limited (“Fit Boxx Shenzhen”)	Sales and distributions of beauty gadgets and accessories	100%	October 31, 2012	PRC

Use of estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual amounts could differ from those estimates and differences could be material. Changes in estimates are recorded in the period they are identified.

Significant accounting estimates reflected in the Company’s consolidated financial statements include: revenue recognition, net realizable value of inventories and fair value of share-based payment awarded to a nonemployee.

Foreign currency and foreign currency translation

The Company’s reporting currency is the United States dollar (“US$”). The US$ is the functional currency of the Company and its BVI subsidiary, Fit Boxx BVI. The Company’s operations are principally conducted through the Hong Kong and PRC subsidiaries where the local currency is the functional currency. Therefore, the functional currency of Fit Boxx HK is the Hong Kong dollar and the functional currency of Fit Boxx Shenzhen is the Renminbi (“RMB”).

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currency at the prevailing rates of exchange at the balance date. The resulting exchange differences are reported in the consolidated statements of operations and comprehensive income.

The assets and liabilities of the Company’s subsidiary in the PRC, which is Fit Boxx Shenzhen, are translated at the exchange spot rate at the balance sheet date, stockholders’ equity is translated at the historical rates and the revenues and expenses are translated at the average exchange rates for the periods. The resulting translation adjustments are reported under other comprehensive income in the consolidated statements of income and comprehensive income in accordance with ASC 220. The following are the exchange rates that were used in translating Fix Boxx Shenzhen’s financial statements into the consolidated financial statements:

	December 31, 2018	December 31, 2017

Year-end spot rate	US$1=RMB 6.8755	US$1=RMB 6.5063
Average rate	US$1=RMB 6.6090	US$1=RMB 6.7547

The exchanges rates used for translation from Hong Kong dollar to US$ was 7.8000, a pegged rate determined by the linked exchange rate system in Hong Kong. This pegged rate was used to translate Company’s Hong Kong subsidiary’s balance sheets, income statement items and cash flow items for both 2018 and 2017.

Certain risks and concentration

The Company’s financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and receivables, prepayments and other assets. As of December 31, 2018 and 2017, substantially all of the Company’s cash and cash equivalents were held in major financial institutions located in Hong Kong and the PRC, which management considers to being of high credit quality. During the year ended December 31, 2018, the top two customers accounted for 32% (2017: 42%) of the Company’s total sales in the year. As of December 31, 2018, one customer accounted for 74% of the Company’s total balance of accounts receivable. During the year ended December 31, 2018, the top two suppliers accounted for 83% (2017: 79%) of the Company’s total purchases in the year.

Cash and cash equivalents

Cash and cash equivalents consist of petty cash on hand and cash held in banks, which are highly liquid and have original maturities of three months or less and are unrestricted as to withdrawal or use.

Accounts receivable

Accounts receivable represents trade receivable and are recognized initially at fair value and subsequently adjust for any allowance for doubtful accounts and impairment.

The Company makes impairment loss for bad and doubtful debts based on assessments of the recoverability of the trade and other receivables based on individual account analysis, including the current creditworthiness and the past collection history of each debtor. Impairments arise when there is an objective evidence indicate that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

The Company historically did not have material bad debts in accounts receivable. There were no bad debt expenses for the years ended December 31, 2018 and 2017 and there was no provision for doubtful accounts as of December 31, 2018.

Inventory

Inventory comprise merchandises of fitness equipment and accessories, beauty device products, as well as other products. The cost of inventory comprises the considerations paid to suppliers for acquisitions of the merchandises and related freights and custom duties to bring the inventory to their present location and condition. Cost is determined using the first-in, first-out basis. Inventory is stated at the lower of cost and net realizable value, which is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. Inventories that the Company determines to be obsolete or in excess of forecasted demand are reduced to its estimated realizable value based on assumptions about future demand and market conditions.

Revenue recognition

The Company generates revenues primarily by sales of goods to its customers. Revenue is recognized when the following four revenue recognition criteria are met:

(i)	Persuasive evidence of an arrangement exists,

(ii)	Delivery has occurred or services have been rendered

(iii)	The selling price is fixed or determinable, and

(iv)	Collectability is reasonably assured.

Sales are recognized upon the delivery of goods to customers, except for sales through certain chain retailers under consignment arrangement where our sales are recognized upon sales of goods by the consignee chain retailers to the end-customers. In addition, with respect to sales through group buying platforms, sales are recognized upon the redemption of goods by the buyers of goods redemption vouchers. Revenue recognized represents the net invoiced value of goods sold after deduction of allowances for returns and trade discounts, if any, provided to the Company’s consumers.

Fair value measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3:	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, other receivables, due from related parties, accounts payable and accrued liabilities, taxes payable, other payables, bank borrowings and motor vehicle loans. The carrying amounts of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities, taxes payable, other payables, advance from customers, current portions of bank borrowings and motor vehicle loans approximate their fair values due to the short-term nature of these instruments. The fair values of the non-current portions of bank borrowings and motor vehicle loans as of December 31, 2018 and 2017 were estimated to approximate their fair value as well as the market rates of the interest at the period end have not changed significantly compared to the effective interest rates of the these loans.

The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring nor non-recurring basis as of December 31, 2018 and 2017.

Property and equipment

Property and equipment are recorded at cost, less accumulated depreciation and impairment. Depreciation of property and equipment is calculated on a straight-line basis, after consideration of expected useful lives and estimated residual values. The estimated annual deprecation rate of these assets are generally as follows:

Category	Depreciation rate	Estimated residual value
Furniture and fixtures	20%	Nil
Office equipment	20%	Nil
Plant and machinery	20%	Nil
Motor vehicles	30%	Nil
Leasehold improvements	Shorter of lease term or 20%	Nil

Expenditures for maintenance and repairs are expensed as incurred. Gains and losses on disposals are the differences between net sales proceeds and carrying amount of the relevant assets and are recognized in the consolidated statements of operations and comprehensive income.

Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amounts to the expected future undiscounted cash flows attributable to these assets. If it is determined that an asset is not recoverable, an impairment loss is recorded in the amount by which the carrying amount of the assets exceeds the expected discounted cash flows arising from those assets.

There were no impairment losses for the years ended December 31, 2018 and 2017.

Leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. When a lease contains rent holidays, the Company records the total expenses on a straight-line basis over the lease term.

Leases that substantially transfer to the Company all the risks and rewards of ownership of assets are accounted for as capital leases. At the commencement of the lease term, a capital lease is capitalized at the lower of the fair value of the leased asset and the present value of the minimum lease payments, each determined at the inception of the lease.

The corresponding liability to the lessor is included in the consolidated balance sheets as capital lease obligation. Lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Assets under capital leases are depreciated the same as owned assets over the shorter of the lease term and their estimated useful lives.

Taxation

Current income taxes are provided on the basis of net profit for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of comprehensive income in the period of the enactment of the change.

The Company considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

The Company recognizes a tax benefit associated with an uncertain tax position when, in its judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that the Company judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The Company’s liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company’s effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company classifies interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share in the losses. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

Defined contribution plans

The Company contributes to defined contribution retirement schemes which are available to all employees. Contributions to the schemes by the Company and employees are calculated as a percentage of employees’ basic salaries. The retirement benefit scheme cost charged to profit or loss represents contributions payable by the Company to the funds.

Share-based payments

The Company’s principal shareholders agreed to transfer 4% of the Company’s shares to a nonemployee to settle for certain IPO consulting services for the Company (Note 12). The cost of the shares is measured at the fair value of the shares on the performance completion date, July 11, 2019, which is the date the IPO consulting services are completed by the nonemployee since the Company cannot establish that there are sufficiently large disincentives for nonperformance prior to that date. Prior to the performance completion date, the cost of the shares is measured at the then-current lowest aggregate fair value at each reporting period end based on the assumption that the nonemployee will continue to provide the IPO services in exchange for earning the right to the share award. Change in the lowest aggregate fair values between the reporting periods will be accounted for in period of the change till the performance completion date. The fair value of the share awards is expected to vest over a term of 12 months on a straight-line basis. The amortization of the fair value of the share awards is capitalized as deferred offering costs with recognition of a corresponding increase to additional paid-in-capital in equity.

Advertising costs

The Company’s advertising costs are expensed as incurred. Advertising expenses are included in selling expenses in the consolidated statements of operations. The advertising expenses were $2,245,694 and $921,134 for the years ended December 31, 2018 and 2017 respectively.

Segment reporting

The Company has three reportable segments as follows:

Reportable segments	Principal activities
1) Fitness and health care product	Sale of treadmills, exercise bikes, elliptical trainers, steppers and other fitness accessories
2) Beauty device product	Sale of beauty devices such as hair removal, wrinkle reduction, skin lifting, etc., and other beauty accessories
3) Other product	Sale of traveler’s items, anti-pollution masks, sandals and electrical heated blankets

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different sales and marketing strategies.

The accounting policies of the reportable segments are the same as those described in note 19 in the consolidated financial statements. The Chief Operating Decision Maker evaluates each segment’s performance based on earnings from operations, which is calculated as revenues less costs of goods sold.

Segment profits or losses do not include corporate income and expenses.

Recently issued accounting standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), to clarify the principles of recognizing revenue and create common revenue recognition guidance between U.S. GAAP and International Financial Reporting Standards (“IFRS”). An entity has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. ASU 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2017, and early adoption is permitted but not earlier than the original effective date of December 15, 2016. The most significant aspect of our evaluation of Topic 606 relates to ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). This implementation guidance discusses principal versus agent considerations and gross versus net revenue reporting, including specific indicators to assist in the determination of whether we control a specified good or service before it is transferred to the customer. The Company is still in the process of evaluation of the impact and through our evaluation, we believe that the accounting treatments under the new guidance are expected to be consistent with our current revenue recognition policies and the Company does not expect the new standard to have a material impact on our consolidated financial statements. The Company will adopt Topic 606 during the first quarter of 2019 according to the timeline afforded for an emerging growth Company (“EGC”). In addition, the Company is still evaluating the use of either the retrospective or modified retrospective transition method.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40)—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 provides guidance regarding management’s responsibility to (i) evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and (ii) provide related footnote disclosures. ASU 2014-15 is effective for fiscal years and interim periods within those years beginning after December 15, 2016. We adopted ASU 2014-15 as of January 1, 2017. The adoption of ASU 2014-15 did not have an impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance will impact the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified the need for a valuation allowance on deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities not under the fair value option is largely unchanged. The standard is effective for public business entities for annual periods (and interim periods within those annual periods) beginning after December 15, 2017. The adoption of the guidance does not have impact to the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. ASU 2016-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the method of adoption and the impact ASU 2016-02 will have on the Company’s consolidated financial statements.

In June 2016, the FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a Group recognizes an allowance based on the estimate of expected credit loss. The Company is currently evaluating the impact of this new guidance on its financial position, results of operations, EPS and cash flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The adoption of the guidance does not have material impact to the Company’s statement of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This update will become effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and early adoption is permitted in any interim or annual period. The adoption of the guidance does not have impact to the Company’s statement of cash flows for the years ended December 31, 2017 and 2018 as the Company does not have restricted cash or restricted cash equivalents.

In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EIFT Meeting and Rescission of Prior SEC Staff Announcement and Observer Comments. The transition provisions in ASC Topic 606 require that a public business entity and certain other specified entities adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities are required to adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is still in the process of evaluation of the impact.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, The ASU provides final guidance aligning the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees, with certain exceptions. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date, which may lower their cost and reduce volatility in the income statement. The guidance allows nonpublic entities to account for nonemployee awards using certain practical expedients that are already available for employee awards, but the same accounting policies must be used for awards to both employees and nonemployees. The guidance is effective for public business entities in annual periods beginning after 15 December 2018, and interim periods within those years. For all other entities, it is effective in annual periods beginning after 15 December 2019, and interim periods within annual periods beginning after 15 December 2020. Early adoption is permitted, including in an interim period, but not before an entity adopts the new revenue guidance. The new guidance should be applied to all new awards granted after the date of adoption. In addition, all liability-classified awards that have not been settled and equity-classified awards for which a measurement date has not been established under ASC 505-50 by the adoption date should be re-measured. These awards should be re-measured at fair value as of the adoption date, with a cumulative effect adjustment to opening retained earnings in the fiscal year of adoption. The Company is still in the process of evaluation of the impact.

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2018-13 - Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update apply to all entities that are required, under existing GAAP, to make disclosures about recurring or nonrecurring fair value measurements. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company will evaluate the impact of the new standards in the fiscal year when it becomes effective.

3. Accounts Receivables

Accounts receivables consist of the following:

	December 31, 2018	December 31, 2017
	US$	US$
Accounts receivable	2,417,864	1,763,576
Less: allowance for doubtful accounts	-	-
Total	2,417,864	1,763,576

4. Inventory

Inventory as of December 31, 2018 and 2017 consists only of finished goods the Company purchased from its suppliers. Inventory is reviewed to ensure that it is recorded at the lower of cost and net realizable value. During the years ended December 31, 2018 and 2017, the Company recorded inventory write-downs of $140,804 and $54,082 respectively for slowing moving and unsellable items.

5. Prepaid Expenses and Other Receivables

Prepaid expenses and other receivables consist of the following:

	December 31, 2018	December 31, 2017
	US$	US$
Rent and utility deposits	203,246	69,681
Deposits and prepayments to suppliers	1,062,560	363,197
Other receivables	85,035	71,673
Other deposits	413,537	372,835
Total	1,764,378	877,386

Rent and utility deposits represent deposits paid by the Company for the leases and utilities of certain of its offices, retail outlets and warehouses. These leases are negotiated for a term of ranging from 1 year to 3 years and the rents are fixed over the lease terms, but also include contingent rental fees based on an agreed percentage of revenue generated from certain retail outlets.

Deposits and prepayments to suppliers mainly deposits represent paid to suppliers for purchases of goods.

Other deposits mainly represent security deposits paid to online commercial platforms in order to open business accounts to operate online stores on these platforms.

6. Deferred costs

Deferred costs represented the incremental costs incurred for the Company’s initial public offering (“IPO”). These costs primary include specific legal costs, accounting costs and professional consulting costs. These costs are deferred and will be charged against the gross proceeds of the IPO at completion.

7. Long Term Prepaid Expenses

Long term prepaid expenses represent the total deposit of $290,918 (2017: $272,049 ) paid for long term leases of offices, retail outlets and warehouses, long term utility service contracts and inventory suppliers. Of the total amount, $199,438 (2017: $199,438) was security deposit paid to the Company’s inventory suppliers.

8. Property and Equipment, net

Property and equipment, net consist of the following:

	December 31, 2018	December 31, 2017
	US$	US$
Furniture and fixtures	100,004	78,246
Office equipment	236,430	164,348
Plant and machinery	1,444	1,168
Motor vehicles	671,950	375,287
Leasehold improvement	397,126	394,179
Total	1,406,954	1,013,228
Less: Accumulated depreciation	(641,348)	(467,935)
Property and equipment, net	765,606	545,293

Depreciation expenses was recorded in selling expenses and general and administrative expense. The Company recorded depreciation expenses of US$211,176and US$100,362 for the year ended December 31, 2018 and 2017, respectively.

During the year ended December 31, 2018, the Company impaired leasehold improvement of $nil (2017: $35,570) as a result of early terminations of three office leases. The impairment loss was recognized in the general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Income.

9. Defined Benefit Contributions

The Company’s subsidiary in Hong Kong operates a mandatory provident fund scheme (the “MPF Scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance for all qualifying employees in Hong Kong. The Company’s contributions to the MPF Scheme are calculated at 5% of the salaries and wages subject to a monthly maximum amount of contribution of HK$1,500 (US$192) per employee and vest fully with employees when contributed into the MPF Scheme. The Company recorded employee benefit expenses for Fix Boxx HK related to this defined contribution plan of US$93,711 and US$86,431 for the years ended December 31, 2018 and 2017 respectively.

The employees of the Company’s PRC subsidiary are members of a central pension scheme (the “CP Scheme”) operated by the local municipal government. This subsidiary is required to contribute certain percentage of the employees’ basic salaries and wages to the CP Scheme to fund the retirement benefits. The local municipal government undertakes to assume the retirement benefits obligations of all existing and future retired employees of this subsidiary. The only obligation of this subsidiary with respect to the CP Scheme is to meet the required contributions under the pension scheme.

Therefore, full-time employees of the Company in the PRC are entitled to welfare benefits including pension, work-related injury benefits, maternity insurance, medical insurance, unemployment benefit and housing fund plans through a PRC government-mandated defined contribution plan. The CP Scheme regulations require that the Company makes contributions to the government for these benefits based on certain percentages of employees’ salaries, up to a maximum amount specified by the local government. The Company recorded employee benefit expenses for Fit Boxx Shenzhen related to this defined contribution plan of US$72,432 and US$29,748 for the years ended December 31, 2018 and 2017 respectively.

10. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	December 31, 2018	December 31, 2017
	US$	US$
Trade payables	459,328	935,052
Salary and benefit payables	487,885	359,748
VAT payable and VAT surcharges	-	86,642
Accrued liabilities	354,250	185,910
Other payables	48,687	679,365
Total	1,350,150	2,246,717

Value-added taxes (“VAT”) payable relates to VAT collected from customers for product sales in PRC, after deduction of eligible VAT amounts paid on purchases in PRC, is presented on a net basis. VAT collected from customers is excluded from revenue. The Company’s PRC subsidiary, Fit Boxx Shenzhen, is subject to a VAT rate of 17%, which was reduced to 16% effectively since May 1, 2018, for all of its revenue generated in PRC.

VAT surcharge consists of Urban Construction tax, Education Surcharge and Local Education Surcharge and their rates are 7%, 3% and 2%, respectively. The Company accrued Urban Construction tax, Education Surcharge and Local Education Surcharge base on the VAT payable amount recorded for the respective fiscal year.

Other payables as of December 31, 2017 mainly represented the accrual a one-time discount payable of $641,510 to a customer as a result of the customer meeting certain sales target agreed between the Company and the customer. The balance was settled during the year ended December 31, 2018.

11. Income Taxes

Cayman Islands & BVI

Under the current laws of the Cayman Islands and BVI, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Company’s Hong Kong subsidiary, Fit Boxx HK, is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong. On December 29, 2017, Hong Kong government announced a two-tiered profit tax rate regime. Under the two-tiered tax rate regime, the first HK$2.0 million assessable profits will be subject to a 8.25% lower tax rate and the remaining taxable income will continued to be taxed at the existing 16.5% tax rate. The two-tiered tax regime becomes effective from the assessment year of 2018/19, which is on or after April 1, 2018. The application of the two-tiered rates is restricted to only one nominated enterprise among connected entities. Fit Boxx HK is nominated by the Company as the entity to apply the two-tiered rates among the group for the assessment year of 2018/19.

PRC

Under the Enterprise Income Tax Law (“EIT Law”), Foreign Investment Enterprises (“FIEs”) and domestic companies are subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Company does not believe that it is likely that its entities registered outside of the PRC should be considered as resident enterprises for the PRC tax purposes.

The EIT Law also imposes a withholding income tax on dividends distributed by a FIE to its immediate holding company outside of the PRC. Fit Boxx HK, which is the immediate parent of Fit Boxx Shenzhen, is therefore subject to a maximum withholding tax of 10% on dividends distributed by Fit Boxx Shenzhen to it. In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. The presumption may be overcome if the Company has sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely. As at December 31, 2018, the Company has determined that the undistributed earnings in Fit Boxx Shenzhen will be re-invested into the subsidiary for the expansion of the Company’s business in mainland China and hence the remittance of the dividends will be postponed indefinitely.

Reconciliation of the differences between statutory tax rate and the effective tax rate

The Company operates in serval tax jurisdictions. Therefore, its income is subject to various rates of taxation. The income tax expense differs from the amount that would have resulted from applying the Cayman Islands statutory income tax rates to the Company’s pre-tax income as follows:

	December 31, 2018	December 31, 2017
	US$	US$
Income before income tax expenses	7,560,216	5,168,982
Cayman Islands statutory income tax rate	-%	-%
Income tax calculated at statutory rate	-	-
(Increase) decrease in income tax expense resulting from:
Rate differences in various jurisdictions	1,789,320	1,259,849
Non-deductible expenses	(4,897)	280,836
Income tax expense/Effective tax rate	1,784,423	1,540,685

As of December 31, 2018 and 2017, there were no material temporary differences between accounting and taxable incomes respectively.

During the fiscal years ended December 31, 2017 and 2016, the Company understated deferred income assets by $7,776 and $18,586 respectively related to the Company’s temporary differences between its accounting and tax basis. The Company corrected the error in the current year. The effect on the individual income statement line item, subtotals and net income was quantitatively immaterial to the prior years as well as to the current year. The effects on all applicable line items on the prior years’ balance sheets were also quantitatively immaterial. In addition, no qualitative factors indicate that the errors are material to either the prior years or the current year. The cumulative effect of the $7,776 of deferred income tax recovery is recognized in the current year and no restatements of prior years’ financial statements are required due to the immateriality of the error.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2018 and 2017, the Company did not have any significant unrecognized uncertain tax positions.

12. Ordinary Shares

The Company’s ordinary share’s par value is US$ 0.0013 and is authorized to issue 39,000,000 shares and 20,000 shares had been issued and outstanding as of December 31, 2017. No additional shares were issued during the year ended December 31, 2017.

On July 11, 2018, the Company’s two shareholders, Faith Elite Limited and Express Advisors Limited, jointly entered into a consulting agreement (the “Consulting Agreement”) with a third-party consulting firm (the “Consulting Firm”). Pursuant to the Consulting Agreement, the Consulting Firm will provide various consulting services in relation to the IPO of the Company for the shareholders. As an exchange for the services, the shareholders agree to jointly transfer 4% of their holdings of the Company’s shares to the Consulting Firm. On October 24, 2018, the shareholders signed a share transfer agreement (the “Share Transfer Agreement”) with the Consulting Firm and jointly transferred 800 shares, being 4% of the total then issued and outstanding shares, to the Consulting Firm. Pursuant to the Share Transfer Agreement, the shareholders have the rights to buy back the shares from the Consulting Firm at a minimal total consideration of HK$8.00 (USD$1.03) in the event that the Company has aborted the application for IPO or failed to meet the requirements for the application for IPO at any time within the 12-month period from July 11, 2018 to July 11, 2019.

The compensation paid by the shareholders is caused by the relationship between the shareholders and the Company and clearly for the benefit of the Company and the shareholders do not have the intent to request for reimbursements from the Company. Therefore, the compensation made by the shareholders is deemed a capital contribution and recorded as additional paid-in-capital. The transaction is considered a share-based payment awarded to a nonemployee. The Company determined the measurement date to be the performance completion date of July 11, 2019, which is the date the Consulting Firm completed its IPO services because the Company cannot established that there are sufficiently large disincentives for nonperformance by the Consulting Firm prior to that date. The Company will measure the fair value of the shares at each period end until the performance completion date. The fair value of the shares at December 31, 2018 was determined to be US$2,880,000. The Company amortized the fair value of the share-based payment using the straight-line method based on the 12-month period before the shareholders’ rights to buy back the shares lapse and the Consulting Firm is fully entitled to the ownership of the shares. Therefore, the Company recognized $1,365,042 to deferred costs with a corresponding increase to additional paid-in-capital for the year ended December 31, 2018.

On November 30, 2018, the Company executed a share split that each issued and outstanding share has been subdivided into 450 shares. As a result of the share split, the number of authorized shares to be issued becomes 17,550,000,000 and the issued and outstanding shares becomes 9,000,000 shares. The Company has retrospectively accounted for the change in the prior period financial statements that are presented in these financial statements (refer to Note 13).

13. Earnings per share

Basic and diluted net earnings per share for each of the years presented are calculated as follows:

Basic earnings per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. As a result of the share split occurred on November 30, 2018, the Company has retrospectively adjusted its 2017 earnings per share as follows:

	December 31, 2018	December 31, 2017
	US$	US$
Numerator:
Net Income attributable to ordinary shareholders—basic and diluted	5,775,793	3,628,297

Denominator:
Weighted average number of ordinary shares outstanding—basic and diluted	9,000,000	9,000,000

Earnings per share attributable to ordinary shareholders —basic and diluted	0.64	0.40

14. Commitments and Contingencies

Operating leases

The Company has entered into non-cancellable operating leases covering various facilities. The future aggregate minimum lease payments under these non-cancellable operating leases are as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	Over 3 years
Operating lease obligations (USD$)	1,188,155	885,825	297,607	9,723

The Company recorded rent expenses in Selling and General and Administrative expenses (“SG&A”) of US$1,353,696 and US$1,295,958 in the consolidated statements of operations and comprehensive income during the years ended December 31, 2018 and 2017, respectively.

Other commitments

The Company did not have other significant commitments, long-term obligations, or guarantees as of December 31, 2018 and 2017.

Contingencies

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on our consolidated business, financial position, cash flows or results of operations taken as a whole. As of December 31, 2018, the Company is not a party to any material legal or administrative proceedings.

15. Statutory Reserves

Pursuant to laws applicable to entities incorporated in the PRC, the Company’s PRC subsidiary, Fit Boxx Shenzhen, is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The reserved amounts as determined pursuant to PRC statutory laws totaled $76,971 and $76,971 as of December 31, 2018 and 2017, respectively.

Under PRC laws and regulations, statutory surplus reserves are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company, and are not distributable other than upon liquidation. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor allowed for distribution except under liquidation.

16. Related Party Transactions and Balances

Related Parties

Name of related parties	Relationship with the Company
Yiu Kwong Chan	Founder and ultimate controlling shareholder, Chairman
Hon Ming Li	Founder and ultimate controlling shareholder, COO
Faith Elite Limited	Principal direct holding shareholder
Express Advisors Limited	Principal direct holding shareholder
Exodus Technology Ltd.	Company controlled by an immediate family member of Yiu Kwong Chan
Poon Suet Fan	An immediate family member of Yiu Kwong Chan

Related Party transactions

The Company had the following related party transactions:

(i)	During the year ended December 31, 2018, the Company incurred US$33,734 (2017: US$25,821) in SG&A expenses paid to Exodus Technology Ltd. for various services related to information technology, repair and maintenance, provided to the Company.

(ii)	During the year ended December 31, 2018, the Company incurred US$ nil (2017: US$47,308) in SG&A expenses paid to Poon Suet Fan for lease of a commercial property.

Due from related party balance

The Company’s related parties balances as of December 31, 2018 and 2017 are as follows:

	December 31, 2018	December 31, 2017
	US$	US$
Yiu Kwong Chan	-	146,587
Hon Ming Li	-	465,577
Total	-	612,164

The related party balances as of December 31, 2017 are unsecured, interest-free and due on demand. These balances were repaid by the related parties during the year ended December 31, 2018.

17. Bank Borrowings

	Carrying amount
	December 31, 2018	December 31, 2017
	US$	US$
Short-term bank borrowing (i)	458,304	678,377

Long-term bank loans
Standard Chartered Bank – term loan, due in monthly instalments, including interest and principal, bearing an effective annual interest rate of 7.8% (ii)	24,737	167,008
Total long-term bank loans	24,737	167,008

Total bank borrowings	483,041	845,385

(i) The Company entered into a general facility with Bank of China pursuant to which the Company is granted with an aggregate credit facility up to HK$ 10M (USD$1.3M). As of December 31, 2018, the Company has drawn down the total amount of USD$458,304 (December 31, 2017: USD$678,377 The term of each facility transaction under the general facility agreement is up to 3 months and interest is be charged at HIBOR (Hong Kong Interbank Offered Rate) plus 3.5% per annum.

(ii) On February 10, 2015, the Company obtained a long-term bank loan of HK$4,000,000 (USD$512,821) from Standard Chartered Bank with a maturity date of February 10, 2019.

As at 31 December 2018 and 2017, the Company’s short-term bank borrowing and long-term bank loans are secured by personal guarantees from directors of the Company.

As at December 31, 2018, principal repayments for the long-term bank loan for the remaining period to the contractual maturity dates are as follows:

Face value
US$
2019	24,737
Total	24,737

18. Motor Vehicle Loans

The Company from time to time, may enter into financing agreements with auto dealers for its purchases of motor vehicles. The balance as of December 31, 2018 represents two motor vehicle loans in the total original principle amount of $478,754 that the Company obtained from the auto dealers on June 5, 2017 and August 31, 2018. The two motor vehicle loans both have a term of 5 years, are due in monthly instalments and bears an effective interest rate of 3.47% and 5.53% respectively per annum. The balance as of December 31, 2017 represents the June 5, 2017 motor vehicle loan.

As at December 31, 2018, principal repayments for the remaining period to the contractual maturity date of the motor loan are as follows:

Face value
US$
2019	89,787
2020	94,582
2021	99,377
2022	63,929
2023	16,501
Total	364,176

19. Segmented information

The Company’s segmented information for the years ended December 31, 2018 and 2017 is as follow:

(i)	Revenue and net income

Year ended December 31, 2018	Fitness and health care products	Beauty device products	Other products	Consolidated
Revenue	6,571,773	30,503,848	321,280	37,396,901
Cost of goods sold	2,495,567	15,590,041	129,043	18,214,651
Subtotal – gross profit	4,076,206	14,913,807	192,237	19,182,250

SG&A expenses				11,623,986
Finance costs				31,885
Other (income) expenses				(33,837)
Income before income taxes				7,560,216
Income taxes				1,784,423
Net income				5,775,793

Year ended December 31, 2017	Fitness and health care products	Beauty device products	Other products	Consolidated
Revenue	5,834,905	24,593,055	287,454	30,715,414
Cost of goods sold	2,518,742	13,514,301	79,282	16,112,325
Subtotal – gross profit	3,316,163	11,078,754	208,172	14,603,089

SG&A expenses				9,390,134
Finance costs				66,179
Other (income)				(22,206)
Income before income taxes				5,168,982
Income taxes				1,540,685
Net income				3,628,297

The Company’s Chief Operation Decision Maker does not evaluate the performance of its operating segments in accordance with assets and liabilities. The Company does not classify liabilities on a segmented basis.

(ii)	Geographic information

Revenue for the year ended	Hong Kong	PRC (mainland)	Consolidated
December 31, 2018	10,570,754	26,826,147	37,396,901
December 31, 2017	17,357,382	13,358,032	30,715,414

Long-lived assets as of	Hong Kong	PRC (mainland)	Consolidated
December 31, 2018	714,585	51,021	765,606
December 31, 2017	532,827	12,466	545,293

20. Subsequent Events

The Company has evaluated the impact of events that have occurred subsequent to December 31, 2018, through the date the consolidated financial statements were available to issue, and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

Fit boxx holdings LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2019 and DECEMBER 31, 2018

(US$, except share data and per share data, or otherwise noted)

	September 30, 2019	December 31, 2018
	US$	US$
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	4,276,338	1,965,659
Accounts receivables, net	2,443,072	2,417,864
Inventory	9,209,738	9,994,509
Prepaid expenses & other receivables	1,431,702	1,764,378
Deferred costs	1,575,383	2,737,292
Total current assets	18,936,233	18,879,702
Non-current assets
Long term prepaid expenses	356,448	290,918
Property and equipment, net	661,659	765,606
Intangible assets, net	16,220	18,277
Deferred income tax assets	31,705	13,653
Total assets	20,002,265	19,968,156

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Current liabilities
Accounts payable and accrued liabilities	498,687	1,350,150
Taxes payable	152,496	462,435
Advances from customers	241,721	24,378
Bank borrowings - current	-	483,041
Motor vehicle loans - current	93,386	89,787
Total current liabilities	986,290	2,409,791
Non-current liabilities
Motor vehicle loans – non current	203,901	274,388
Total liabilities	1,190,191	2,684,179

Commitments and contingencies
Shareholders’ equity
Ordinary shares, US$0.000003 par value, 17,550,000,000 shares authorized, 9,000,000 and 9,000,000 shares issued and outstanding as of December 31, 2018 and September 30, 2019, respectively	26	26
Additional paid-in capital	1,574,974	2,940,016
Statutory reserve	76,971	76,971
Retained earnings	16,891,627	13,931,645
Accumulated other comprehensive income	268,476	335,319
Total shareholders’ equity	18,812,074	17,283,977

Total liabilities and shareholders’ equity	20,002,265	19,968,156

The accompanying notes form an integral part of these condensed consolidated financial statements.

Fit boxx holdings LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(US$, except share data and per share data, or otherwise noted)

	For Nine Month Ended	For Nine Month Ended
	September 30, 2019	September 30, 2018
	US$	US$
	(Unaudited)	(Unaudited)
Revenues	25,919,066	31,979,009
Costs of goods sold	12,785,130	15,751,450

Gross profit	13,133,936	16,227,559

Operating costs and expenses:
Selling expenses	6,673,368	5,867,235
General and administrative	2,691,085	2,676,357
Total operating costs and expenses	9,364,453	8,543,592

Income from operations	3,769,483	7,683,967

Other (income) expenses:
Finance costs	38,517	25,038
Other (income)/expenses, net	(82,585)	(30,008)
Total other (income) expenses	(44,068)	(4,970)

Income before provision for income taxes	3,813,551	7,688,937

Income taxes expense (recovery)
Current	871,621	1,797,766
Deferred	(18,052)	(1,092)
	853,569	1,796,674
Net income	2,959,982	5,892,263

Foreign currency translation adjustment – gain (loss)	(66,843)	227,628
Comprehensive income	2,893,139	6,119,891

Basic & diluted net income per share	0.33	0.65

Weighted average number of ordinary shares-basic and diluted	9,000,000	9,000,000

The accompanying notes form an integral part of these condensed consolidated financial statements.

Fit boxx holdings LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR NINE MONTH ENDED SEPTEMBER 30, 2019

(US$, except share data and per share data, or otherwise noted)

	Ordinary shares	Ordinary shares amount	Additional paid-in capital	Statutory reserve	Retained earnings	Accumulated other comprehensive income	Total equity
Balance as of January 1, 2018	9,000,000	26	1,574,974	76,971	8,155,852	83,205	9,891,028
Net income					5,892,263		5,892,263
Contribution from shareholders	-	-	881,458	-	-	-	881,458
Share issuance	-	-	-	-	-	-	-
Statutory reserve	-	-	-	-	-	-	-
Currency translation adjustment	-	-	-	-	-	227,628	227,628
Balance as of September 30, 2018 (unaudited)	9,000,000	26	2,456,432	76,971	14,048,115	310,833	16,892,377

Balance as of January 1, 2019	9,000,000	26	2,940,016	76,971	13,931,645	335,319	17,283,977
Net income					2,959,982		2,959,982
Reversal of share-based payment reserve	-	-	(1,365,042)	-	-	-	(1,365,042)
Share issuance	-	-	-	-	-	-	-
Statutory reserve	-	-	-	-	-	-	-
Currency translation adjustment	-	-	-	-	-	(66,843)	(66,843)
Balance as of September 30, 2019 (unaudited)	9,000,000	26	1,574,974	76,971	16,891,927	268,476	18,812,074

The accompanying notes form an integral part of these condensed consolidated financial statements.

Fit boxx holdings LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(US$, except share data and per share data, or otherwise noted)

	For Nine Month Ended	For Nine Month Ended
	September 30, 2019	September 30, 2018
	US$	US$
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	2,959,982	5,892,263
Adjustments for items not affecting cash:
Depreciation and amortization	190,176	124,414
Net (gain)/loss from disposal of property and equipment	37,125	-
Inventory write-downs	189,909	54,938
Foreign exchange (gain)/loss	34,263	179,561
Deferred income tax recovery	(18,052)	(1,092)
Changes in operating assets and liabilities
Accounts receivable	(62,211)	(584,617)
Inventory	329,482	(1,930,401)
Prepaid expenses and other assets	315,094	(436,489)
Deferred costs	-	(534,725)
Long-term prepaid expenses	(65,531)	28,076
Accounts payable & accrued liabilities	(862,165)	(1,454,118)
Advances from customers	222,509	(47,568)
Taxes payable	(307,209)	174,099
Net cash provided from operating activities	2,963,371	1,461,341

Cash Flows from Investing Activities:
Purchase of property and equipment	(121,268)	(414,304)
Purchase of intangible assets	(1,937)	(32,163)
Amounts due from related parties	43,861	612,165
Proceeds from sale of property and equipment	-	-
Net cash provided from (used in) investing activities	(79,344)	165,698

Cash Flows from Financing Activities:
Repayment of long-term bank loans	(24,737)	(105,714)
Net proceeds from (repayments) of short-term facilities	(458,304)	(678,377)
Proceeds from motor vehicle loans	-	270,063
Repayment of motor vehicle loans	(66,889)	(29,713)
Deferred costs related to initial public offering	(203,131)	-
Net cash provided from financing activities	(753,061)	(543,741)

Effect of foreign exchange rate changes	179,713	191,888
Net increase/(decrease) in cash, cash equivalents	2,310,679	1,278,186
Cash and cash equivalents, beginning of year	1,965,659	3,643,141
Cash and cash equivalents, end of year	4,276,338	4,921,327

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Non-cash transaction
Contrition from shareholders	-	881,458

Cash paid during the period
Interest paid	38,296	25,038
Income taxes paid	1,258,078	1,630,742

The accompanying notes form an integral part of these condensed consolidated financial statements.

Fit boxx holdings LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited) (US$, except share data and per share data, or otherwise noted)

1. Organization and principal activities

The Company was incorporated in the Cayman Islands on May 14, 2015. The Company principally engages in the sourcing, marketing, selling and distribution of a variety of fitness equipment and accessories, beauty gadgets and accessories, as well as other health care products, which are mainly for home use, under various brands through its sales and distribution network in Hong Kong and the People’s Republic of China (“PRC”). The Company’s revenue is primarily derived from the sales of fitness equipment, beauty gadgets and other health care products.

2. Summary of significant accounting policies

Basis of presentation

The unaudited condensed consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  In the opinion of management, these unaudited condensed consolidated interim financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly, in all material respects, the Company’s consolidated financial position, results of operations, cash flows and changes in equity for the interim periods presented. These unaudited condensed financial statements do not include certain information and footnote disclosures as required by the U.S. GAAP for complete annual financial statements. Therefore, these unaudited condensed consolidated interim financial statements should be read in conjunction with the financial statements and related notes included in the Company’s first initial offering Registration Statement on Form F-1 for the year ended December 31, 2018.

Principal of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

	Principal activities	Percentage of ownership	Date of incorporation	Place of incorporation
Fit Boxx Holdings Limited (the “Company”)	Investment holding	—	May 14, 2015	Cayman Islands
Fit Boxx Co. Ltd. (“Fit Boxx BVI”)	Investment holding	100%	May 20, 2015	British Virgin Islands (“BVI”)
Fit Boxx Trading Company Limited (“Fit Boxx HK”)	Sales and distributions of fitness equipment, beauty gadgets and other health care products	100%	June 18, 2009	Hong Kong
Fit Boxx Import and Export Trading (Shenzhen) Company Limited (“Fit Boxx Shenzhen”)	Sales and distributions of beauty gadgets and accessories	100%	October 31, 2012	PRC

Use of estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual amounts could differ from those estimates and differences could be material. Changes in estimates are recorded in the period they are identified.

Significant accounting estimates reflected in the Company’s consolidated financial statements include: revenue recognition, net realizable value of inventories and fair value of share-based payment awarded to a nonemployee.

Foreign currency and foreign currency translation

The Company’s reporting currency is the United States dollar (“US$”). The US$ is the functional currency of the Company and its BVI subsidiary, Fit Boxx BVI. The Company’s operations are principally conducted through the Hong Kong and PRC subsidiaries where the local currency is the functional currency. Therefore, the functional currency of Fit Boxx HK is the Hong Kong dollar and the functional currency of Fit Boxx Shenzhen is the Renminbi (“RMB”).

Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currency at the prevailing rates of exchange at the balance date. The resulting exchange differences are reported in the consolidated statements of operations and comprehensive income.

The assets and liabilities of the Company’s subsidiary in the PRC, which is Fit Boxx Shenzhen, are translated at the exchange spot rate at the balance sheet date, stockholders’ equity is translated at the historical rates and the revenues and expenses are translated at the average exchange rates for the periods. The resulting translation adjustments are reported under other comprehensive income in the consolidated statements of income and comprehensive income in accordance with ASC 220. The following are the exchange rates that were used in translating Fix Boxx Shenzhen’s financial statements into the consolidated financial statements:

	September 30, 2019	December 31, 2018	September 30, 2018

Period-end spot rate	US$1=RMB 7.1477	US$1=RMB 6.8755	US$1=RMB 6.8680
Average rate	US$1=RMB 6.8628	N/A	US$1=RMB 6.5273

The exchanges rates used for translation from Hong Kong dollar to US$ was 7.8000, a pegged rate determined by the linked exchange rate system in Hong Kong. This pegged rate was used to translate Company’s Hong Kong subsidiary’s balance sheets, income statement items and cash flow items for both 2019 and 2018.

Cash and cash equivalents

Cash and cash equivalents consist of petty cash on hand and cash held in banks, which are highly liquid and have original maturities of three months or less and are unrestricted as to withdrawal or use.

Accounts receivable

Accounts receivable represents trade receivable and are recognized initially at fair value and subsequently adjust for any allowance for doubtful accounts and impairment.

The Company makes impairment loss for bad and doubtful debts based on assessments of the recoverability of the trade and other receivables based on individual account analysis, including the current creditworthiness and the past collection history of each debtor. Impairments arise when there is an objective evidence indicate that the balances may not be collectible. The identification of bad and doubtful debts, in particular of a loss event, requires the use of judgment and estimates, which involve the estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Based on management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and on aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

  The Company historically did not have material bad debts in accounts receivable. There were no bad debt expenses for the nine months ended September 30, 2019 and 2018 and there was no provision for doubtful accounts as of September 30, 2019.

Inventory

Inventory comprise merchandises of fitness equipment and accessories, beauty device products, as well as other products. The cost of inventory comprises the considerations paid to suppliers for acquisitions of the merchandises and related freights and custom duties to bring the inventory to their present location and condition. Cost is determined using the first-in, first-out basis. Inventory is stated at the lower of cost and net realizable value, which is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. Inventories that the Company determines to be obsolete or in excess of forecasted demand are reduced to its estimated realizable value based on assumptions about future demand and market conditions.

Revenue recognition

We adopted ASC 606 on January 1, 2019 using the modified retrospective approach. There were no material unfinished contracts with customers on the adoption date of ASC 606.

Prior to the adoption of ASC 606, under ASC 605, the basic criteria necessary for revenue recognition were:

(i)	Persuasive evidence of an arrangement exists,
(ii)	Delivery has occurred or services have been rendered
(iii)	The selling price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

ASC 606 develops a five-step model for recognizing revenue from contacts with customers and these five steps include:

(i)	Identify the contract
(ii)	Identify performance obligations
(iii)	Determine transaction price
(iv)	Allocate transaction price
(v)	Recognize revenue

We enter into contracts with our customers through written, oral or our customary past business practices. Performance obligation for sales of our products to our customers. Our products are either delivered at the point of sales or through shipment of products to the designation intended by the customer. Shipment is not considered as a performance obligation as control of the products does not transfer to the customer before shipment.

We agree with our customers on the selling price of each transaction. This transaction price is generally based on the product, market conditions, freight arrangements including where control transfers, and customer incentives. In our contracts with customers, we allocate the entire transaction price to the sale of product to the customer, which is the basis for the determination of the relative standalone selling price allocated to the performance obligation of selling the products to the customer. Returns of our product by our customers are permitted only when the product is not to specification. Any sales tax, value added tax, and other tax we collect concurrently with our revenue-producing activities are excluded from revenue.

Under ASC 606, revenue is recognized when the customer obtains control of a good or service. A customer obtains control of a good or service if it has the ability to direct the use of and obtain substantially all of the remaining benefits from that good or service. The transfer of control of our products generally occurs at a point in time upon delivery of the products to the customer either at point of sale or upon shipment to the customer’s intended destination. Once the transfer of control of a good occurs, we have satisfied our performance obligation and we recognize revenue.

Certain large fitness equipment may include installation services requested by the customers. When a contract contains an installation service, it is treated as a separate performance obligation. Installation services are quoted with a separate transaction price in the sales contract. Shipment is generally also requested by the customer when the customer requests for installation serviced. Therefore, transfers of the controls for both the products as well as the installation services occur at the same time at the customer’s location as installation service generally can be finished on the same day as the shipment of the equipment. As such, we generally recognize revenues from sales of products and installation services at the same time.

For products shipped directly to the customer, shipping and handling costs are expensed as incurred as fulfillment costs and included in costs of sales in the consolidated statements of operations and comprehensive income.

Revenue recognition under ASC 606 has not had material differences than revenue recognition under the legacy ASC 605 for the Company.

Fair value measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3:	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, taxes payable, bank borrowings and motor vehicle loans. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, taxes payable, current portions of bank borrowings and motor vehicle loans approximate their fair values due to the short-term nature of these instruments. The fair values of the non-current portions of bank borrowings and motor vehicle loans as of September 30, 2019 and December 31, 2018 were estimated to approximate their fair value as well as the market rates of the interest at the period end have not changed significantly compared to the effective interest rates of the these loans.

The Company noted no transfers between levels during any of the periods presented. The Company did not have any instruments that were measured at fair value on a recurring nor non-recurring basis as of September 30, 2019 and December 31, 2018.

Property and equipment

Property and equipment are recorded at cost, less accumulated depreciation and impairment. Depreciation of property and equipment is calculated on a straight-line basis, after consideration of expected useful lives and estimated residual values. The estimated annual deprecation rate of these assets are generally as follows:

Category	Depreciation rate	Estimated residual value

Furniture and fixtures	20%	Nil
Office equipment	20%	Nil
Plant and machinery	20%	Nil
Motor vehicles	30%	Nil
Leasehold improvements	Shorter of lease term or 20%	Nil

Expenditures for maintenance and repairs are expensed as incurred. Gains and losses on disposals are the differences between net sales proceeds and carrying amount of the relevant assets and are recognized in the consolidated statements of operations and comprehensive income.

Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amounts to the expected future undiscounted cash flows attributable to these assets. If it is determined that an asset is not recoverable, an impairment loss is recorded in the amount by which the carrying amount of the assets exceeds the expected discounted cash flows arising from those assets.

There were no impairment losses for the nine months ended September 30, 2019 and 2018.

Leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. When a lease contains rent holidays, the Company records the total expenses on a straight-line basis over the lease term.

Leases that substantially transfer to the Company all the risks and rewards of ownership of assets are accounted for as capital leases. At the commencement of the lease term, a capital lease is capitalized at the lower of the fair value of the leased asset and the present value of the minimum lease payments, each determined at the inception of the lease.

The corresponding liability to the lessor is included in the consolidated balance sheets as capital lease obligation. Lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Assets under capital leases are depreciated the same as owned assets over the shorter of the lease term and their estimated useful lives.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Net loss is not allocated to other participating securities if based on their contractual terms they are not obligated to share in the losses. Diluted earnings per share is calculated by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

Defined contribution plans

The Company contributes to defined contribution retirement schemes which are available to all employees. Contributions to the schemes by the Company and employees are calculated as a percentage of employees’ basic salaries. The retirement benefit scheme cost charged to profit or loss represents contributions payable by the Company to the funds.

Share-based payments

The Company’s principal shareholders agreed to transfer 4% of the Company’s shares to a nonemployee to settle for certain IPO consulting services for the Company (Note 12). The cost of the shares is measured at the fair value of the shares on the performance completion date, July 11, 2019, which is the date the IPO consulting services were expected to be completed by the nonemployee since the Company cannot establish that there are sufficiently large disincentives for nonperformance prior to that date. Prior to the performance completion date, the cost of the shares is measured at the then-current lowest aggregate fair value at each reporting period end based on the assumption that the nonemployee will continue to provide the IPO services in exchange for earning the right to the share award. Change in the lowest aggregate fair values between the reporting periods will be accounted for in period of the change till the performance completion date. The fair value of the share awards is expected to vest over a term of 12 months on a straight-line basis. The amortization of the fair value of the share awards is capitalized as deferred offering costs with recognition of a corresponding increase to additional paid-in-capital in equity.

The share-based payment to the non-employee contains a performance vesting condition, which mandates that the awards should be dependent upon the Company’s successful completion of the IPO. Should the IPO is not successful, the Company’s principal shareholders who transferred the shares to the non-employees shall be entitled to require the non-employee to return all the shares to the principal shareholders.

Recently issued accounting standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), to clarify the principles of recognizing revenue and create common revenue recognition guidance between U.S. GAAP and International Financial Reporting Standards (“IFRS”). An entity has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. ASU 2014-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2017, and early adoption is permitted but not earlier than the original effective date of December 15, 2016. For all other entities, ASC 606 is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company has adopted Topic 606 since January 1, 2019 according to the timeline afforded for an emerging growth Company (“EGC”). Refer to Note 2 – “Revenue recognition” for details.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40)—Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 provides guidance regarding management’s responsibility to (i) evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and (ii) provide related footnote disclosures. ASU 2014-15 is effective for fiscal years and interim periods within those years beginning after December 15, 2016. We adopted ASU 2014-15 as of January 1, 2017. The adoption of ASU 2014-15 did not have an impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance will impact the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified the need for a valuation allowance on deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities not under the fair value option is largely unchanged. The standard is effective for public business entities for annual periods (and interim periods within those annual periods) beginning after December 15, 2017. The adoption of the guidance does not have impact to the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. ASU 2016-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2018 for public business entities, for a not-for-profit entity that has issued, or is a conduit bond obligor for, securities that are traded, listed, or quoted on an exchange or over the-counter market, and for an employee benefit plan that files or furnishes financial statements to the SEC. For all other entities, ASC 842 is effective for annual reporting periods beginning after December 15, 2020, and interim reporting periods within annual reporting periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the method of adoption and the impact ASU 2016-02 will have on the Company’s consolidated financial statements.

In June 2016, the FASB amended guidance related to impairment of financial instruments as part of ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a Group recognizes an allowance based on the estimate of expected credit loss. The Company is currently evaluating the impact of this new guidance on its financial position, results of operations, EPS and cash flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance for targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The adoption of the guidance does not have material impact to the Company’s statement of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This update will become effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and early adoption is permitted in any interim or annual period. The adoption of the guidance does not have impact to the Company’s statement of cash flows for the nine months ended September 30, 2019 and 2018 as the Company does not have restricted cash or restricted cash equivalents.

In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EIFT Meeting and Rescission of Prior SEC Staff Announcement and Observer Comments. The transition provisions in ASC Topic 606 require that a public business entity and certain other specified entities adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities are required to adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company has adopted ASC 606 since January 1, 2019. Refer to Note 2 – “Revenue recognition” for details.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, The ASU provides final guidance aligning the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees, with certain exceptions. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date, which may lower their cost and reduce volatility in the income statement. The guidance allows nonpublic entities to account for nonemployee awards using certain practical expedients that are already available for employee awards, but the same accounting policies must be used for awards to both employees and nonemployees. The guidance is effective for public business entities in annual periods beginning after 15 December 2018, and interim periods within those years. For all other entities, it is effective in annual periods beginning after 15 December 2019, and interim periods within annual periods beginning after 15 December 2020. Early adoption is permitted, including in an interim period, but not before an entity adopts the new revenue guidance. The new guidance should be applied to all new awards granted after the date of adoption. In addition, all liability-classified awards that have not been settled and equity-classified awards for which a measurement date has not been established under ASC 505-50 by the adoption date should be re-measured. These awards should be re-measured at fair value as of the adoption date, with a cumulative effect adjustment to opening retained earnings in the fiscal year of adoption. The Company has early adopted the ASU since January 1, 2019 and the adoption did not have any impact to the opening retained earnings.

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2018-13 - Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update apply to all entities that are required, under existing GAAP, to make disclosures about recurring or nonrecurring fair value measurements. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company will evaluate the impact of the new standards in the fiscal year when it becomes effective.

3. Accounts Receivables

Accounts receivables consist of the following:

	September 30, 2019	December 31, 2018
	US$	US$
Accounts receivable	2,443,072	2,417,864
Less: allowance for doubtful accounts	-	-
Total	2,443,072	2,417,864

4. Inventory

Inventory as of September 30, 2019 and December 31, 2018 consists only of finished goods the Company purchased from its suppliers. Inventory is reviewed to ensure that it is recorded at the lower of cost and net realizable value. During the nine months ended September 30, 2019 and 2018, the Company recorded inventory write-down of $189,909 and $54,938 respectively for slowing moving and unsellable items.

5. Prepaid Expenses and Other Receivables

Prepaid expenses and other receivables consist of the following:

	September 30, 2019	December 31, 2018
	US$	US$
Rent and utility deposits	141,673	203,246
Deposits and prepayments to suppliers	417,769	1,062,560
Other receivables	685,938	85,035
Other deposits	186,323	413,537
Total	1,431,703	1,764,378

Rent and utility deposits represent deposits paid by the Company for the leases and utilities of certain of its offices, retail outlets and warehouses. These leases are negotiated for a term of ranging from 1 year to 3 years and the rents are fixed over the lease terms, but also include contingent rental fees based on an agreed percentage of revenue generated from certain retail outlets.

Deposits and prepayments to suppliers mainly represent deposits paid to suppliers for purchases of goods.

Other receivables mainly represent Value-added taxes (“VAT”) receivable.

Other deposits mainly represent security deposits paid to online commercial platforms in order to open business accounts to operate online stores on these platforms.

6. Deferred costs

Deferred costs represented the incremental costs incurred for the Company’s initial public offering (“IPO”). These costs primary include specific legal costs, accounting costs and professional consulting costs. These costs are deferred and will be charged against the gross proceeds of the IPO at completion.

7. Long Term Prepaid Expenses

Long term prepaid expenses as of September 30, 2019 represent the deposit of $157,010 paid for long term leases of offices, retail outlets and warehouses and deposits paid for long term duration of utility contracts signed with utility providers, and also include deposit of $199,438 paid to the Company’s inventory suppliers for security deposit.

8. Property and Equipment, net

Property and equipment, net consist of the following:

	September 30, 2019	December 31, 2018
	US$	US$
Furniture and fixtures	101,731	100,004
Office equipment	233,001	236,430
Plant and machinery	1,444	1,444
Motor vehicles	671,950	671,950
Leasehold improvement	465,400	397,126
Total	1,473,526	1,406,954
Less: Accumulated depreciation	(811,867)	(641,348)
Property and equipment, net	661,659	765,606

Depreciation expenses was recorded in selling expenses and general and administrative expense. The Company recorded depreciation expenses of US$186,822 and US$124,414 for the nine months ended September 30, 2019 and 2018, respectively.

9. Defined Benefit Contributions

The Company’s subsidiary in Hong Kong operates a mandatory provident fund scheme (the “MPF Scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance for all qualifying employees in Hong Kong. The Company’s contributions to the MPF Scheme are calculated at 5% of the salaries and wages subject to a monthly maximum amount of contribution of HK$1,500 (US$192) per employee and vest fully with employees when contributed into the MPF Scheme. The Company recorded employee benefit expenses for Fix Boxx HK related to this defined contribution plan of US$70,291 and US$71,154 and for the nine months ended September 30, 2019 and 2018 respectively.

The employees of the Company’s PRC subsidiary are members of a central pension scheme (the “CP Scheme”) operated by the local municipal government. This subsidiary is required to contribute certain percentage of the employees’ basic salaries and wages to the CP Scheme to fund the retirement benefits. The local municipal government undertakes to assume the retirement benefits obligations of all existing and future retired employees of this subsidiary. The only obligation of this subsidiary with respect to the CP Scheme is to meet the required contributions under the pension scheme.

Therefore, full-time employees of the Company in the PRC are entitled to welfare benefits including pension, work-related injury benefits, maternity insurance, medical insurance, unemployment benefit and housing fund plans through a PRC government-mandated defined contribution plan. The CP Scheme regulations require that the Company makes contributions to the government for these benefits based on certain percentages of employees’ salaries, up to a maximum amount specified by the local government. The Company recorded employee benefit expenses for Fit Boxx Shenzhen related to this defined contribution plan of US$70,789 and US$52,084 for the nine months ended September 30, 2019 and 2018 respectively.

10. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	September 30, 2019	December 31, 2018
	US$	US$
Trade payables	109,713	459,328
Salary and benefit payables	200,831	487,885
VAT payable and VAT surcharges	10,156	-
Accrued liabilities	155,266	354,250
Other payables	22,721	48,687
Total	498,687	1,350,150

Value-added taxes (“VAT”) payable relates to VAT collected from customers for product sales in PRC and the balance is presented on a net basis. VAT collected from customers is excluded from revenue. The Company’s PRC subsidiary, Fit Boxx Shenzhen, is subject to a VAT rate of 17%, which is decreased to 16% from May 1, 2018, for all of its revenue generated in PRC.

VAT surcharge consists of Urban Construction tax, Education Surcharge and Local Education Surcharge and their rates are 7%, 3% and 2%, respectively. The Company accrued Urban Construction tax, Education Surcharge and Local Education Surcharge base on the VAT payable amount recorded for the respective fiscal year.

11. Income Taxes

Cayman Islands & BVI

Under the current laws of the Cayman Islands and BVI, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Company’s Hong Kong subsidiary, Fit Boxx HK, is subject to 16.5% income tax on its taxable income generated from operations in Hong Kong. On December 29, 2017, Hong Kong government announced a two-tiered profit tax rate regime. Under the two-tiered tax rate regime, the first HK$2.0 million assessable profits will be subject to a 8.25% lower tax rate and the remaining taxable income will continued to be taxed at the existing 16.5% tax rate. The two-tiered tax regime becomes effective from the assessment year of 2018/19, which is on or after April 1, 2018. The application of the two-tiered rates is restricted to only one nominated enterprise among connected entities. Fit Boxx HK is nominated by the Company as the entity to apply the two-tiered rates among the group for the assessment year of 2018/19.

PRC

Under the Enterprise Income Tax Law (“EIT Law”), Foreign Investment Enterprises (“FIEs”) and domestic companies are subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%.

The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The Implementing Rules of the EIT Law define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” Based on a review of surrounding facts and circumstances, the Company does not believe that it is likely that its entities registered outside of the PRC should be considered as resident enterprises for the PRC tax purposes.

The EIT Law also imposes a withholding income tax on dividends distributed by a FIE to its immediate holding company outside of the PRC. Fit Boxx HK, which is the immediate parent of Fit Boxx Shenzhen, is therefore subject to a maximum withholding tax of 10% on dividends distributed by Fit Boxx Shenzhen to it. In accordance with accounting guidance, all undistributed earnings are presumed to be transferred to the parent company and are subject to the withholding taxes. The presumption may be overcome if the Company has sufficient evidence to demonstrate that the undistributed dividends will be re-invested and the remittance of the dividends will be postponed indefinitely. As at September 30, 2019, the Company has determined that the undistributed earnings in Fit Boxx Shenzhen will be re-invested into the subsidiary for the expansion of the Company’s business in mainland China and hence the remittance of the dividends will be postponed indefinitely.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2019 and December 31, 2018, the Company did not have any significant unrecognized uncertain tax positions.

12. Ordinary Shares

The Company’s ordinary share’s par value is US$ 0.000003 and is authorized to issue 17,550,000,000 shares and 9,000,000 shares had been issued and outstanding as of September 30, 2019 and December 31, 2018 respectively. No additional shares were issued during the nine month ended September 30, 2019.

On July 11, 2018, the Company’s two shareholders, Faith Elite Limited and Express Advisors Limited, jointly entered into a consulting agreement (the “Consulting Agreement”) with a third-party consulting firm (the “Consulting Firm”). Pursuant to the Consulting Agreement, the Consulting Firm will provide various consulting services in relation to the IPO of the Company for the shareholders. In exchange for the services, the shareholders agreed to jointly transfer 4% of their holdings of the Company’s shares to the Consulting Firm. On October 24, 2018, the shareholders signed a share transfer agreement (the “Share Transfer Agreement”) with the Consulting Firm and jointly transferred 360,000 shares, being 4% of the total then issued and outstanding shares, to the Consulting Firm. Pursuant to the Share Transfer Agreement, the shareholders have the rights to buy back the shares from the Consulting Firm at a minimal total consideration of HK$8.00 (USD$1.03) in the event that the Company has aborted the application for the IPO or failed to meet the requirements for the application for the IPO at any time within the 12-month period from July 11, 2018 to July 11, 2019. The term was further extended to September 30, 2019.

The compensation paid by the shareholders is caused by the relationship between the shareholders and the Company and clearly for the benefit of the Company and the shareholders do not have the intent to request for reimbursements from the Company. Therefore, the compensation made by the shareholders is deemed a capital contribution and recorded as additional paid-in-capital. The transaction is considered a share-based payment awarded to a non-employee. The Company determined the measurement date to be the performance completion date of July 11, 2019, which is the date the Consulting Firm is expected to complete its IPO services because the Company cannot established that there are sufficiently large disincentives for non-performance by the Consulting Firm prior to that date. The fair value of the shares on the grant date was US$3,972,000. The Company amortized the fair value of the share-based payment using the straight-line method based on the 12-month period. As of December 31, 2018, the Company has recognized $1,365,042 in relation to the share-based payment.

As at September 30, 2019, the Consulting Agreement has expired. The full amount of previously recognized share-based payment, $1,365,042 for the Consulting Firm, is therefore reversed.

13. Earnings per share

Basic and diluted net earnings per share for each of the years presented are calculated as follows:

Before share split

	September 30, 2019	September 30, 2018
	US$	US$
Numerator:
Net Income attributable to ordinary shareholders—basic and diluted	2,959,982	5,892,263

Denominator:
Weighted average number of ordinary shares outstanding—basic and diluted	9,000,000	9,000,000

Earnings per share attributable to ordinary shareholders —basic and diluted	0.33	0.65

Basic earnings per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period.

14. Commitments and Contingencies

Operating leases

The Company has entered into non-cancellable operating leases covering various facilities. The future aggregate minimum lease payments under these non-cancellable operating leases as of September 30, 2019 are as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	Over 3 years
Operating lease obligations (USD$)	1,552,416	929,183	623,233	-

Other commitments

The Company did not have other significant commitments, long-term obligations, or guarantees as of September 30, 2019 and December 31, 2018.

Contingencies

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on our consolidated business, financial position, cash flows or results of operations taken as a whole. As of September 30, 2019 and December 31, 2018, the Company is not a party to any material legal or administrative proceedings.

15. Statutory Reserves

Pursuant to laws applicable to entities incorporated in the PRC, the Company’s PRC subsidiary, Fit Boxx Shenzhen, is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The reserved amounts as determined pursuant to PRC statutory laws totaled $76,971 and $76,971 as of September 30, 2019 and December 31, 2018, respectively.

Under PRC laws and regulations, statutory surplus reserves are restricted to set-off against losses, expansion of production and operation and increasing registered capital of the respective company, and are not distributable other than upon liquidation. The reserves are not allowed to be transferred to the Company in terms of cash dividends, loans or advances, nor allowed for distribution except under liquidation.

16. Related Party Transactions and Balances

Related Parties

Name of related parties	Relationship with the Company
Yiu Kwong Chan	Founder and ultimate controlling shareholder, Chairman
Hon Ming Li	Founder and ultimate controlling shareholder, COO
Faith Elite Limited	Principal direct holding shareholder
Express Advisors Limited	Principal direct holding shareholder
Exodus Technology Ltd.	Company controlled by an immediate family member of Yiu Kwong Chan
Poon Suet Fan	An immediate family member of Yiu Kwong Chan

Related Party transactions

The Company had the following related party transactions:

(i)	During the nine month ended September 30, 2019, the Company incurred US$19,705 (2018: US$27,388) in SG&A expenses paid to Exodus Technology Ltd. for various services related to information technology, repair and maintenance, provided to the Company.

17. Bank Borrowings

	Carrying amount
	September 30, 2019	December 31, 2018
	US$	US$
Short-term bank borrowing (i)	-	458,304

Long-term bank loans
Standard Chartered Bank – term loan, due in monthly instalments, including interest and principal, bearing an effective annual interest rate of 7.8% (ii)	-	24,737
Total long-term bank loans		24,737
Total bank borrowings	-	483,041

(i)	The Company entered into a general facility with Bank of China pursuant to which the Company is granted with an aggregate credit facility up to HK$ 10M (USD$1.3M). As of September 30, 2019, the Company has drawn down the total amount of USD$ nil (December 31, 2018: USD$458,304). The term of each facility transaction under the general facility agreement is up to 3 months and interest is be charged at HIBOR (Hong Kong Interbank Offered Rate) plus 3.5% per annum.

(ii)	On February 10, 2015, the Company obtained a long-term bank loan of HK$4,000,000 (USD$512,821) from Standard Chartered Bank with a maturity date of February 10, 2019. This loan has been fully repaid in the nine months ended September 30, 2019.

18. Motor Vehicle Loans

The Company from time to time, may enter into financing agreements with auto dealers or financial institutions for its purchases of motor vehicles. The balances as of September 30, 2019 represent two motor vehicle loans in the original principle amounts of $181,096 and $297,658 respectively that the Company obtained from a financial institution on June 5, 2017 and on August 31, 2018 respectively. The two motor vehicle loans both have a term of 5 years, are due in monthly instalments and bear an effective interest rate of 3.47% per annum and 5.53% per annum respectively.

As at September 30, 2019, principal repayments for the remaining period to the contractual maturity date of the motor loans are as follows:

Face value
US$

2019	22,887
2020	94,582
2021	99,377
2022 and thereafter	80,430
Total	297,276

19. Segmented information

The Company’s segmented information for nine months ended September 30, 2019 and 2018 is as follow:

(i)	Revenue and net income

Nine month ended September 30, 2019	Fitness and health care products	Beauty device products	Other products	Consolidated
Revenue	6,619,172	18,585,053	714,841	25,919,066
Cost of goods sold	2,437,987	10,110,074	237,069	12,785,130
Subtotal	4,181,185	8,474,979	477,772	13,133,936

SG&A expenses				9,364,453
Finance costs				38,517
Other (income) expenses				(82,585)
Income before income taxes				3,813,551
Income taxes				853,569
Net income				2,959,982

Nine month ended September 30, 2018	Fitness and health care products	Beauty device products	Other products	Consolidated
Revenue	5,969,565	25,747,572	261,872	31,979,009
Cost of goods sold	2,311,550	13,271,985	167,915	15,751,450
Subtotal	3,658,015	12,475,587	93,957	16,227,559

SG&A expenses				8,543,592
Finance costs				25,038
Other (income) expenses				(30,008)
Income before income taxes				7,688,937
Income taxes				1,796,674
Net income				5,896,263

The Company’s Chief Operation Decision Maker does not evaluate the performance of its operating segments in accordance with assets and liabilities. The Company does not classify assets and liabilities on a segmented basis.

(ii)	Geographic information

Revenue for the nine month ended	Hong Kong	PRC (mainland)	Consolidated
September 30, 2019	9,831,566	16,087,500	25,919,066
September 30, 2018	8,985,856	22,993,153	31,979,009

Long-lived assets as of	Hong Kong	PRC (mainland)	Consolidated
September 30, 2019	628,793	32,866	661,659
December 31, 2018	714,585	51,021	765,606

20. Subsequent Events

The Company has evaluated the impact of events that have occurred subsequent to September 30, 2019, through the date the consolidated financial statements were available to issue, and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. Indemnification of Directors and Officers

We are a Cayman Islands company. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Our articles of association provide for indemnification of our officers and directors (but not including our auditors) for any liability incurred in their capacities as such, except where there is dishonesty or fraud on the part of such officers or directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On June 12, 2015, we effected a 1-to-100 stock split, following which each share of par value HK$1.00 in our share capital was subdivided into one hundred shares, each of par value HK$0.01. The following numbers have been adjusted to reflect the stock split.

Purchaser	Date of Issuance	Number of Ordinary Shares		Consideration in Hong Kong Dollars	Underwriting Discount and Commission
Kevin Butler	May 14, 2015	100	*	1.00	Not applicable
Faith Elite Limited	December 10, 2015	9,900		(Note)	Not applicable
	January 6, 2016	5,206		52.06	Not applicable
Global Excellent Inc Limited	January 6, 2016	1,292		3,387,500.00	Not applicable
Hang Kong Investment Consulting Limited	January 6, 2016	1,292		3,387,500.00	Not applicable
National Pride Limited	December 10, 2015	733		(Note)	Not applicable
	January 6 2016	571		5.71	Not applicable
Prime View Enterprises Limited	December 10, 2015	509		(Note)	Not applicable
	January 6, 2016	397		3.97	Not applicable

*	1 ordinary share of HK$1.00 each before the share split on June 12, 2015.

Note: the entire issued share capital of Fit Boxx HK was transferred to Fit Boxx BVI, a wholly owned subsidiary of our company which in turn issued one fully paid share to us pursuant to a sale and purchase agreement dated December 10, 2015.

We have not issued any shares since January 6, 2016; however, on November 30, 2018, we effected a further 1-to-450 stock split, following which each share of par value of HK$0.01 in our share capital was subdivided into 450 shares, each of par value of HK$1/45,000.

ITEM 8. Exhibits and Financial Statement Schedules

(a). Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
1.1	Underwriting Agreement*
3.1	Memorandum and Articles of Association*
3.2	Amended and Restated Memorandum and Articles of Association (effective upon closing of the offering)*
4.1	Registrant’s Specimen Certificate for Ordinary Shares*
4.2	Form of Underwriter’s Warrant*
5.1	Opinion of Conyers Dill & Pearman as to the legality of the shares*
5.2	Opinion of Loeb & Loeb LLP as to the legality of the underwriter’s warrants
10.1	English translation of the agreement between Fit Boxx HK and USAEXPRESS CO., LTD*
10.2	English translation of the agreement among Fit Boxx HK, Shenzhen Hanfei Cosmetics Co., Ltd. and Adam Chen*
10.3	English translation of the agreement between Fit Boxx HK and APOLLO IPL INC. dated March 1, 2018*
10.4	English translation of the agreement among Fit Boxx Shenzhen, Zhejiang Tmall Technology Co., Ltd. and Zhejiang Tmall Network Co., Ltd. (Silkn)*
10.5	English translation of the agreement among Fit Boxx Shenzhen, Zhejiang Tmall Technology Co., Ltd. and Zhejiang Tmall Network Co., Ltd. (Hoii)*
10.6	Distribution agreement between Fit Boxx HK and Home Skinovations Ltd.*
10.7	Tenancy agreement of warehouse in Hong Kong*
10.8	English translation of tenancy agreement of warehouse in the PRC*
10.9	Tenancy agreement of headquarters in Hong Kong*
10.10	English translation of tenancy agreement of office in the PRC*
10.11	Form of Lock-Up Agreement*
21.1	List of subsidiaries of the Registrant*
23.1	Consent of ZH CPA, LLC
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)*
23.3	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
23.4	Consent of iResearch*
23.5	Consent of Poi Lam William Yuen*
23.6	Consent of William Mirecki*
23.7	Consent of Catherine Lee*

*	Previously filed

ITEM 9.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(6) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hong Kong, SAR, on December 11, 2019.

FIT BOXX HOLDINGS LIMITED

/s/ Yiu Kwong Chan
Yiu Kwong Chan
Chief Executive Officer
(principal executive officer)

/s/ Kit Yu Lee
Kit Yu Lee
Chief Financial Officer
(principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Yiu Kwong Chan	Chief Executive Officer and Chairman
Yiu Kwong Chan	(Principal executive officer)

/s/ Kit Yu Lee	Chief Financial Officer
Kit Yu Lee	(Principal financial officer and principal accounting officer)

/s/ Kin Wai Ho	Director
Kin Wai Ho

INDEX TO EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
1.1	Underwriting Agreement*
3.1	Memorandum and Articles of Association*
3.2	Amended and Restated Memorandum and Articles of Association (effective upon closing of the offering)*
4.1	Registrant’s Specimen Certificate for Ordinary Shares*
4.2	Form of Underwriter’s Warrant*
5.1	Opinion of Conyers Dill & Pearman as to the legality of the shares*
5.2	Opinion of Loeb & Loeb LLP as to the legality of the underwriter’s warrants
10.1	English translation of the agreement between Fit Boxx HK and USAEXPRESS CO., LTD*
10.2	English translation of the agreement among Fit Boxx HK, Shenzhen Hanfei Cosmetics Co., Ltd. and Adam Chen*
10.3	English translation of the agreement between Fit Boxx HK and APOLLO IPL INC. dated March 1, 2018*
10.4	English translation of the agreement among Fit Boxx Shenzhen, Zhejiang Tmall Technology Co., Ltd. and Zhejiang Tmall Network Co., Ltd. (Silkn)*
10.5	English translation of the agreement among Fit Boxx Shenzhen, Zhejiang Tmall Technology Co., Ltd. and Zhejiang Tmall Network Co., Ltd. (Hoii)*
10.6	Distribution agreement between Fit Boxx HK and Home Skinovations Ltd.*
10.7	Tenancy agreement of warehouse in Hong Kong*
10.8	English translation of tenancy agreement of warehouse in the PRC*
10.9	Tenancy agreement of headquarters in Hong Kong*
10.10	English translation of tenancy agreement of office in the PRC*
10.11	Form of Lock-Up Agreement*
21.1	List of subsidiaries of the Registrant*
23.1	Consent of ZH CPA, LLC
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)*
23.3	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
23.4	Consent of iResearch*
23.5	Consent of Poi Lam William Yuen*
23.6	Consent of William Mirecki*
23.7	Consent of Catherine Lee*

*	Previously filed